UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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AVERY DENNISON CORPORATION
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Notice of 2015 Annual Meeting of Stockholders

To Our Stockholders:

        You are cordially invited to attend our 2015 Annual Meeting of Stockholders to be held at the Hilton Hotel, 100 West Glenoaks Boulevard, Glendale, California 91202 on Thursday, April 23, 2015, at 1:30 p.m. Pacific Time. At the meeting, stockholders will vote on the following items of business:

  1.
  Election of the nine directors nominated by our Board to serve a one-year term;

  2.
  Approval, on an advisory basis, of our executive compensation;

  3.
  Approval of our Amended and Restated Bylaws to, among other things, designate the Delaware Court of Chancery as the exclusive forum for adjudicating certain stockholder disputes;

  4.
  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year; and

  5.
  Transaction of any other business properly brought before the meeting or any adjournment or postponement thereof.

         Our Board recommends that stockholders vote FOR each of the director nominees nominated by our Board, and FOR Items 2, 3 and 4. After considering these items of business at the meeting, Dean Scarborough, our Chairman and Chief Executive Officer, will review our 2014 performance and answer your questions.

        Stockholders of record as of February 23, 2015 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

        We will be mailing our Notice of Internet Availability of Proxy Materials, which includes instructions on how to access these materials on the Internet, on or before March 13, 2015. Stockholders who previously elected to receive a paper copy of our proxy materials will be mailed our 2015 proxy statement, annual report, Chairman's letter to stockholders and a proxy card on approximately March 16, 2015.

         Even if you cannot attend the Annual Meeting, it is important that your shares be represented and voted. You may vote as follows:

        On behalf of the Board of Directors, management and employees of Avery Dennison, thank you for your continued support.

By Order of the Board of Directors
Susan C. Miller Corporate Secretary
March 2, 2015

Our Values

At Avery Dennison, we have an ethical, values-driven culture where bold ideas turn into action. The following core values guide our decisions and support our vision to make brands more inspiring and the world more intelligent. We strive to live these values each and every day because, as a company, they represent who we are.

Integrity	Service	Teamwork

We act honestly, ethically and honorably.	We satisfy our customers every time.	We build relationships based on trust, respect and caring.

Innovation	Excellence	Community

We foster creativity and the development of new ideas, products and processes.	We strive to be the best in everything we do.	We act responsibly as members of the communities in which we operate.

PROXY STATEMENT FOR
2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY SUMMARY

        This section contains summary information described in greater detail in other parts of this proxy statement and does not contain all the information you should consider before voting. Stockholders are urged to read the entire proxy statement before voting.

ANNUAL MEETING INFORMATION

TIME AND DATE	1:30 p.m. Pacific Time on Thursday, April 23, 2015
PLACE	Hilton Hotel, 100 West Glenoaks Boulevard, Glendale, California 91202
RECORD DATE	Stockholders as of the close of business on February 23, 2015 are entitled to vote at the meeting
ATTENDING THE MEETING	Please follow the instructions described under "Annual Meeting Procedures" in the Meeting and Voting Information section of this proxy statement

ITEMS BEING VOTED ON AT ANNUAL MEETING

        Stockholders are being asked to vote on the following items of business at the Annual Meeting. As shown below, our Board of Directors (our "Board") recommends that stockholders vote for all nine director nominees nominated by our Board and in favor of the three other items being brought for stockholder vote.

ITEM		BOARD RECOMMENDATION	VOTE REQUIRED	DISCRETIONARY BROKER VOTING

1.	Election of directors	FOR each nominee	Majority of votes cast	No
2.	Advisory vote to approve executive compensation	FOR	Majority of shares represented and entitled to vote	No
3.	Approval of Amended and Restated Bylaws to, among other things, designate the Delaware Court of Chancery as the exclusive forum for adjudicating certain stockholder disputes	FOR	Majority of shares represented and entitled to vote	No
4.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2015	FOR	Majority of shares represented and entitled to vote	Yes

2014 PERFORMANCE HIGHLIGHTS

        Fiscal year 2014 was another year of solid progress for our company. On net sales of approximately $6.3 billion, we delivered 3% organic sales growth and 16% growth in adjusted earnings per share (EPS). While we delivered solid annual free cash flow of over $300 million during 2012 and 2013, 2014 free cash flow came in below our expectations, due primarily to the impact of currency fluctuations and actions we took to reduce the volatility associated with year-end changes to our levels of working capital.

Avery Dennison Corporation | 2015 Proxy Statement | 1

        Organic sales growth, adjusted EPS and free cash flow are defined in the Compensation Discussion and Analysis section of this proxy statement. These financial measures, which are not in accordance with generally accepted accounting principles in the United States of America (GAAP), are reconciled to GAAP in Appendix A to this proxy statement.

        Progress Toward Long-Term Financial Targets.    In May 2012, we communicated to our stockholders the long-term financial targets we planned to realize through the end of 2015. As shown below, we delivered strong financial performance during the first three years of this four-year period, meeting or exceeding our organic sales growth and adjusted EPS growth targets. Although our free cash flow fell short of our annual target in 2014 and negatively impacted our three-year average for this measure, as of February 2, 2015, we expected substantially to deliver on our commitments to investors by the end of 2015.

	2012-2015 TARGET	2012-2014 RESULTS
Organic Sales Growth	3% - 5%	3.9%
Adjusted EPS Growth	15%-20% +	24.8%
Annual Free Cash Flow	$300 mil.+	Avg. ~$279 mil.
DELIVERING AGAINST LONG-TERM FINANCIAL TARGETS

        Capital Discipline.    We are committed to maintaining capital discipline, as demonstrated through our significant return of cash to stockholders. We have paid quarterly dividends for decades and increased our annual dividends nearly 68% since 2010. We also have been disciplined in executing our share repurchase program, more than offsetting the dilutive effect of the stock-based incentive compensation we granted in recent years. In December 2014, we announced an authorization from our Board to repurchase an additional $500 million of our common stock. As shown below, over the last three years, we have delivered on our commitment to increase the amount of cash returned to our stockholders.

        Strong Total Stockholder Return.    As shown below, our total stockholder return (TSR) for the 2012-2014 three-year period outperformed the S&P 500® and the median of the S&P 500 Industrials subset of which we are a member. TSR measures the return that we have provided our stockholders, including stock price appreciation and dividends paid (assuming reinvestment thereof).

TOTAL STOCKHOLDER RETURN

	2012	2013	2014	3-Year TSR

AVY	26.2%	47.5%	6.2%	97.7%

S&P 500	16.0%	32.4%	13.7%	74.6%

S&P Industrials (median)	17.3%	38.0%	11.3%	80.8%
Avery Dennison Corporation | 2015 Proxy Statement | 2

CORPORATE GOVERNANCE HIGHLIGHTS

        Our corporate governance policies and practices reflect our values, and allow our Board to effectively oversee our company in the interest of creating long-term value. The key elements of our program and the related benefits to our stockholders are set forth below.

OUR POLICY OR PRACTICE	DESCRIPTION AND BENEFIT TO OUR STOCKHOLDERS

STOCKHOLDER RIGHTS

Annual Election of Directors	Our directors are elected annually, reinforcing their accountability to our stockholders.
Single Class of Outstanding Voting Stock	We have no class of preferred stock outstanding, meaning our common stockholders together control our company, with equal voting rights.
Majority Voting for Director Elections	We have a majority vote standard for uncontested director elections, which increases Board accountability to our stockholders.
Mandatory Director Resignation Policy	Incumbent directors who are not elected by the majority of our stockholders must tender their resignation.
No Supermajority Voting Requirements	We eliminated the supermajority provisions in our charter and bylaws. Stockholders may amend these documents or approve mergers and similar transactions by simple majority vote.
No Poison Pill	We do not have a stockholder rights plan (commonly referred to as a "poison pill").

BOARD STRUCTURE

Governance Guidelines	Our Corporate Governance Guidelines provide stockholders with information regarding the best practice principles of our corporate governance program and Board framework.
90% Independent	All of our current directors, except our Chairman/CEO, are independent, ensuring that our directors oversee our company without undue influence from management.
Robust Lead Independent Director Role	Our Lead Independent Director is selected annually by our independent directors to perform clearly delineated duties, such as presiding at executive sessions and approving Board agendas.
Committee Governance	Our Board Committees have written charters and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board.
Mandatory Retirement Policy	We have adopted a mandatory director retirement age of 72, which helps ensure regular refreshment of our Board.
Director Tenure	Our Board's Governance and Social Responsibility Committee annually reviews our Board composition, which helps ensure we have the right balance between continuity and fresh perspectives. We have added three new directors in the past five years who remain on our Board today.
Annual Performance Evaluations	Our Board's Governance and Social Responsibility Committee oversees an annual performance evaluation of our Board and its Committees and leadership to ensure they continue to serve the best interests of stockholders.
Access to Management and Experts	Our Board and Committes have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our company and experts to help them fulfill their oversight responsiblities on behalf of our stockholders.
Succession Planning	Our Board's Compensation and Executive Personnel Committee and/or our full Board reviews potential CEO and other senior executive successors at least annually to develop our future leaders and ensure we can sustain business continuity if any of these key employees were to leave our company.

EXECUTIVE COMPENSATION

Stringent Stock Ownership Guidelines	All of our directors and executive officers meet our stringent stock ownership guidelines, helping ensure the alignment of their interests with those of our stockholders.
Annual Say-on-Pay Vote	Stockholders have the opportunity annually to cast an advisory vote on our executive compensation.
Best Practices	Our executive compensation program reflects a number of best practices, which are summarized on the last page of this proxy summary and in the executive summary of the Compensation Discussion and Analysis section of our proxy statement.
Avery Dennison Corporation | 2015 Proxy Statement | 3

2015 DIRECTOR NOMINEES

        Since 2011, our Board has overseen a significant transformation of our company, including the execution of our business strategies to deliver strong three- and five-year TSR of 98% and 68%, respectively; the divestiture of two of our businesses in 2013 to focus primarily on our industry-leading Pressure-sensitive Materials and Retail Branding and Information Solutions segments; a restructuring program that delivered over $100 million in annualized savings by mid-2013 and substantially improved our productivity; and the implementation of our Board's succession planning with the recent appointment of Mitchell Butier as our President and Chief Operating Officer. Our Board members have demonstrated commitment to diligently and effectively executing their fiduciary duties on behalf of our stockholders, and we recommend that each of the following currently serving directors be re-elected at the Annual Meeting.

NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDEPENDENT	AC	CC	GC
Bradley A. Alford	58	2010	Retired Chairman & CEO, Nestlé USA	Yes		M	M
Anthony K. Anderson	59	2012	Retired Vice Chair & Managing Partner, Ernst & Young LLP	Yes	M
Peter K. Barker	66	2003	Retired Chairman of California, JPMorgan Chase & Co.	Yes	C
Ken C. Hicks	62	2007	Executive Chairman, Foot Locker, Inc.	Yes	M		M
David E. I. Pyott (LID)	61	1999	Chairman & CEO, Allergan, Inc.	Yes		C	M
Dean A. Scarborough	59	2000	Chairman & CEO, Avery Dennison Corporation	No
Patrick T. Siewert	59	2005	Managing Director and Partner, The Carlyle Group	Yes	M
Julia A. Stewart	59	2003	Chairman & CEO, DineEquity, Inc.	Yes		M	C
Martha N. Sullivan	58	2013	President & CEO, Sensata Technologies Holding N.V.	Yes		M

AC = Audit & Finance Committee    CC = Compensation & Executive Personnel Committee    GC = Governance & Social Responsibility Committee
M = Member    C = Chairman    LID = Lead Independent Director

        Director Rolf L. Börjesson, Retired Chairman of Rexam PLC and member of our Board since 2005, is not being nominated for re-election since he has reached the age of 72 and will be retiring on the date of the Annual Meeting as required by our mandatory director retirement policy. Mr. Börjesson is an independent director and member of the Governance and Social Responsibility Committee.

EXECUTIVE COMPENSATION HIGHLIGHTS

        Our Board's Compensation and Executive Personnel Committee designs our executive compensation program to motivate our executives to execute our business strategies and deliver long-term stockholder value. The program delivers pay for performance, with compensation dependent on our achieving annual and long-term financial and business performance objectives that advance the interests of our stockholders.

        We value our stockholders' opinions about our governance and compensation practices, and we actively solicit input through our stockholder engagement program. In advance of the 2014 Annual Meeting, we engaged in telephonic discussions with stockholders representing approximately 20% of our then-outstanding shares. We also met in person with four of our largest stockholders and the two leading proxy advisory firms in the fall of 2014.

        Total target direct compensation to our executives is comprised of the following three components:

  •
  Base salary;

  •
  Performance-based cash incentive under our Annual Incentive Plan (AIP award); and

  •
  Long-term performance-based incentives delivered in equity, consisting 50% of performance units (PUs) and 50% of market-leveraged stock units (MSUs).

        We target our Named Executive Officers' (NEOs') total direct compensation at the market median, and for 2014, each of our NEOs' target total direct compensation fell at or around the median of the market data utilized by the Compensation and Executive Personnel Committee. The majority of this compensation is at risk, meaning that if we fail to deliver on our financial objectives and create stockholder value, our executives may ultimately not realize some or all of these performance-based components of compensation. In 2014, 85% and 71% of our Chief Executive Officer's (CEO's) and average of other current NEOs' target direct compensation, respectively, was performance-based.

Avery Dennison Corporation | 2015 Proxy Statement | 4

        Over the past five years, there has been strong alignment between our CEO's pay and our TSR, as shown in the graph below. The substantial year-over-year increase in our CEO's compensation in 2014 was primarily due to a $4.6 million increase in the value of his accumulated pension benefit, which was driven by the one-time impact of using the recently released mortality assumptions and the impact of calculating benefits using the current discount rate. Notably, the value of his AIP award decreased by approximately 53% compared to 2013, with the other components of his compensation substantially similar to the prior year. See the Summary Compensation Table in this proxy statement for more information.

History of Strong CEO Pay and TSR Alignment

        As summarized on the following page and described in further detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is aligned with our goals and strategies and reflects best practices.

Avery Dennison Corporation | 2015 Proxy Statement | 5

What We Do

  ✓
  Pay for performance — 85% of our CEO's target total direct compensation is tied to company performance
  ✓
  Emphasize long-term performance — 66% of our CEO's target total direct compensation is equity-based and tied to creating stockholder value
  ✓
  Use double-trigger change of control vesting provisions — Vesting of equity following a change of control requires termination of employment within 24 months
  ✓
  Manage share usage conservatively — We reduced our burn rate by over 75% since the end of fiscal year 2012
  ✓
  Maintain rigorous stock ownership guidelines — 5x base salary for our CEO and 3-4x base salary for our other NEOs
  ✓
  Review tally sheets — Compensation and Executive Personnel Committee performs a detailed review of executive compensation components, including potential severance and change of control payments
  ✓
  Maintain clawback policy
  ✓
  Use an independent compensation consultant retained directly by the Compensation and Executive Personnel Committee, in its sole discretion
  ✓
  Regularly assess potential risks relating to our compensation policies and practices

What We Don't Do

  ✗
  Have employment agreements with our NEOs
  ✗
  Gross up change of control severance benefits for excise taxes
  ✗
  Provide above-market interest rates in our only deferred compensation plan currently open for deferrals
  ✗
  Provide gross-ups to cover tax liabilities associated with executive perquisites
  ✗
  Permit directors or officers to hedge or pledge company stock
  ✗
  Grant stock options with an exercise price less than the fair market value on the date of grant
  ✗
  Re-price or exchange stock options without stockholder approval

RATIFICATION OF APPOINTMENT OF PWC

        Our Board's Audit and Finance Committee has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the 2015 fiscal year, and our Board is seeking stockholder ratification of the appointment. PwC is knowledgeable about our operations and accounting practices, and is well qualified to act as our independent registered public accounting firm. The Audit and Finance Committee considered the qualifications, performance, and independence of PwC, the quality of its discussions with PwC, and the fees charged by PwC for the level and quality of services provided during 2014, and has determined that the reappointment of PwC is in the best interest of our company and its stockholders.

APPROVAL OF AMENDED AND RESTATED BYLAWS

        We are proposing Amended and Restated Bylaws to, among other things, add a new section designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder disputes. Based on the recommendation of its Governance and Social Responsibility Committee, our Board has determined that the exclusive forum provision would be in the best interest of our company and stockholders because, among other things, it would avoid subjecting our company to lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, which is our state of incorporation.

Avery Dennison Corporation | 2015 Proxy Statement | 6

CORPORATE GOVERNANCE AND ETHICS

CORPORATE GOVERNANCE

        Under the oversight of our Board of Directors (our "Board"), we have designed our corporate governance program to ensure continued compliance with applicable laws and regulations, the rules of the Securities and Exchange Commission (SEC) and the listing standards of the New York Stock Exchange (NYSE), and to reflect best practices as informed by the policies of other public companies, recommendations of our outside advisors, the voting guidelines of our stockholders and the policies of proxy advisory firms. The key features of our program and the related benefits to our stockholders are described in the Corporate Governance Highlights table of our Proxy Summary.

        We encourage stockholders to visit the Corporate Governance section of our website, which includes the following corporate governance documents:

  •
  Code of Ethics for the Chief Executive Officer and Senior Financial Officers;

  •
  Code of Conduct;

  •
  Audit Committee Complaint Procedures for Accounting and Auditing Matters;

  •
  Corporate Governance Guidelines (our "Governance Guidelines"); and

  •
  Charters for our Board's Audit and Finance Committee (the "Audit Committee"), Compensation and Executive Personnel Committee (the "Compensation Committee"), and Governance and Social Responsibility Committee (the "Governance Committee").

        Our website also includes copies of our Amended and Restated Certificate of Incorporation (our "Certificate of Incorporation") and our Amended and Restated Bylaws ("Bylaws"). You can access these documents by going to our website at www.averydennison.com/content/corporate/na/en/home/our-company/corporate-governance.html, but should note that information on our website is not and should not be considered part of, nor is it incorporated by reference into, this proxy statement. You can also receive copies of these documents, without charge, by written request mailed to our Corporate Secretary at Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

ETHICS

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

        We have adopted a Code of Ethics that requires our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Controller/Chief Accounting Officer to act professionally and ethically in fulfilling their responsibilities. These individuals are expected to avoid actual or apparent conflicts between their personal and professional relationships and disclose any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest to the Governance Committee. In addition, they are expected to ensure that the reports and documents we file with the SEC contain full, fair, accurate and understandable information; respect the confidentiality of information acquired in the course of the performance of their responsibilities; employ corporate assets and resources in a responsible manner; and report violations of our Code of Ethics to the Chair of either the Audit Committee or the Governance Committee. Supporting the principles of our Code of Ethics, our controllership and internal audit functions ensure a robust internal control environment, and regularly report to the Audit Committee.

        Our Code of Ethics is available on our website at www.averydennison.com/content/dam/averydennison/corporate/global/English/Documents/Our%20Company/CSHT-Corporate-Governance-Code-Of-Ethic-CEO.pdf. Only the Audit Committee or Governance Committee can amend or waive the provisions of the Code of Ethics, and any amendments or waivers must be posted promptly on our website and timely filed with the SEC on a Current Report on Form 8-K. Since we adopted our Code of Ethics in February 2004, no amendments have been made and no waivers have been granted.

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CODE OF CONDUCT

        Our Code of Conduct — which is built on our core values of Integrity, Service, Teamwork, Innovation, Excellence and Community — applies to all of our directors, officers and employees and is available on our website at www.averydennison.com/content/dam/averydennison/corporate/global/ English/Documents/Our%20Company/ CSHT-Code%20of%20Conduct-052113.pdf. Our Code of Conduct has been translated into 30 languages and our employees are trained on it and affirm their commitment to comply with it when they first join our company and periodically thereafter. The core ethical matters discussed in our Code of Conduct, and the related guidance we provide to our team members throughout the world, are summarized below. Our global supplier standards extend our commitment to many of these principles to our third party service providers, establishing our expectations that they also do business in an ethical manner.

OUR CODE OF CONDUCT
ETHICAL MATTER	OUR BELIEF
Equal Employment Opportunity	We prohibit unlawful discrimination and make employment decisions based on individual qualifications, skills and other factors relevant to the job.
Harassment-Free Workplace	We do not tolerate verbal or physical harassment, bullying or any behavior that creates an intimidating, offensive, abusive or hostile work environment.
Safe and Drug-Free Work Environment	We place a priority on health and safety; we believe that behavior that threatens safety or damages property is unacceptable.
Accurate Business and Financial Records	We reflect business and financial transactions fully, fairly and accurately.
Compliance with Laws and Internal Controls	We know that falsification of business documents, financial accounts, reports and claim forms is not acceptable.
Protection of Company Assets and Intellectual Property	We use company resources for business purposes and share confidential and proprietary information only when and to the extent necessary.
Records Retention and Insider Trading	We maintain records as required by law and our retention policies, and we comply with securities laws regarding the disclosure of material, non-public information.
Respecting Privacy and Protecting Personal Data	We do not share employee or customer information absent legitimate business reasons and with procedural safeguards.
Avoidance of Conflicts of Interest	We put the company's interest ahead of personal interests when acting or making decisions on behalf of our company.
Appropriate Gifts, Meals and Entertainment	We avoid exchanges that may influence or appear to influence business transactions.
Corporate Opportunities	We do not misappropriate corporate opportunities.
Supplier Standards	We do not tolerate the use of child labor or forced labor by our business partners and our global supplier standards require them to provide their employees with a safe and healthy workplace and to comply with environmental, health and safety laws.
Honest Sales and Marketing	We do not engage in misleading or deceptive practices, or make false statements about our competitors or their products.
Fair Dealing and Antitrust Compliance	We do not give or take payments or other consideration to influence the awarding of a contract or business transaction and we comply with all applicable antitrust laws to promote fair competition.
Trade Compliance	We abide by trade controls that apply to our businesses in the countries in which we operate.
Anti-Corruption and Anti-Bribery	We do not allow bribes, kickbacks or any other form of personal payoff tied to our business engagements or with government officials in order to influence a decision or official act.
Governmental Cooperation	We provide truthful, complete and accurate responses to government inquiries and investigations.
Sustainability and Environmental Consideration	We strive to mitigate our environmental impact by improving our energy efficiency, reducing the greenhouse gas emissions and waste we generate, producing more sustainable products and conserving natural resources.
Community and Social Responsibility	We meet or exceed local labor standards and strive to be a positive force in the communities in which we operate by contributing time and financial or business resources to community service.
Avery Dennison Corporation | 2015 Proxy Statement | 8

        Our Business Conduct GuideLine is a hotline available at all hours for employees or third parties to report potential violations of our Code of Conduct, anonymously if they so choose, by (i) calling 888.567.4387 toll-free in the United States or 704.731.0166 collect from outside the United States, or (ii) visiting www.integrity-helpline.com/AveryDennison.jsp (www.financial-integrity.com/AveryDennison.jsp in Europe). The hotline is operated by an independent third party and accepts reports in any language to accommodate the needs of our global workforce and customer/supplier base. All reports are investigated under the direction of our Chief Compliance Officer, in consultation with the law department and senior management and with oversight from the Governance Committee. Our policies prohibit retaliation for good-faith reporting.

COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

        The Audit Committee is responsible for ensuring that complaints related to accounting, accounting standards, internal accounting controls and audit practices are handled appropriately and has adopted procedures for the confidential, anonymous submission of complaints regarding these matters. These procedures relate to complaints for fraud or deliberate error in the preparation, evaluation, review or audit of our financial statements or other financial reports; fraud or deliberate error in the recording or maintenance of our financial records; deficiencies in or noncompliance with our internal accounting controls; misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in our financial records, statements, or other reports; or deviation from full and fair reporting of our financial condition. Any person, including third parties, may submit a good faith complaint regarding accounting and auditing matters; employees may do so without fear of dismissal or other retaliation. The Audit Committee oversees these procedures, which are available on our website at www.averydennison.com/content/dam/averydennison/corporate/global/English/Documents/Our%20Company/CSHT-Corporate-Governance-Audit-Procedures.pdf. Investigations are conducted under the direction of our internal audit department in consultation with the law department and members of senior management to the extent appropriate under the circumstances.

        Stockholders and other interested parties interested in communicating regarding these matters may make an anonymous, confidential report by (i) calling 888.567.4387 toll-free in the United States or at 704.731.0166 collect from outside the United States, (ii) visiting www.integrity-helpline.com/AveryDennison.jsp (www.financial-integrity.com/AveryDennison.jsp in Europe), or (iii) writing to the Audit and Finance Committee Chair, c/o Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

Avery Dennison Corporation | 2015 Proxy Statement | 9

OUR BOARD OF DIRECTORS

OVERVIEW

        Our Board of Directors is responsible for overseeing, counseling and directing management in serving the long-term interests of our company and stockholders, with the goal of building long-term stockholder value and ensuring the vitality of our company for our customers, employees and other stakeholders. In this capacity, the Board's primary responsibilities include establishing an effective corporate governance program, with a Board and Committee structure that ensures independent oversight; overseeing our business, strategies and risks; maintaining the integrity of our financial statements; evaluating the performance of our senior executives and determining their compensation; undertaking succession planning for our CEO and other senior executives; and reviewing our annual operating plan and significant strategic and operational objectives and actions.

BOARD COMPOSITION

        Our Bylaws currently provide that our Board consist of between eight and 13 directors, with the exact number fixed from time to time by Board resolution. If Item 3 is approved by our stockholders, this provision will require that our Board consist of between eight and 12 directors, consistent with our Governance Guidelines. Our Board currently has fixed the number of directors at 10, nine of whom are nominated for election at the Annual Meeting and one of whom is scheduled to retire on the date of the Annual Meeting. Our Board currently intends to reduce the size of the Board from 10 to nine upon Mr. Börjesson's retirement.

NAME	DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDEPENDENT	AC	CC	GC

Bradley A. Alford	2010	Retired Chairman & CEO, Nestlé USA	Yes		M	M
Anthony K. Anderson	2012	Retired Vice Chair & Managing Partner, Ernst & Young LLP	Yes	M
Peter K. Barker	2003	Retired Chairman of California, JPMorgan Chase & Co.	Yes	C
Rolf L. Börjesson	2005	Retired Chairman of Rexam PLC	Yes			M
Ken C. Hicks	2007	Executive Chairman, Foot Locker, Inc.	Yes	M		M
David E. I. Pyott (LID)	1999	Chairman & CEO, Allergan, Inc.	Yes		C	M
Dean A. Scarborough	2000	Chairman & CEO, Avery Dennison Corporation	No
Patrick T. Siewert	2005	Managing Director and Partner, The Carlyle Group	Yes	M
Julia A. Stewart	2003	Chairman & CEO, DineEquity, Inc.	Yes		M	C
Martha N. Sullivan	2013	President & CEO, Sensata Technologies Holding N.V.	Yes		M

AC = Audit & Finance Committee    CC = Compensation & Executive Personnel Committee    GC = Governance & Social Responsibility Committee
M = Member    C = Chair    LID = Lead Independent Director

        Excluding Mr. Börjesson, the age of our directors ranges from 58 to 66, with an average age of 60. Their length of service ranges from two to 15 years, with an average tenure on our Board of approximately nine years. None of our directors serves on more than two other boards of SEC-reporting companies, except for Mr. Anderson, who is retired and serves on three other such boards.

BOARD MEETINGS AND ATTENDANCE

        Our Board met five times and acted once by unanimous written consent during 2014. There were 17 meetings and one action by written consent of the Committees of our Board during the year. Each of our directors attended at least 92% of the aggregate number of meetings of our Board and Committees of which he or she was a member held during 2014; the average attendance of all directors was 98%. Directors are strongly encouraged to attend our annual stockholder meetings and all of them attended the 2014 Annual Meeting.

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CORPORATE GOVERNANCE GUIDELINES

        Our Governance Guidelines, which were last updated in December 2013, provide the corporate governance framework for our company and reflect the beliefs of our Board with respect to the matters described below.

MATTER	DESCRIPTION

Board Composition	Reasonable Size. Our Board should consist of between eight and 12 directors.
No Over-Boarded Directors. Our directors should sit on five or fewer other public company boards.
Mandatory Retirement. Directors should retire on the date of our annual stockholder meeting occurring after they reach age 72, with no established term limits on service.
Director Independence	Majority Independent. A majority of our directors should satisfy NYSE independence standards. Regular Executive Sessions. Our independent directors should regularly meet in executive session.
Board Leadership Structure
Frequent Review. Our Governance Committee should periodically consider the appropriateness of our Board leadership structure, with the independent directors on our Board retaining the authority to separate or combine the positions of Chairman and CEO.
Robust Lead Independent Director Role. Since our CEO is also Chairman, our independent directors should annually select one of themselves to serve as Lead Independent Director.
Board Committees
Independence. Board Committees should be comprised only of independent directors.
Governance. Board Committees should act under charters setting forth their purposes and responsibilities.
Attendance. Directors should attend all meetings of our Board and its Committees on which they serve, and are strongly encouraged to attend all annual stockholder meetings.
Board Duties
Management and Expert Access. Directors should exercise their reasonable business judgment and are entitled to rely on our senior executives, to whom they have full and free access, and any independent legal, financial or other advisors they deem necessary or appropriate, which they may engage at our expense.

Strategic and Risk Oversight. Our Board should regularly review our long-term strategic plans, including the major risks facing our company.
Succession Planning. Our Board should periodically conduct succession planning through the Compensation Committee.
Continuous Board Improvement
New Director Orientation. All new directors should participate in an orientation program after joining our Board to familiarize themselves with our company.
Continuing Education. Directors should continue their education through meetings with management, visits to our facilities and attendance at accredited director education programs and institutes.
Annual Performance Evaluations. The Governance Committee should oversee an annual evaluation process to ensure our Board, Committees, Chairman and Lead Independent Director are functioning effectively.
Director Qualifications
Diverse and Relevant Experience. The Governance Committee should review the skills and characteristics of Board members, as well as the composition of the Board as a whole, and recommend director nominees.

DIRECTOR INDEPENDENCE

        Our Governance Guidelines require that our Board be comprised of a majority of directors who satisfy the criteria for independence under NYSE listing standards. These standards also require that our audit, compensation and nominating committees be comprised entirely of independent directors. An independent director is one who meets the independence requirements of the NYSE and who our Board affirmatively determines has no material relationship with our company, directly or indirectly as a partner, stockholder or officer of an entity with which we have a relationship.

        Each year, our directors complete a questionnaire designed to solicit disclosures that may have a bearing on the annual independence determination, including all relevant relationships they have with our company, directly or indirectly through our company's sale or purchase of products or services to or from the companies or firms with which they are affiliated. The Governance Committee reviews with our Senior Vice President, General Counsel and Corporate Secretary any relevant disclosures made in the questionnaires, as well as any transactions our company has with director-affiliated entities. In February 2015, the Governance Committee noted the following director relationships:

  •
  Mr. Hicks.  Our Retail Branding and Information Solutions segment sells products to Foot Locker, Inc., for which Mr. Hicks currently serves as executive chairman. The payments we received from Foot Locker were on competitive terms, in the
Avery Dennison Corporation | 2015 Proxy Statement | 11

    ordinary course of business, and under $1 million in each of the last three fiscal years, which is below the threshold set forth in the NYSE's independence standards. Mr. Hicks is expected to retire from Foot Locker in May 2015.

  •
  Mr. Scarborough.  Mr. Scarborough serves as our Chairman and Chief Executive Officer.

        After review and discussion of the relevant facts and circumstances, including the amounts involved and the director's interest therein, the Governance Committee concluded that only Mr. Scarborough had a relationship that was disqualifying under NYSE listing standards, otherwise material or impairing of director independence. As a result, upon recommendation of the Governance Committee, our Board affirmatively determined all directors other than Mr. Scarborough, or 90% of our current 10-member Board, to be independent. After Mr. Börjesson retires in April 2015, assuming all of the individuals nominated for election are elected at the Annual Meeting, eight directors of our nine-member Board, or 89%, will be independent.

BOARD LEADERSHIP STRUCTURE

        We currently have a combined Chairman/CEO role and a Lead Independent Director. We believe that the combined Chairman/CEO role is appropriate because it allows for one individual to lead our company with a cohesive vision, the ability to execute that vision, and the understanding of the significant enterprise risks that need to be mitigated or overcome to achieve that vision. Combined leadership at the top provides the necessary flexibility for us to address the rapidly changing needs of our businesses in today's globally interdependent economic environment. Mr. Scarborough currently serves in this capacity and does so at the pleasure of our independent directors because he does not have an employment agreement, is elected as Chairman annually (without the ability to vote on such election), and his chairmanship could be immediately terminated by our Board with the election of a successor.

        Balancing our combined Chairman/CEO is our Lead Independent Director, who has critical duties in the boardroom to ensure effective and independent oversight of Board decision-making. Mr. Pyott currently serves as our Lead Independent Director. Our Governance Guidelines describe these duties, which delineate clear responsibilities to ensure independent stewardship of our Board, as summarized below.

Lead Independent Director	• Presides over executive sessions and meetings of our Board at which the Chairman is not present

Current Selectee: David E. I. Pyott Executive Sessions Led in 2014: 4/5 Lead Independent Director is selected annually by vote of independent directors only.

•

Serves as liaison between the Chairman and our independent directors

•

Approves meeting agendas and schedules and other information sent to our Board to ensure that appropriate items are discussed and there is sufficient time for discussion of all items

•

Calls meetings of our independent directors when necessary or appropriate

•

If requested by major stockholders, consults and directly communicates with our stockholders

        Supplementing the Lead Independent Director are our Committee Chairs and members, all of whom are independent. With the Compensation Committee conducting a rigorous annual evaluation of the CEO's performance that is discussed by all independent directors during executive sessions and the Governance Committee overseeing an annual performance evaluation of our Chairman and Lead Independent Director, we believe our Board leadership structure provides independent oversight of our company.

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        Our Board annually assesses the appropriateness of its leadership structure through the Governance Committee. The Governance Committee performed this evaluation in February 2015, recommending to our Board that Mr. Scarborough continue serving as Chairman, noting that (i) his leadership generated strong financial performance over the past three years, (ii) his service as an independent director on the board and compensation, executive and finance committees of Mattel, Inc. has provided him with valuable insights into board processes and decision-making, and (iii) he received positive feedback on his performance from our independent directors during the 2014 Board evaluation process. The Governance Committee also recommended (with Mr. Pyott abstaining) that Mr. Pyott remain as Lead Independent Director, noting his strong independent leadership of our Board and that his chairmanship of the Compensation Committee and membership on the Governance Committee facilitate independent focus on executive compensation and corporate governance matters.

        Our independent directors determined to continue Mr. Scarborough's service as Chairman in February 2015 based on their belief that the combined leadership structure continues to optimize our ability to execute our strategic priorities, with his election expected to occur in April 2015 in connection with his anticipated re-election as our CEO at that time. In February 2015, Mr. Pyott was again selected by our independent directors as Lead Independent Director to serve, subject to his election by our stockholders, a one-year term beginning immediately after the Annual Meeting.

BOARD COMMITTEES

        Each of our Board committees has a written charter that describes its purposes, membership and meeting structure, and authority and responsibilities. These charters, which may be found in the "Corporate Governance" section of our investor website at www.investors.averydennison.com, are reviewed by the respective committee on an annual basis, with any recommended changes adopted upon approval by our Board. Updated charters are promptly posted on our website. The Charters for the Audit, Compensation and Governance Committees were last amended in July 2014, December 2013 and December 2013, respectively.

        In February 2014, our Board, on the recommendation of the Governance Committee, determined to combine the Board's former standalone finance committee with the audit committee, effective immediately after the 2014 Annual Meeting. The finance committee, which met once during 2014, had been appointed by our Board to oversee matters relating to our financial affairs and capital requirements, including our financial planning policies and practices and our capital structure strategies, including stockholder distributions, financing requirements and pension contributions. The primary responsibilities, membership and meeting information for the three currently standing committees of our Board are summarized below and on the following page.

Audit & Finance Committee

•

Oversees financial statement and disclosure matters, including our quarterly and annual financial results, earnings release documentation and SEC reports, internal controls and major financial risk exposures

Members:
    Peter K. Barker (Chair)
    Anthony K. Anderson
    Ken C. Hicks
    Patrick T. Siewert

Meetings in 2014: 8

Average Attendance in 2014: 100%

All members satisfy the audit committee experience and enhanced independence standards required by the NYSE and have been determined by our Board to be financially literate.

Each of Messrs. Anderson and Barker has been determined by our Board to be an "audit committee financial expert" under applicable SEC regulations.

•

Appoints and oversees our independent registered public accounting firm, including its qualifications, performance and independence and the scope, staffing and fees for its annual audit

•

Oversees our internal audit function, including the senior internal auditor's appointment or dismissal, significant issues reported to management and management's response, and the internal audit plan, budget and staffing

•

Performs compliance oversight responsibilities, including reviewing complaints regarding accounting, internal accounting controls or auditing matters, significant correspondence with governmental agencies, and legal matters that may have a material impact on our financial statements

•

Performs finance oversight responsibilities, including reviewing our capital structure and financing plans, capital allocation strategy, the funding status of our pension plans and significant tax matters

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Compensation & Executive Personnel Committee	• Reviews and approves corporate goals and individual objectives for our CEO's compensation and evaluates our and his performance to determine his annual compensation

Members:
    David E. I. Pyott (Chair)
    Bradley A. Alford
    Julia A. Stewart
    Martha N. Sullivan

Meetings in 2014: 5

Average Attendance in 2014: 95%

All members satisfy the compensation committee enhanced independence standards required by the NYSE.

All members qualify as "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and "outside directors" under Section 162(m) of the Internal Revenue Code.

•

Reviews and approves the base salaries and incentive compensation of other senior executives

•

Makes recommendations on our compensation strategy, incentive plans and benefit programs

•

Discusses with management our Compensation Discussion and Analysis (the CD&A) and recommends that the CD&A as well as the Compensation and Executive Personnel Committee Report be included in our proxy statement

•

Oversees our stockholders' approval of executive compensation matters, including advisory votes on executive compensation and the frequency of such votes

•

Periodically evaluates the extent to which our compensation policies and programs creates incentives that encourage excessive risk-taking

•

Recommends the compensation of our non-employee directors

•

Conducts succession planning for our CEO and other senior executives

Governance & Social Responsibility Committee	• Identifies potential Board members and recommends director nominees • Recommends the structure, chairmanship and membership of our Board committees

Members: Julia A. Stewart (Chair) Bradley A. Alford Rolf L. Börjesson Ken C. Hicks David E. I. Pyott Meetings in 2014: 3 Average Attendance in 2014: 100%

•

Recommends the directors who satisfy the independence requirements of the NYSE

•

Reviews any of our related person transactions

•

Oversees and conducts an annual performance evaluation of our Board and its Committees

•

Reviews our Governance Guidelines and recommends any changes to our Board

•

Discusses our social responsibility initiatives and considers the impact of our business operations and practices on matters of sustainability and corporate citizenship

•

Oversees the effectiveness of our values and ethics program and Code of Conduct and evaluates significant conflicts of interest or questions related to our legal and ethical conduct policy

EXECUTIVE SESSIONS

        Our Board believes it is important to have executive sessions without our CEO present, which are scheduled during every meeting of the Board. Our independent directors have robust and candid discussions at these executive sessions during which they can critically evaluate the performance of our company, CEO and management. During 2014, Mr. Pyott presided as Lead Independent Director at four executive sessions of independent directors and Ms. Stewart presided at the one such executive session from which Mr. Pyott was absent.

        In addition, during 2014, executive sessions were scheduled for each regular meeting of the Audit, Compensation and Governance Committees. All of these executive sessions excluded Mr. Scarborough and other members of management.

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RISK OVERSIGHT

ENTERPRISE RISK MANAGEMENT & STRATEGIC RISKS

        Management is responsible for managing the day-to-day risks confronting our businesses, but our Board has responsibility for overseeing enterprise risk management (ERM). We have a Chief Compliance Officer who, with assistance from our Vice President of Internal Audit and members of their respective teams, drives ERM accountability into our businesses, ensures that they semiannually complete a risk profile, and semiannually prepares a corporate risk profile based on identified business-specific risks as well as enterprise-wide risks. In addition, we have robust global processes that together support a strong internal control environment to promote the early identification and continued management of risks by our company's leadership. Our legal and compliance functions report into our General Counsel to provide independent evaluation of the challenges facing our businesses.

        Our Board as a whole oversees risks related to our corporate and business strategies and operations, exercising this responsibility by considering the relevant risks related to its decisions. In performing this oversight role, our Board is responsible for ensuring that the risk management processes designed and implemented by management are functioning, and that necessary steps are taken to foster a culture of risk-adjusted decision-making within our company. Each year, our Board receives reports on the strategic plans and risks facing our company as a whole from our CEO and CFO, as well as our business segments from their leaders and management teams. These risks may include financial risks, political and regulatory risks, legal risks, supply chain risks, competitive risks, information technology risks, and other risks related to the ways in which we do business. Employees who supervise various day-to-day risks, such as environmental, tax and sustainability matters, provide reports periodically to Board Committees, as well as occasionally to our full Board.

        Our Board has delegated to its Committees certain elements of its risk oversight function to better coordinate with management and serve the long-term interests of our stockholders. Our Board receives reports from Committee Chairs regarding topics discussed at every Committee meeting, which includes the areas of risk overseen primarily by the Committees.

OVERSIGHT OF RISK

BOARD OR COMMITTEE	MAJOR AREAS OF RESPONSIBILITY
Board of Directors	Corporate and business strategies and operations Annual operating plan and significant capital expenditures Corporate governance
Audit Committee	Financial reporting processes, statements and internal controls
Capital structure
Financing, including borrowing, liquidity, capital allocation and pension plan funding
Stockholder distributions (dividends and stock repurchases)
Information technology and cybersecurity
Legal, compliance, regulatory and tax matters
Compensation Committee	Compensation plans and benefit programs Executive compensation Performance objectives for our incentive plans Director compensation Succession planning
Governance Committee	Board and committee membership and structure Values and ethics Conflicts of interest and related person transactions Corporate citizenship and sustainability Legal, compliance and regulatory matters

        Supplementing these processes, the Audit Committee annually discusses our risk assessment and mitigation processes to ensure that our risk management programs are effective. The Audit Committee also periodically meets in executive session with each of our CFO, General Counsel, Vice President of Internal Audit, and representatives of our independent registered public accounting firm. In addition, the Audit Committee oversees our internal control environment and evaluates the effectiveness of our internal controls at least annually.

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RISKS ASSOCIATED WITH COMPENSATION POLICIES AND PRACTICES

        As described in the Compensation Discussion and Analysis section of this proxy statement, we maintain best practices in compensation and corporate governance that collectively encourage ongoing risk assessment and mitigation. The Compensation Committee periodically reviews our executive compensation program to ensure that it does not provide incentives that encourage our employees to take excessive risks in managing their respective businesses or functional areas.

        At the Compensation Committee's request, its independent compensation consultant, Towers Watson, conducted a risk assessment of our executive compensation program in 2013, considering the substantial changes implemented for our annual and long-term incentive programs in that year. Towers Watson evaluated our executive compensation program as a whole, noting the following:

  •
  the program appropriately balances executive retention with rewarding stockholder value creation;

  •
  the substantial majority of executive compensation is variable, with a mix that is consistent with market practices and primarily equity-based to promote long-term performance and sustainable growth;

  •
  the incentive mix is well-balanced, with short- and long-term performance metrics that do not overlap, cover different time periods and are balanced among annual financial objectives and long-term economic and stockholder value creation, as well as between growth and efficient capital deployment;

  •
  our Annual Incentive Plan (AIP) and long-term incentives (LTIs) appropriately balance profitable growth in the near term with sustainable long-term financial success, use multiple performance metrics, measure performance at multiple levels (corporate, business unit and individual), and provide realized compensation based primarily on our performance;

  •
  the Compensation Committee may exercise downward discretion to adjust AIP and LTI awards based on individual performance;

  •
  AIP awards are not guaranteed, with below-threshold performance yielding zero payout, and payments subject to caps;

  •
  our equity award vehicles are performance-based, use multiple performance metrics, are subject to threshold and maximum payout opportunities to encourage appropriate performance focus and limit potential risk-taking, and cliff vest at the end of three years or vest over one-, two-, three- and four-year performance periods;

  •
  our clawback policy is consistent with market practices;

  •
  our change of control and general severance plans are reasonable and appropriate, with change of control benefits provided on a double-trigger basis and not grossed up for excise taxes; and

  •
  our stock ownership guidelines are rigorous and consistent with market practices.

        No changes to our compensation programs and policies were made in 2014 that would alter the conclusions reached in the 2013 risk assessment described above. Based on these and other factors, as well as the advice of Towers Watson, the Compensation Committee has concluded that our compensation policies and practices strike an appropriate compensation-risk balance, do not encourage excessive risk-taking and do not as a whole create risks that are reasonably likely to have a material adverse effect on our company.

SUCCESSION PLANNING

SUPPORTING PROCESSES

        Our Board is actively involved in talent management to identify and cultivate our future leaders. We maintain a robust mid-year and annual performance review process and leadership development program for our employees. Management develops leadership at lower levels of our organization by identifying core talent, cultivating the skills and capabilities that will allow identified individuals to become our future leaders, assessing their development and identifying gaps and developmental needs in skills and experience. Through regular reports from management, our Board has the opportunity to meet with leaders of our company, including business group leaders and functional leaders in law, finance, information technology, risk, and human resources. In addition, Board members have freedom of access to all employees, and are encouraged to make site visits to meet local management and attend company events.

        The Compensation Committee conducts executive succession planning at least annually. In February 2014, the Compensation Committee reviewed individuals identified as possible CEO succession candidates, including progress in current job position and career development in terms of strategy, leadership and execution. In July 2014, the full Board discussed

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leadership below the executive officer level, identifying the talent that is currently ready — or, with continued development on their current trajectory with mentorship and coaching from our current leaders, will be ready — to fill executive officer positions in the event of a vacancy.

2014 APPOINTMENT OF PRESIDENT AND COO

        Based on these meetings and further one-on-one discussions between our Chairman/CEO and each director, the Compensation Committee discussed the potential appointment of Mitchell R. Butier, former Senior Vice President and Chief Financial Officer, as President and Chief Operating Officer during meetings held in September and October 2014. In October 2014, Mr. Scarborough and Donald A. Nolan resigned from the offices of President and President, Materials Group, respectively, and Mr. Butier was elected by our Board to the additional offices of President and Chief Operating Officer, in each case effective as of November 1, 2014. Mr. Butier continues to serve as Chief Financial Officer until his recently named successor commences employment with our company.

DIRECTOR EDUCATION

NEW DIRECTOR ORIENTATION

        Our new director orientation generally covers our corporate vision, strategy and leadership team; investor messaging; the strategies and risks of our businesses; finance matters, including our financial reporting policies and practices, internal control environment, internal audit deployment, tax planning and compliance and capital structure; legal matters, including corporate governance policies and procedures, values and ethics, compliance, and ERM; human resources matters, including executive compensation, succession planning and non-employee director compensation; and our information technology strategy.

CONTINUING EDUCATION

        Our continuing director education program consists of periodic visits to our facilities and management presentations regarding our business operations, strategies, risks and values and ethics. We provide updates on relevant topics of interest to our Board at meetings throughout the year. We also reimburse directors who attend accredited director education programs and institutes for program fees and related expenses.

BOARD AND COMMITTEE EVALUATIONS

        The Governance Committee oversees and conducts an annual performance evaluation of our Board, Chairman and Lead Independent Director, and Board Committees, including the Committee Chairs. Many of the improvements in our corporate governance practices and Board processes have resulted from the annual evaluation process. Our Board views the annual evaluation process as an integral part of its commitment to cultivating excellence and best practices in its performance.

STOCKHOLDER ENGAGEMENT AND COMMUNICATIONS

GOVERNANCE ENGAGEMENT

        We value our stockholders' opinions about our governance policies and practices, and we actively solicit input through our stockholder engagement program. Our Board and management continued their long-standing practice of open dialogue with stockholders in 2014. In advance of the 2014 Annual Meeting, we proactively contacted our thirty largest institutional stockholders, representing nearly 60% of our then-outstanding shares, to solicit their views on our corporate governance and executive compensation programs and made certain Board members and management available to answer questions or address concerns. As a result of this effort, we engaged in telephonic discussions with stockholders representing approximately 20% of our then-outstanding shares. We also met in person with four of our largest stockholders and the two leading proxy advisory firms in the fall of 2014.

        We continually review correspondence submitted by institutional stockholders, discussing matters raised with our senior management and/or Board to the extent appropriate under the circumstances. We welcome the feedback on our corporate governance program that this active and ongoing engagement with stockholders provides.

CONTACTING OUR BOARD

        Stockholders may contact our Board, Chairman, Lead Independent Director, any Committee or Committee Chair, or any other individual director concerning business-related matters by writing to: Board of Directors (or a particular subgroup or individual director), c/o Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

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ITEM 1 — ELECTION OF DIRECTORS

        Our Bylaws currently provide for a Board of between eight and 13 directors, with the exact number fixed from time to time by a resolution of our Board. If Item 3 is approved by our stockholders, this provision will require that our Board consist of between eight and 12 directors, consistent with our Governance Guidelines. There are currently 10 directors on our Board, nine of whom are nominated for election at the Annual Meeting due to Mr. Börjesson's retirement. All directors are being nominated for a one-year term. Our Board currently plans to fix the number of directors at nine upon Mr. Börjesson's retirement.

        Each of the nine nominees is presently serving as director on our Board and has consented to being named in this proxy statement and continue serving if elected.

MAJORITY VOTING STANDARD

        Our Bylaws provide for the majority voting of directors in uncontested elections like this one and require that an incumbent director who is not re-elected tender his or her resignation from the Board. Our Board, excluding the tendering director, is required to determine whether to accept the resignation — taking into account the recommendation of the Governance Committee and any other relevant factors it considers appropriate — and publicly disclose its decision regarding the tendered resignation, including its rationale for the decision, within 90 days from the date election results are certified. In a contested election, plurality voting is the standard for election of directors.

        In voting for the election of directors, each share has one vote for each position to be filled and there is no cumulative voting.

RECOMMENDATION OF BOARD OF DIRECTORS

        Your Board of Directors recommends that you vote FOR each of the director nominees. The persons named as proxies will vote for the election of each of the nine nominees, unless you specify otherwise. If any director nominee were to become unavailable prior to the Annual Meeting, your proxy would be voted for a substitute nominee designated by our Board or we would reduce the size of our Board.

SELECTION OF DIRECTOR NOMINEES

        Director nominees are generally recommended by the Governance Committee for nomination by our Board and election by our stockholders. Director nominees may also be recommended by the Governance Committee for appointment to our Board, with election by stockholders to follow at the next Annual Meeting. Our Board believes that the backgrounds and qualifications of our directors, considered as a group, provide a mix of complementary experience, knowledge and abilities that allows our directors effectively to fulfill their oversight responsibilities.

        In considering whether to recommend a candidate as a director nominee, the Governance Committee applies the criteria described in our Governance Guidelines, including the potential nominee's ability to qualify as independent, to ensure that a majority of our Board remains independent; relevant business experience, considering factors such as size, industry, scope, complexity and global operations; time commitments, including other boards on which the nominee serves; potential conflicts of interest; ability to contribute to the oversight and governance of our company; and ability to represent the balanced interests of stockholders as a whole, rather than those of any special interest group. For incumbent directors, these criteria also include contributions to our Board and Committees; attendance record at Board and Committee meetings; compliance with our stock ownership guidelines; and mandatory retirement date to assist with Board succession planning. The Governance Committee does not assign specific weights to the criteria and no particular criterion is necessarily applicable to all nominees.

        The Governance Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in relevant industries and functional areas, such as finance, manufacturing, and technology. Sources for identifying potential nominees include existing Board members, our executive officers, third-party search firms, and our stockholders.

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STOCKHOLDER SUBMISSION OF DIRECTOR NOMINEES

        Stockholders may recommend director candidates by submitting the candidate's name, together with his or her biographical information, professional experience and written consent to nomination, to Governance and Social Responsibility Committee Chair, c/o Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

        To be considered at the 2016 Annual Meeting, stockholder nominations must comply with the requirements described in the last section of this proxy statement under Submission of Stockholder Items for 2016 Annual Meeting. The Governance Committee considers stockholder nominees on the same basis as it considers all other nominees.

DIRECTOR QUALIFICATIONS

        The qualifications that are particularly desirable for our directors to possess to provide oversight and stewardship of our company include the following:

QUALIFICATION	DESCRIPTION	VALUE TO OUR BOARD AND STOCKHOLDERS	# (%) OF NOMINEES
Senior Leadership Experience	Service as president, chief executive officer or in similar senior executive positions	Provides us valuable external perspectives with which to assess our operations, execute our strategies, mitigate related risks, and improve our policies and procedures	8 (89%)
Global Experience	Seniority in a global enterprise or significant experience in international markets	Gives us insight into the geographic markets in which we operate, helping us navigate mature markets, as well as seize opportunities in higher-growth emerging markets	9 (100%)
Relevant Industry Knowledge	Experience in the retail, packaging or consumer goods industries	Allows us to better understand the needs of our customers in developing our business strategies, as well as evaluate acquisition and divestiture opportunities	6 (67%)
Financial Sophistication	Understanding of accounting, auditing, tax, banking, insurance, or investments	Helps us manage our capital structure, optimize stockholder distributions, undertake significant transactions, and oversee our accounting, financial reporting and internal control processes	4 (45%)
Board Experience	Prior or concurrent service on other SEC-reporting company boards	Demonstrates understanding of the extensive and complex oversight responsibilities of directors and helps reinforce management accountability for maximizing long-term stockholder value	9 (100%)

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BOARD REFRESHMENT AND DIRECTOR SUCCESSION PLANNING

        Our Governance Guidelines reflect our belief that directors should not be subject to term limits. While term limits could help bring fresh ideas and viewpoints to the Board, we believe they are outweighed by the disadvantage of causing the loss of a director who over a period of time has developed insight into our strategies, operations and risks and continues to provide valuable contributions to Board deliberations. We believe that our decision not to establish term limits is consistent with the majority of companies in the S&P 500. We recognize that certain governance stakeholders have suggested that longer-serving directors may have decreased independence and objectivity, and we have adopted the policies shown on the following chart that together facilitate regular refreshment of our Board and ensure that it continues to appropriately challenge our management.

POLICIES SUPPORTING BOARD REFRESHMENT
POLICY	DESCRIPTION	EVENTS OCCURRING AT OR SINCE 2014 ANNUAL MEETING
Mandatory Resignation Policy	Incumbent directors who are not elected by our stockholders must tender their resignation.	All incumbent directors were elected at the 2014 Annual Meeting.
Mandatory Retirement Policy	Directors must retire on the date of the annual meeting of stockholders that follows their reaching the age of 72. Since inception, this policy has never been waived.	Mr. Cardis retired on the date of the 2014 Annual Meeting. Mr. Börjesson is scheduled to retire on the date of the 2015 Annual Meeting.
Resignation Tendered Upon Change in Principal Employment	Directors who change the principal occupation, position or responsibility they held when they were elected to our Board must volunteer to resign from the Board.	Mr. Hicks ceased being President and Chief Executive Officer of Foot Locker, Inc. on November 30, 2014 and is expected to leave that company in May 2015. Mr. Hicks volunteered to resign from our Board. After excusing him from the meeting, the Governance Committee determined that Mr. Hicks should remain on our Board.
Prior Notice Requirement to Prevent Over-Boarding	Directors must give prior notice before accepting another public company directorship so that the director's ability to fulfill Board responsibilities may be appropriately evaluated if he or she serves on more than five other public company boards.	Mr. Alford joined the board of Unified Grocers, Inc. in July 2014. Although he does not serve on more than five other public company boards, after excusing him from the meeting, the Governance Committee determined that Mr. Alford should continue to serve on our Board.

        In part as a result of these policies, a new independent director was appointed to our Board during each year in the 2009-2013 period. While two of these directors subsequently resigned from our Board (not due to any disagreement with our company), this recent experience demonstrates our commitment to Board refreshment.

        The average tenure of our Board is approximately nine years, which we believe is consistent with the average tenure for companies in the S&P 500. The graph below shows the tenure of our director nominees.

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DIRECTOR DIVERSITY

        Although we do not have a formal policy regarding the consideration of diversity in selecting director nominees, the Governance Committee seeks to recommend individuals with a broad diversity of experience, profession, skill, geographic representation and background, which may include consideration of personal characteristics such as race, color, gender and national origin. While diversity is a consideration, nominees are not chosen or excluded solely or primarily based on such basis; rather, the Governance Committee focuses on skills, expertise and background to complement the existing Board in light of the diverse and global nature of our businesses and operations.

        Our Board recognizes the benefits of racial and gender diversity in the boardroom, including better reflecting our diverse, global customer base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Of the five new independent directors appointed to our Board from 2009 to 2013, two were women and one was an African-American man. The racial and gender diversity of our 2015 director nominees is reflected on the following chart.

2015 DIRECTOR NOMINEES

        The following pages provide information on each nominee for election at the Annual Meeting, including his or her age, board leadership roles held, and business experience during at least the past five years. We also indicate the name of any other public company for which each nominee currently serves as a director, or has served during the past five years; for these purposes, "public company" means one that is required to file reports with the SEC.

        In addition to the information presented below regarding each nominee's experience and qualifications that led our Board to the conclusion that he or she should serve as a director — which includes senior leadership experience, global experience, relevant industry knowledge, financial sophistication, and public company board experience — we believe that each of these nominees has integrity and adheres to our high ethical standards. In addition, each of them has demonstrated the ability to exercise sound judgment, as well as the commitment to serving the long-term interests of our stockholders.

Avery Dennison Corporation | 2015 Proxy Statement | 21

SELECT BUSINESS EXPERIENCE

Nestlé USA, a nutrition, health and wellness company

•

Chairman & Chief Executive Officer from January 2006 to October 2012

Nestlé Brands Company, an operating unit of Nestlé USA

•

President & Chief Executive Officer from 2003 to December 2005

Bradley A. Alford Age 58 Director since April 2010 Independent Other Public Company Boards Current: Unified Grocers, Inc. Past Five Years: None

SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Led a company with $12+ billion in annual revenues and 26,000+ employees

Industry knowledge

•

30+ years in the consumer goods industry

•

Knowledge of the food and beverage segments into which we sell our pressure-sensitive materials

Global experience

•

International management assignments

•

Significant mergers and acquisitions and integration experience

CURRENT BOARD LEADERSHIP ROLES

Compensation Committee Member Governance Committee Member

SELECT BUSINESS EXPERIENCE Ernst & Young LLP, an assurance, tax, transaction and advisory services firm • Vice Chair, Managing Partner and Member of the Executive Board from 2000 to March 2012
Anthony K. Anderson Age 59 Director since December 2012 Independent Other Public Company Boards Current: AAR Corporation Exelon Corporation First American Financial Corporation Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Served on the executive board of Ernst & Young for 12 years, and as the managing partner of the Midwest and Pacific Southwest regions

•

Director of The Chicago Council on Global Affairs, World Business Chicago and the Chicago Urban League (Former Chairman)

Financial expertise

•

35 years of financial and risk management expertise acquired through auditing global public companies

•

Substantial experience advising several audit committees of large multinational corporations

•

Certified public accountant (now inactive)

Public board experience

•

Concurrent service on three other public boards

CURRENT BOARD LEADERSHIP ROLE

Audit Committee Member

SELECT BUSINESS EXPERIENCE

JPMorgan Chase & Co., a global financial services firm

•

Chairman of California and Executive Committee Member from September 2009 to January 2013

Goldman Sachs & Co., an investment banking, securities and investment management firm

•

Partner/Managing Director from 1982 to 1998

Peter K. Barker Age 66 Director since January 2003 Independent Other Public Company Boards Current: Fluor Corporation Franklin Resources, Inc. Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Led a division with over 21,000 employees

•

Member of the executive committee overseeing a global enterprise with $100+ billion in annual revenues

Financial expertise

•

37 years of investment banking experience, advising companies on capital structure, strategic planning, financing, recapitalization, acquisitions and divestitures

Public board experience

•

Concurrent service on two other public boards; prior service on other public boards

CURRENT BOARD LEADERSHIP ROLE

Audit Committee Chair

Avery Dennison Corporation | 2015 Proxy Statement | 22

SELECT BUSINESS EXPERIENCE

Foot Locker, Inc., a specialty athletic retailer

•

Executive Chairman from December 2014 to Present

•

Chairman, President & Chief Executive Officer from February 2010 to November 2014

•

President, Chief Executive Officer & Director from August 2009 to February 2010

J.C. Penney Company, Inc., a retail company

•

President & Chief Merchandising Officer from January 2005 to July 2009

•

President & Chief Operating Officer from July 2002 to December 2004

Ken C. Hicks Age 62 Director since July 2007 Independent Other Public Company Boards Current: Foot Locker, Inc. Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Oversees a company with over $6 billion in 2013 revenues and over 43,000 employees

Industry knowledge

•

29 years of senior marketing and operational experience in the retail industry into which we sell our retail branding and information solutions

Public board experience

•

Concurrent service on one other public board

CURRENT BOARD LEADERSHIP ROLES

Audit Committee Member Governance Committee Member

SELECT BUSINESS EXPERIENCE

Allergan, Inc., a global health care company

•

Chairman & Chief Executive Officer from June 2013 to Present and February 2006 to April 2011

•

Chairman, President & Chief Executive Officer from April 2011 to June 2013 and April 2001 to January 2006

•

President & Chief Executive Officer from January 1998 to March 2001

David E.I. Pyott Age 61 Director since November 1999 Independent Other Public Company Boards Current: Allergan, Inc. Past Five Years: Edwards Lifesciences Corporation

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Leads a company with over $7 billion in 2014 revenues and over 11,000 employees

Global experience

•

30+ years of strategic, operational, research and development and marketing experience in the health care industry into which we sell our pressure-sensitive materials and medical solutions

Public board experience

•

Concurrent service on one other public board; prior service on other public boards

CURRENT BOARD LEADERSHIP ROLES

Lead Independent Director Compensation Committee Chair
Governance Committee Member

SELECT BUSINESS EXPERIENCE

Avery Dennison Corporation

•

Chairman & Chief Executive Officer from November 2014 to Present

•

Chairman, President & Chief Executive Officer from April 2010 to October 2014

•

President & Chief Executive Officer from May 2005 to April 2010

•

President & Chief Operating Officer from May 2000 to April 2005

•

Group Vice President, Roll Materials from November 1999 to April 2000

Dean A. Scarborough Age 59 Director since May 2000 Other Public Company Boards Current: Mattel, Inc. Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Five years leading our company as Chairman, ten years as Chief Executive Officer and 14 years as President

Global experience

•

30+ years managing or overseeing our global pressure-sensitive materials operations

Public board experience

•

Concurrent service on one other board

CURRENT BOARD LEADERSHIP ROLE

Chairman

Avery Dennison Corporation | 2015 Proxy Statement | 23

SELECT BUSINESS EXPERIENCE

The Carlyle Group, a global alternative investment firm

•

Managing Director and Partner from April 2007 to Present

The Coca-Cola Company, the world's largest beverage company

•

Senior Advisor from February 2006 to March 2007

•

Group President, Asia from August 2001 to February 2006

Patrick T. Siewert Age 59 Director since April 2005 Independent Other Public Company Boards Current: Mondelēz International, Inc. Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Industry knowledge

•

Advised and led a division of a global company in the beverage segment of consumer goods industry into which we sell our pressure-sensitive materials

Global experience

•

Work experience in Asia, a region in which we manufacture many of our products and a geographic market that is driving our sales growth in emerging markets

Public board experience

•

Concurrent service on one other public board

CURRENT BOARD LEADERSHIP ROLE

Audit Committee Member

SELECT BUSINESS EXPERIENCE

DineEquity, Inc., owner, operator and franchisor of IHOP and Applebee's restaurants

•

Chairman & Chief Executive Officer from June 2008 to Present

IHOP Corporation, DineEquity's predecessor entity

•

Chairman & Chief Executive Officer from May 2006 to May 2008

•

President, Chief Executive Officer & Chief Operating Officer from May 2002 to April 2006

•

President & Chief Operating Officer from December 2001 to May 2002

Julia A. Stewart Age 59 Director since January 2003 Independent Other Public Company Boards Current: DineEquity, Inc. Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Leads the world's largest full-service restaurant company

Global experience

•

Substantial operational and marketing experience in the dining industry

•

Expertise in brand positioning, risk assessment, financial reporting and corporate governance

Public board experience

•

Concurrent service on one other public board; prior service on one public board

CURRENT BOARD LEADERSHIP ROLES

Governance Committee Chair Compensation Committee Member

SELECT BUSINESS EXPERIENCE

Sensata Technologies Holding N.V., a leading supplier of sensors and controls

•

President & Chief Executive Officer from January 2013 to Present

•

President from September 2010 to December 2012

•

Chief Operating Officer from April 2006 to August 2010

Texas Instruments, Inc., Sensata's predecessor entity

•

Vice President of Sensor Products from 1997 to 2006

Martha N. Sullivan Age 58 Director since February 2013 Independent Other Public Company Boards Current: Sensata Technologies Holding N.V. Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Leads a business-to-business enterprise with over $2 billion in 2014 revenues

Global experience

•

Oversees all business segments, global operations and strategic planning

•

Strong technology background, including experience overseeing a radio-frequency identification business

Public board experience

•

Concurrent service on one other public board

CURRENT BOARD LEADERSHIP ROLE

Compensation Committee Member

Avery Dennison Corporation | 2015 Proxy Statement | 24

DIRECTOR COMPENSATION

        The Compensation Committee targets director compensation at the median of companies similar in size, global scope and complexity with which we compete for director talent to support the recruitment and retention of our non-employee directors. In addition, the Compensation Committee provides the majority of director compensation in equity, to align director interests with those of our stockholders.

        Non-employee director compensation was last changed in February 2013 when — based on advice from its independent compensation consultant that our director compensation was below the median — the Compensation Committee increased the target total compensation from $195,000 to $225,000 to approximate the projected market median in 2015. The table on the following page provides information regarding the compensation earned by or awarded to our non-employee directors during 2014. The primary components of this compensation are shown in the chart below.

ANNUAL NON-EMPLOYEE DIRECTOR COMPENSATION
Equity Grant of Restricted Stock Units	$125,000
Cash Retainer	$90,000
Match of Charitable/Educational Contributions	$10,000
Additional Cash Retainer for Lead Independent Director	$20,000
Additional Cash Retainer for Audit Committee Chair	$20,000
Additional Cash Retainer for Compensation Committee Chair	$15,000
Additional Cash Retainer for Governance Committee Chair	$15,000
TARGETED AT MEDIAN

EQUITY COMPENSATION

        The annual equity grant of approximately $125,000 is denominated in restricted stock units (RSUs) that vest ratably over three years, except that all unvested RSUs fully vest upon a director's death, disability, retirement from our Board after reaching age 72 or termination of service within 24 months after a change of control. Unvested RSUs are cancelled in the event a director voluntarily resigns, is not re-elected by our stockholders or is otherwise asked to leave our Board. On May 1, 2014, each of our then-serving directors was granted 2,577 RSUs based on the fair market value of our common stock on that date.

DEFERRABLE CASH COMPENSATION

        Cash retainers are paid semi-annually in arrears and prorated for any director's partial service during the year. The retainers of the former Chair of the Audit Committee and the Chair of the former standalone finance committee of $20,000 and $15,000, respectively, were prorated for their respective term of service through April 2014, when the former Audit Committee Chair retired and the former standalone finance committee was combined to form the Audit Committee. Directors are also reimbursed for travel expenses incurred to attend Board meetings and continuing education events.

        Non-employee directors may choose to receive their compensation in (i) cash, either paid directly or deferred into an account under our Directors Variable Deferred Compensation Plan (DVDCP), which accrues earnings at the rate of return of certain bond and equity investment funds managed by an insurance company; (ii) deferred stock units (DSUs) credited to an individual account under the Directors Deferred Equity Compensation Plan (DDECP); or (iii) a combination of cash and DSUs. None of our directors currently participate in the DVDCP. When a director participating in the DDECP retires or otherwise ceases serving as a director, the dollar value of the DSUs in his or her account is divided by the closing price of our common stock on the last date of the director's service, with the resulting number of shares of our common stock issued to the director. Dividend equivalents, representing the value of dividends per share paid on shares of our common stock calculated with reference to the number of DSUs held as of a dividend record date, are reinvested on the applicable payable date in the form of additional DSUs credited to the accounts of directors who participate in the DDECP.

MATCHING GIFT PROGRAM

        We match up to $10,000 per year of each non-employee director's contributions to charitable organizations or educational institutions.

Avery Dennison Corporation | 2015 Proxy Statement | 25

DIRECTOR COMPENSATION TABLE

NAME	FEES EARNED OR PAID IN CASH(1)	STOCK AWARDS(2)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS(3)	ALL OTHER COMPENSATION(4)	TOTAL
Bradley A. Alford	$90,000	$117,802	—	$10,000	$217,802
Anthony A. Anderson	$90,000	$117,802	—	—	$207,802
Peter K. Barker	$105,000	$117,802	—	$10,000	$232,802
Rolf L. Börjesson	$90,000	$117,802	—	—	$207,802
John T. Cardis(5)	$36,667	—	—	$10,000	$46,667
Ken C. Hicks	$90,000	$117,802	—	$10,000	$217,802
Charles H. Noski(5)	$52,500	$117,802	—	—	$170,302
David E.I. Pyott	$125,000	$117,802	$18,227	—	$261,029
Patrick T. Siewert	$90,000	$117,802	—	$3,000	$210,802
Julia A. Stewart	$105,000	$117,802	—	$10,000	$232,802
Martha N. Sullivan	$90,000	$117,802	—	$10,000	$217,802

(1)
Mr. Scarborough does not appear in the table because he receives compensation as our CEO and does not receive any additional compensation as director. Amounts represent retainers earned as set forth in the following table. At their election, the following directors deferred their cash compensation through the DDECP, with the following balance of DSUs in their accounts as of January 3, 2015, the last day of our 2014 fiscal year: Mr. Alford — 11,395; Mr. Anderson — 3,817; Mr. Barker — 21,076; Mr. Hicks — 9,855; Mr. Pyott — 39,686; Ms. Stewart — 28,914; and Ms. Sullivan — 3,720.

NAME	BOARD LEADERSHIP ROLES DURING 2014	BOARD RETAINER	COMMITTEE CHAIR RETAINER
Mr. Alford		$90,000	—
Mr. Anderson		$90,000	—
Mr. Barker	Current Audit Committee Chair; Former Finance Committee Chair	$90,000	$15,000
Mr. Börjesson		$90,000	—
Mr. Cardis	Former Audit Committee Chair	$30,000	$6,667
Mr. Hicks		$90,000	—
Mr. Noski		$52,500	—
Mr. Pyott	Lead Independent Director; Compensation Committee Chair	$110,000	$15,000
Mr. Siewert		$90,000	—
Ms. Stewart	Governance Committee Chair	$90,000	$15,000
Ms. Sullivan		$90,000	—
(2)
Amounts reflect the grant date fair value, without adjustment for forfeitures, of 2,577 RSUs granted on May 1, 2014. The fair value of RSUs was determined based on the fair market value of our common stock on the grant date, adjusted for foregone dividends. Each non-employee director serving as of January 3, 2015 held a total of 5,131 unvested RSUs, except that Mr. Anderson and Ms. Sullivan had a total of 4,837 and 4,746 unvested RSUs, respectively. Due to their retirement and resignation, respectively, during 2014, Messrs. Cardis and Noski had no unvested RSUs outstanding as of January 3, 2015.

(3)
We do not currently have a retirement benefit program for non-employee directors. Amount for Mr. Pyott reflects the change in present value of his accumulated benefits under a director retirement plan the accrual of benefits under which was frozen in 2002, based on an interest rate of 4.00% as of January 3, 2015. The value of Mr. Pyott's retirement benefit is higher than in 2013 primarily because the discount rate decreased from 4.85% in 2013 to 4.00% in 2014; because the plan is frozen, none of the year-over-year increase was due to the increased accrual of benefits.

(4)
Amounts reflect our matching gifts for contributions made to charitable organizations or educational institutions.

(5)
Mr. Cardis retired from our Board on the date of the 2014 Annual Meeting and received only cash compensation, prorated for his period of service through April 2014. Mr. Noski resigned from our Board on July 31, 2014 and received equity compensation and cash compensation, the former of which was forfeited upon his resignation and the latter of which was prorated for his service during the year through the date of his resignation.
Avery Dennison Corporation | 2015 Proxy Statement | 26

ITEM 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        Our Board has determined to hold annual say-on-pay votes, at least until the next advisory vote on the frequency of our say-on-pay vote (which will occur no later than our 2017 Annual Meeting). Our stockholders are being asked to vote on the following resolution:

  RESOLVED, that our stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis and Executive Compensation Tables sections of our 2015 proxy statement.

RECOMMENDATION OF BOARD OF DIRECTORS

        The Compensation Committee considered feedback from stockholders regarding our executive compensation program and made significant changes to our program for 2014 and 2015 both to address stockholder concerns and more closely align our compensation program with our current financial position and business strategies. Your Board of Directors recommends that you vote FOR approval, on an advisory basis, of our executive compensation. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

MEANING OF ADVISORY VOTE

        The advisory vote is a vote to approve the compensation of our Named Executive Officers (NEOs), as described in Compensation Discussion and Analysis (the CD&A) and Executive Compensation Tables sections of this proxy statement. It is not a vote on our general compensation policies or any specific element thereof, the compensation of our non-employee directors, or our program features designed to prevent excessive risk-taking as described in Risks Associated with Compensation Policies and Practices.

        The results of the advisory vote are not binding on our Board. However, in accordance with SEC regulations, the Compensation Committee will disclose the extent to which it takes into account the results of the vote in the CD&A of our 2016 proxy statement. We remain committed to continued engagement with our stockholders to solicit their viewpoints and discuss why we believe our executive compensation program properly aligns with our strategies and incents our executives to achieve strong long-term operating and financial performance for our stockholders.

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE REPORT

        The Compensation and Executive Personnel Committee (referred to in this report as the "Committee") of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and, based on its review and these discussions, has recommended to the Board of Directors that the CD&A be included or incorporated by reference in our 2014 Annual Report on Form 10-K and 2015 proxy statement.

        The Committee welcomes feedback regarding our executive compensation program. Stockholders may communicate with the Committee by writing to the Compensation and Executive Personnel Committee Chair, c/o Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

David E. I. Pyott, Chair
Bradley A. Alford
Julia A. Stewart
Martha N. Sullivan

This Compensation and Executive Personnel Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date hereof, unless specifically incorporated by reference therein.

Avery Dennison Corporation | 2015 Proxy Statement | 27

COMPENSATION DISCUSSION AND ANALYSIS*

        This CD&A provides an overview and analysis of the principles and practices underlying our executive compensation program and the decisions made by the Compensation Committee (referred to in this CD&A as the "Committee") related to 2014 compensation. This CD&A is organized into the following sections:

  •
  Executive Summary

  –
  2014 Performance Highlights

  –
  2014 Say-on-Pay Vote and Stockholder Engagement

  –
  Recent Compensation Program Changes

  –
  Overview of Pay Philosophy and Executive Compensation Components

  –
  Strong Compensation Governance Practices

  •
  Summary of Compensation Decisions for 2014

  •
  Discussion of Compensation Components and Decisions Impacting 2014 Compensation

  –
  Base Salary

  –
  2014 AIP Awards

  –
  2014 Grants of LTI Awards

  –
  2014 Vesting of Previously Granted LTI Awards

  –
  Perquisites

  –
  Benefits

  –
  Severance Benefits

  •
  Compensation-Setting Tools

  •
  Independent Oversight and Expertise

  •
  Other Considerations

        In this CD&A and the Executive Compensation Tables section of this proxy statement, we provide compensation information for our NEOs for 2014, who are identified below.

2014 NAMED EXECUTIVE OFFICERS

NAME	TITLE	EMPLOYMENT HISTORY AT OUR COMPANY
Dean A. Scarborough	Chairman & Chief Executive Officer	Served in a number of capacities since joining in 1983, including President from May 2000 to October 2014, Chief Executive Officer since May 2005 and Chairman since April 2010.
Mitchell R. Butier	President, Chief Operating Officer & Chief Financial Officer	Appointed as President and Chief Operating Officer in November 2014, after serving as Senior Vice President and Chief Financial Officer (CFO). He currently retains the CFO position until his recently named successor commences employment with our company. Served in several other capacities since joining our company in August 2000.
Anne Hill	Senior Vice President, Chief Human Resources & Communications Officer	Appointed to her current role in January 2012, after serving as Senior Vice President and Chief Human Resources Officer since starting in March 2007.
Susan C. Miller	Senior Vice President, General Counsel & Secretary	Joined in September 1991. Served in a number of capacities before being appointed as Senior Vice President and General Counsel in March 2008 and the additional office of Secretary in December 2008.
R. Shawn Neville	President, Retail Branding and Information Solutions	Began in June 2009 as Group Vice President of the business group he continues to lead as President.
Donald A. Nolan	Former President, Materials Group	Started in March 2008 as Group Vice President of the business group he led as President through October 2014. He ceased serving in such capacity effective November 1, 2014 and left our company before the end of our 2014 fiscal year.

        The NEOs who served at the end of our 2014 fiscal year (which excludes Mr. Nolan) are collectively referred to in this CD&A as our "Current NEOs."

*
This CD&A contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from the results, performance or achievements expressed or implied thereby. For a detailed discussion of these risks, see Part I, Item 1a. "Risk Factors" and Part II, Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2014 Annual Report on Form 10-K, filed on February 25, 2015 with the SEC (our "2014 Annual Report"). Stockholders should note that statements contained in this CD&A regarding our company and business group performance targets and goals should not be interpreted as management's expectations, estimates of results or other guidance.
Avery Dennison Corporation | 2015 Proxy Statement | 28

EXECUTIVE SUMMARY

2014 PERFORMANCE HIGHLIGHTS†

        We initiated a major transformation of our business in response to our relatively weak performance in 2011, establishing and committing to the achievement of aggressive long-term financial targets that we communicated to our stockholders in May 2012 and aimed to achieve by the end of 2015. In the first three years of this four-year period, we delivered well against these goals by executing our strategies to grow through innovation and differentiated quality and service; expand margins through productivity and leveraging scale; and effectively deploy capital. As shown below, we are meeting or exceeding our organic sales growth and adjusted earnings per share (EPS) growth targets. Although our free cash flow fell short of our annual target in 2014 and negatively impacted our three-year average, we still expect substantially to deliver on our commitments to investors by the end of 2015.

(1)
Organic sales change refers to the increase or decrease in sales excluding the estimated impact of currency translation, product line exits, acquisitions and divestitures, and, where applicable, the extra week in the fiscal year. Percentages represent compound annual growth rates.

(2)
Adjusted EPS refers to reported income from continuing operations per common share, assuming dilution, adjusted for tax-effected restructuring costs and other items.

(3)
Free cash flow refers to cash flow from operations, less payments for property, plant and equipment, software and other deferred charges, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from sales (purchases) of investments, plus discretionary contributions to pension plans and a charitable contribution to Avery Dennison Foundation utilizing proceeds from divestitures. Free cash flow excludes uses of cash that do not directly or immediately support the underlying business, such as discretionary debt reductions, dividends, share repurchases, and certain effects of acquisitions and divestitures (e.g., cash flow from discontinued operations, taxes, and transaction costs).

        In 2014, we delivered strong consolidated financial results, including net sales of $6.3 billion, reported EPS of $2.60 (includes discontinued operations), adjusted EPS from continuing operations of $3.11 and free cash flow of approximately $204 million. Adjusted EPS for the year was above the midpoint of the guidance range we provided to investors in January 2014.

        We achieved these results while maintaining a healthy balance sheet and delivering on our commitment to return cash to stockholders through dividend payments and share repurchases. In 2014, we returned approximately $481 million to our stockholders by (i) repurchasing 7.4 million, or approximately 8%, of our outstanding shares at an aggregate cost of

†
For complete information regarding our 2014 performance, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" — in particular the information contained under the heading "Non-GAAP Financial Measures" — and our audited consolidated financial statements and notes thereto contained in our 2014 Annual Report.
Avery Dennison Corporation | 2015 Proxy Statement | 29

approximately $356 million and (ii) paying an annual dividend of $1.34 per share for an aggregate amount of approximately $125 million. Notably, we raised our quarterly dividend rate by 21% in April 2014.

        As shown below, our total stockholder return (TSR) for the 2012-2014 three-year period outperformed the S&P 500 and the median of the S&P 500 Industrials subset of which we are a member.

TOTAL STOCKHOLDER RETURN
	2012	2013	2014	3-Year TSR
AVY	26.2%	47.5%	6.2%	97.7%
S&P 500	16.0%	32.4%	13.7%	74.6%
S&P Industrials (median)	17.3%	38.0%	11.3%	80.8%

2014 SAY-ON-PAY VOTE AND STOCKHOLDER ENGAGEMENT

        Our Board and management continued their long-standing practice of open dialogue with stockholders in 2014. We made significant changes to our executive compensation program in response to direct feedback from our stockholders and to more closely align our long-term incentives with our current strategic and financial profile. These changes demonstrate the Committee's commitment to paying for performance and following best practices.

Results and Analysis of 2014 Vote

        At the 2014 Annual Meeting, approximately 70% of our stockholders approved our 2013 executive compensation. This level of support was significantly lower than the 91% support we received in 2013 and below what we and the Committee deem acceptable. During dialogue with our stockholders in connection with the 2014 Annual Meeting, we determined that there was a need to highlight the significant impact on our long-term pay-and-performance alignment of our relatively poor performance in 2011, which represented an inflection point in our turnaround and was largely an anomalous year. We also determined that we needed to better explain market-leveraged stock units (MSUs), the new equity award vehicle adopted by the Committee based on the expert advice and recommendation of its independent compensation consultant, Towers Watson.

        To address the feedback we received and provide additional disclosure on certain aspects of our compensation, we filed supplemental proxy materials in April 2014. These materials described the transformation of our businesses since 2011 and the resulting strong TSR outperformance in 2012 and 2013 compared to the S&P 500. We also provided additional disclosure about MSUs and clarified how recent changes to our executive compensation program — including the replacement of stock options and restricted stock units (RSUs) with MSUs to reduce our burn rate and make our long-term incentive program fully performance based — were designed to support our business transformation and address stockholder concerns.

Proxy- and Off-Season Stockholder Engagement

        Consistent with prior years, we embarked on a substantial stockholder outreach effort in connection with the 2014 Annual Meeting. We contacted our thirty largest institutional stockholders, representing over 60% of our then-outstanding shares, to make our Committee Chair and management available to discuss our executive compensation program, answer questions and solicit feedback. As a result of this effort, we engaged in telephonic discussions with stockholders representing approximately 20% of our then-outstanding shares. These teleconferences were attended by a combination of the Committee Chair and members of management below the executive officer level in our law, finance and executive compensation functions.

        In addition, in the fall of 2014, one of the members of the Committee led in-person meetings with four of our largest institutional investors and the two leading proxy advisory firms. We increased our normal outreach with these additional

Avery Dennison Corporation | 2015 Proxy Statement | 30

meetings in response to the 2014 say-on-pay vote to have a broad discussion about our program and seek feedback on our practices.

RECENT COMPENSATION PROGRAM CHANGES

        The Committee evaluated the 2014 vote results and discussed the feedback received from our stockholders with management and Towers Watson, taking several actions to address stockholder concerns. These changes, which are described in the chart below, demonstrate the Committee's ongoing evaluation of our executive compensation program and willingness to make adjustments to reflect feedback received from stockholders and improvements in our company's financial profile.

Committee's Rationale for MSUs

        The Committee determined that it was appropriate to use an equity vehicle that has one-, two-, three- and four-year performance periods because MSUs replaced stock options and RSUs, both of which vested ratably over four years. The transition from stock options and RSUs to MSUs was made to address burn rate concerns raised by our stockholders and to improve the performance linkage of our LTI program. Although the grant of stock options had been negatively impacting our burn rate, they were easily understandable to executives and viewed as performance based given that they required stock price appreciation to deliver value. RSUs, which were generally granted in smaller amounts than stock options as a result of their respective valuation methodologies, delivered guaranteed value if executives remained employed through the applicable vesting dates. MSUs were designed to achieve the combined objectives of these previously-used equity vehicles, including retention (similar to RSUs) and the provision of meaningful upside opportunity tied to stock price appreciation (similar to options, but more limited due to fewer shares earned for target performance and a cap on the number of shares that can be earned above target), while making the LTI program fully performance based. The Committee believes that retention is an important objective of our executive compensation program.

Avery Dennison Corporation | 2015 Proxy Statement | 31

ISSUE	STOCKHOLDER CONCERN	ACTIONS TAKEN BY COMMITTEE	EFFECTIVE

CHANGES MADE IN 2013
Share Utilization	Burn rate at end of 2012 was relatively high at 2.8% Dilution at end of 2012 was relatively high at 13.4%
Suspended regular grant of stock options given inefficiency in terms of share usage relative to full-value awards

Began granting cash-based incentives to lower-level management to more conservatively manage share usage and reduce dilutive impact to stockholders

		As a result of these changes, our burn rate and dilution at the end of 2014 had significantly decreased to 0.6% and 7.3%, respectively. Our burn rate was less than one-third of the industry benchmark of approximately 2% for companies in the S&P 500 Industrials subset	2013 2013
Performance-Based Nature of LTI Awards	Program included stock options, which some stockholders and proxy advisory firms did not view as performance based

Program included time-vesting restricted stock units (RSUs), which are not performance based
Concern supported decision to reduce burn rate by suspending regular grant of stock options

 Suspended regular grant of time-vesting RSUs to executives

 Increased allocation of three-year cliff-vesting performance units (PUs) from 40% of long-term incentive (LTI) to 50%

 Replaced stock options and RSUs with performance-based market-leveraged stock units (MSUs), which vest over one-, two-, three- and four-year performance periods (with an average vesting period of 2.5 years) based on our absolute TSR

		These changes made our long-term incentive program fully performance based	N/A 2013 2013 2013
Single Performance Objective for PUs	Single performance objective could unduly focus management on that measure to the exclusion of other measures of performance	Reintroduced cumulative economic value added (EVA) as a second performance objective for PUs (in addition to relative TSR vs. peers), weighted 50% for our corporate NEOs (based on our company as a whole) and 75% for our business group NEOs (based on their respective business group), to incent our NEOs to achieve profitable growth as well as create stockholder value	2013
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ISSUE	STOCKHOLDER CONCERN	ACTIONS TAKEN BY COMMITTEE	EFFECTIVE

CHANGES MADE IN 2014
PU Performance Criteria	Potential for above-target payouts in periods of negative absolute TSR	Capped the payout for the TSR-tied component of PUs at 100% of target for any three-year performance period in which absolute TSR is negative to prevent management from being unduly enriched when stockholders experience loss, while still incenting relatively strong performance during challenging economic periods	2015
MSU Performance Criteria	Vesting of MSUs at threshold where TSR declines up to 30% and vesting of MSUs at target where TSR is flat	Increased threshold performance level for absolute TSR from -30% to -15% and target performance level from flat TSR to requiring an absolute TSR increase of 10%. Previous levels appropriately reflected business transformation underway when MSU program began; more stringent threshold and target payout levels reflect our improved business and financial profile	2015
MSU Vesting Schedule	Long-term incentives vesting ratably, including one-year performance periods
		Clarified disclosure to reflect that MSUs vest based on one-, two-, three- and four-year performance periods, with an average vesting period of 2.5 years. Emphasized MSUs were designed to advance retention objective because they replaced stock options and RSUs (both of which had annual vesting opportunities) and balance PUs (which cliff-vest after three years)	N/A
Maximum Potential AIP Award	Combination of maximum financial modifier of 200% and maximum individual modifier of 150% could result in outsize AIP award of 300%	Capped AIP awards at 200% of target (financial modifier and individual modifier combined) for all NEOs, consistent with our historical practice for our CEO. For 2015, this cap has been extended to all AIP participants.	2014
AIP Individual Modifier	Committee's evaluation of NEO performance could increase AIP awards in seemingly discretionary manner	Committed to providing greater transparency of individual modifier components for CEO, consistent with disclosure for 2013 included in supplemental proxy materials filed in 2014	2014
Above-Median Benchmarking	Base salaries targeted at the lower end of the third quartile and closer to the market median	Confirmed practice of targeting base salaries at or around the market median. Reconfirmed that total direct compensation is targeted at the median	N/A
Hedging and Pledging Policy	Despite historical record of no hedging or pledging by officers or directors, had not formally prohibited such activities given pending SEC regulations	Amended insider trading policy expressly to prohibit hedging and pledging by directors and officers	2014

OVERVIEW OF PAY PHILOSOPHY AND EXECUTIVE COMPENSATION COMPONENTS

        The Committee has designed our executive compensation program to reflect its philosophy that a substantial majority of compensation should be tied to our success in meeting predetermined performance objectives and positively influencing stock price appreciation. The objective of this strategy is to motivate our executives to achieve our annual and long-term financial goals and recognize their contributions in delivering strong corporate and/or business group performance.

        Our incentive compensation for 2014 consisted of an award under our Annual Incentive Plan (AIP) and long-term incentive (LTI) awards, with payouts determined based on our performance against goals established by the Committee in February 2014. The Committee structures incentive compensation to reward NEOs based on corporate and/or business group performance, as well as their individual contributions, to motivate them and align their compensation with stockholder interests. Our incentive compensation awards provide upside opportunity for exceeding performance targets and downside risk, including forfeiture or cancellation, for failing to achieve performance targets, with targets generally established above the midpoint of our annual guidance and consistent with our long-term financial goals. As shown in red in the following charts, the substantial majority of our NEOs' target total direct compensation in 2014 was performance-based and at risk.

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2014 Target Total Direct Compensation (TDC)

        As shown in the graph below, our CEO's compensation, as reflected in the Summary Compensation Table of our proxy statements, has been strongly aligned with our TSR performance over the last five years. The substantial year-over-year increase in our CEO's compensation in 2014 was primarily due to a $4.6 million increase in the value of his accumulated pension benefit driven by the one-time impact of using the updated post-retirement mortality rate* and the impact of calculating benefits using the current discount rate. Notably, the value of his AIP award decreased by approximately 53% compared to 2013, with the other components of his compensation substantially similar to the prior year.

History of Strong CEO Pay and TSR Alignment

*
RP 2014 White Collar Mortality Table with MP-2014 Projection Scale. See "2014 Pension Benefits" in Executive Compensation Tables for more information.
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STRONG COMPENSATION GOVERNANCE PRACTICES

        Our executive compensation program incorporates the following best practices, which we believe ensure that the program serves the long-term interests of our stockholders.

POLICY OR BEST PRACTICE	DESCRIPTION AND BENEFIT TO OUR STOCKHOLDERS

PAY FOR PERFORMANCE

Median Targeting	Total direct compensation (base salary + annual cash incentive opportunity + long-term equity incentive opportunity) is targeted at the median of companies similar in size, scope and complexity.
Majority of Compensation Performance-Based	For 2014, 85% of our CEO's and an average of 71% of our other Current NEOs' target total direct compensation was tied to company performance and subject to forfeiture if our performance is poor.
Capped Annual Incentive Set Above Midpoint of Guidance	Annual cash incentive compensation is based primarily on our achievement of performance objectives targeted above the midpoint of our annual guidance and consistent with our long-term financial goals, and secondarily on the Committee's assessment of our NEOs' achievement of defined and measurable strategic objectives, with awards capped at 200% of target.
Majority Long-Term Equity Incentive Compensation	Our equity-based incentive awards emphasize our long-term performance, with PUs cliff-vesting at the end of three years and MSUs having an average vesting period of 2.5 years. Equity compensation helps ensure alignment of NEO interests with stockholder interests by delivering compensation dependent on our long-term performance and stockholder value creation.
No Stock Options	Given their past adverse impact on our burn rate and related stockholder feedback, we suspended the regular grant of stock options.

BEST PRACTICES

No Employment Agreements	Our NEOs are employed at will.
Rigorous Stock Ownership Guidelines	Our CEO is required to obtain and maintain shares equal to the lesser of 5x his annual salary or 95,000 shares; he currently owns shares with a market value greater than 20x his annual salary. All our Current NEOs are in compliance with our stock ownership guidelines.
No Hedging or Pledging	Our insider trading policy prohibits our directors and officers from hedging or pledging our common stock and all our Current NEOs are in compliance with the policy.
Low Burn Rate and Dilution	Our burn rate and dilution at the end of fiscal year 2014 were 0.6% and 7.3%, respectively. Our burn rate was less than one-third of the industry benchmark of approximately 2% for companies in the S&P 500 Industrials subset.
Clawback Policy	Cash and equity incentive compensation is subject to clawback in the event of fraud or other intentional misconduct on the part of an NEO that necessitates a restatement of our financial results.
No Excise Tax Gross Ups	We do not gross-up payments received in connection with termination following a change of control for excise taxes.
Double Trigger Equity Vesting	Equity awards granted after April 26, 2012 would not be accelerated on change of control, unless the NEO experiences a separation of service within 24 months thereof.
No Repricing/Exchange of Underwater Stock Options	Our stock option and incentive plan prohibits the repricing/exchange of underwater options without stockholder approval.
Limited Perquisites	Other than a capped financial planning reimbursement and our payment for an annual physical examination, our NEOs receive a flat taxable executive benefit allowance in lieu of enumerated perquisites that is not subject to any tax gross-up.
Reasonable Severance Benefits	Severance formula:
 CEO: 2x (annual salary + highest AIP award in last three years + cash value of 12 months of health insurance premiums)
Other NEOs: annual salary + highest AIP award in last three years + cash value of 12 months of health insurance premiums
Reasonable Change of Control Benefits	Change of Control Severance Formula (requires termination within 24 months of a change of control):
 CEO: 3x (annual salary + highest AIP award in last three years + cash value of 12 months of health insurance premiums) + prorated AIP award for year of termination
Other NEOs: 2x (annual salary + highest AIP award in last three years + 12 months of health insurance premiums) + prorated AIP award for year of termination

STRONG GOVERNANCE

Independent Oversight	The Committee is comprised solely of independent directors.
Independent Expert Advice	Towers Watson, which has been determined by the Committee to be independent and free of conflicts of interest, provides the Committee with expert executive compensation advice.
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SUMMARY OF COMPENSATION DECISIONS FOR 2014

        The Committee targets total direct compensation for NEOs at the median of companies similar in size, scope and complexity with which we compete for executive talent. Total direct compensation includes base salary, target AIP opportunity and target LTI opportunity. The Committee believes this positioning is appropriate given our business portfolio mix, product diversity and the global nature of our operations, which require our executives to have a wide range of business leadership experience and skills. For 2014, each of our NEO's total direct compensation fell around the median of the market data utilized by the Committee.

        The key elements of our 2014 NEO target total direct compensation are shown in the following table. While we provide consistent, market-competitive total direct compensation opportunities for our NEOs, the actual compensation they realize varies year-to-year based on our performance.

        Payout at vesting for MSUs is determined based on the following formula:

(stock price at settlement* + reinvested dividends during the period)
stock price at grant*

*
Stock price at settlement is the average closing price of our common stock during the trading days of the January following the end of the performance period; stock price at grant is the average closing price of our common stock during the trading days of the January of the year of grant.

2014 TOTAL DIRECT COMPENSATION (TDC)

COMPONENT	DESCRIPTION	DECISIONS IMPACTING 2014 EXECUTIVE COMPENSATION

PERFORMANCE-BASED EQUITY Target LTI Award 66% of TDC for CEO Avg. 51% of TDC for Other Current NEOs	Provides variable, equity-based incentive compensation to enhance alignment of our executive's interests with stockholder interests and drive long-term value creation

LTI opportunity based on market survey data; award vehicles, performance criteria and weightings based on expert advice and recommendation of Towers Watson

LTI Granted in 2014

•

There was no change in NEO target LTI opportunities for 2014, other than: (i) an increase in Mr. Scarborough's target LTI opportunity from 420% to 450% to reflect the market median and (ii) for 2014 only, increases of 20% for Ms. Hill and 30% for Messrs. Butier, Neville and Nolan in order to recognize the impact their leadership of their respective function or business group had in contributing to our strong financial performance for the 2013 fiscal year.

•

50% in PUs that cliff-vest at the end of a three-year period subject to our achieving at least the threshold level of performance for the EVA and TSR objectives established for the award. No change in performance objectives or weightings from 2013.

•

50% in MSUs that vest based on our absolute TSR over one-, two-, three- and four-year performance periods, with an average vesting period of 2.5 years. No change in performance objectives or weightings from 2013.

•

Changes to award vehicles to reflect stockholder feedback and improvements in our company's financial profile were not reflected in 2014 awards because awards were made in February 2014. Changes have been reflected in 2015 awards.

LTI Vesting in 2014

•

With a relative TSR of 52% compared to an objectively determined peer group of 50 companies established at the time of grant, the PUs granted in 2012 vested at 107% of target for the three-year performance period ending in 2014.

•

2nd Tranche payout for MSUs granted in 2013

—

($52.72 + $3.05) /$36.23 = 1.54            (see formula above)

—

Paid out at 154% of target

•

1st Tranche payout for MSUs granted in 2014

—

($52.72 + $1.47)/$50.22 = 1.08            (see formula above)

—

Paid out at 108% of target

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2014 TOTAL DIRECT COMPENSATION (TDC)

COMPONENT	DESCRIPTION	DECISIONS IMPACTING 2014 EXECUTIVE COMPENSATION

PERFORMANCE-BASED CASH Target AIP Award Capped at 200% of target 19% of TDC for CEO Avg. 20% of TDC for Other Current NEOs	Provides variable, cash-based incentive to motivate our executives annually to grow sales, increase profitability and deliver strong free cash flow consistent with our long-term financial objectives

AIP opportunity based on market survey data; financial modifier based on corporate and/or business group performance; individual modifier based on defined strategic objectives.

There were no changes in NEO target AIP opportunities for 2014.

Our company and/or business group performance resulted in financial modifier for CEO and other corporate Current NEOs of 78% and financial modifier for business group Current NEO of 40%.

Individual NEO performance warranted modifiers within the range of 80% to 130%, reflecting their achievement of strategic objectives determined at the beginning of 2014.

The Committee determined AIP awards within the range of 32% to 101% of target.

FIXED Base Salary 15% of TDC for CEO Avg. 29% of TDC for Other Current NEOs	Provides fixed, market competitive monthly income for performing daily responsibilities	The Committee provided limited increases around 3%, consistent with average increase for U.S. employees, with modest (less than 1%) adjustments for certain NEOs to reflect their prior-year performance or position their salary at or around the market median.
2014 TDC TARGETED AT MEDIAN

        In addition to these primary elements of our executive compensation program, we also provide our NEOs with limited perquisites and benefits that we believe are comparable to other multinational public companies.

DISCUSSION OF COMPENSATION COMPONENTS AND
DECISIONS IMPACTING 2014 COMPENSATION

        The Committee aims to have base salaries at or around the market median, with the substantial majority of NEO compensation consisting of incentive compensation to advance the Committee's pay-for-performance philosophy. This methodology drives higher realized compensation when our financial performance is stronger and lower realized compensation when our financial performance is weaker. In addition, it provides the Committee with the flexibility to respond to changing business conditions, manage compensation in accordance with career progression, and adjust compensation to reflect differences in executive experience and performance.

BASE SALARY

        In February 2014, the Committee approved the base salary increases shown in the following table for our NEOs. These amounts do not conform to the amounts contained in the Summary Compensation Table, which reflect the salary actually earned during 2014, because salary increases became effective as of April 1, 2014. Increases are generally driven by the average percentage merit increase provided to our U.S. employees, subject to marginal increase or decrease based on the NEO's performance and the market median for positions with similar scope and responsibility.

2014 NEO BASE SALARY INCREASES

NAME	PRIOR BASE SALARY	% INCREASE	NEW BASE SALARY	RATIONALE
Mr. Scarborough	$1,071,000	3.00%	$1,103,000	Consistent with average increase for U.S. employees
Mr. Butier	$580,027	3.45%	$600,038	Modestly higher than average increase for U.S. employees to position salary around market median
Ms. Hill	$477,349	3.00%	$491,670	Consistent with average increase for U.S. employees
Ms. Miller	$491,390	3.00%	$506,131	Consistent with average increase for U.S. employees
Mr. Neville	$560,036	3.57%	$580,030	Modestly higher than average increase for U.S. employees to position salary around market median
Mr. Nolan	$620,026	3.23%	$640,052	Slightly higher than average increase for U.S. employees based on 2013 performance

        In connection with his appointment as our President and Chief Operating Officer, effective November 1, 2014, Mr. Butier's base salary was increased to $750,000, around the market median for roles with similar scope and responsibility and between the base salary of our CEO and Mr. Neville, our only current business group President.

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2014 AIP AWARDS

        The 2014 AIP was designed to incent management to create long-term stockholder value. Performance goals were approved by the Committee above the midpoint of the adjusted EPS guidance we announced to investors in January 2014. Because our annual operating plan builds on results for the prior year and takes into account our anticipated business environment — as well as our strategic plans, operational issues and planned capital expenditures — our AIP reflects these factors as well.

        NEO AIP awards are determined using the following formula:

Year-end Base Salary
×
Target AIP Opportunity
(based on market survey data)
×
Financial Modifier
(based on corporate and/or business group performance)
×
Individual Modifier
(based on achieving defined strategic objectives)

2014 Target AIP Opportunities

        As a percentage of 2014 year-end base salary, the target AIP opportunities for 2014, which were unchanged from the prior year, were 125% for Mr. Scarborough; 75% for Messrs. Butier, Neville and Nolan; and 60% for Mses. Hill and Miller. Because the increase in Mr. Butier's target AIP opportunity from 75% to 90% of base salary in connection with his appointment as President and Chief Operating Officer occurred in the fourth quarter of 2014, his target AIP opportunity for the year remained at his former level, in accordance with the terms of our AIP.

2014 AIP Performance Objectives and Weightings

        The following performance objectives and weightings for the 2014 AIP were established and weighted by the Committee, in consultation with Towers Watson. In setting the targets for these goals, the Committee aimed to (i) ensure consistency with our long-term financial goals; (ii) require improvement in the trajectory of our businesses from the prior year; and (iii) establish targets above the midpoint of our announced guidance for 2014. These were the same objectives and weightings used for purposes of the 2013 AIP to continue incenting our NEOs to increase sales, improve profitability and generate strong free cash flow. Our CEO, CFO and Chief Human Resources Officer participated during portions of the meeting during which the Committee reviewed and recommended performance objectives for our AIP and analyzed our performance against these objectives.

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        For our business group NEOs (Messrs. Neville and Nolan), the Committee determined to link 75% of the AIP financial modifier to their respective business group's results and 25% to corporate results. The business group performance objectives were designed to be achievable only if our business groups substantially improved upon their 2013 performance and delivered results consistent with the achievement of the long-term financial objectives we announced in May 2012.

2014 Financial Modifiers

        Financial modifiers are capped at 200%. Consistent with prior years, in evaluating our achievement of these performance objectives, the Committee has the discretion to exclude the impact, positive or negative, of extraordinary items such as currency translation; acquisitions and divestitures; restructuring and integration actions not included in our annual net income plan; changes in accounting principles, tax codes or related regulations and rulings; natural disasters, terrorism and war; costs related to the early extinguishment of debt; costs of litigation outside the normal course of business; and non-cash charges associated with the impairment of long-lived assets.

        The following table shows the AIP financial modifiers for our NEOs for 2014. As shown, while we exceeded the target level established for Adjusted EPS, the other performance objectives were either not achieved or achieved at below-target level. Our corporate and business group performance resulted in AIP financial modifiers of 78% for our corporate NEOs and 40% for Mr. Neville. Because he was not employed at the end of our fiscal year 2014, Mr. Nolan was not eligible for a 2014 AIP award.

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2014 NEO AIP FINANCIAL MODIFIERS

NAME	PERFORMANCE OBJECTIVE	WEIGHTING	THRESHOLD (50%)	TARGET (100%)	MAXIMUM (200%)	ACTUAL	% OF TARGET ACHIEVED	WEIGHTED % OF TARGET ACHIEVED
Mr. Scarborough Mr. Butier	Total Company Adjusted Sales Growth(1)	20%	2.9%	4.9%	8.9%	4.2%	83%	17%
Ms. Hill Ms. Miller	Total Company Adjusted EPS(2)	60%	$2.90	$3.10	$3.50	$3.11	102%	61%
	Total Company Free Cash Flow(3)	20%	$248M	$310M	$620M	$204M	0%	0%

Corporate NEO Financial Modifier								78%

Mr. Neville	Total Company Adjusted EPS(2)	25%	$2.90	$3.10	$3.50	$3.11	102%	26%
Retail Branding and Information	RBIS Segment Adjusted Sales Growth(4)	20%	2.4%	4.9%	9.9%	(0.6)%	0%	0%
Solutions (RBIS)	RBIS Segment Adjusted Net Income(4)(5)	35%	$59M	$65M	$77M	$59M	41%	14%
	RBIS Segment Free Cash Flow(4)	20%	$52M	$65M	$130M	$32M	0%	0%

RBIS NEO Financial Modifier								40%

Mr. Nolan	Total Company Adjusted EPS(2)	25%	$2.90	$3.10	$3.50	—	—	—
Pressure-Sensitive Materials (PSM)	PSM Segment Adjusted Sales Growth(4)	20%	2.9%	4.9%	8.9%	—	—	—
	PSM Segment Adjusted Net Income(4)(5)	35%	$305M	$321M	$353M	—	—	—
	PSM Segment Free Cash Flow(4)	20%	$200M	$250M	$500M	—	—	—
(1)
Total Company Adjusted Sales Growth refers to reported sales growth of 3.1%, excluding the unfavorable impact of currency translation of 1.1%.

(2)
Total Company Adjusted EPS refers to reported net income per common share, assuming dilution, of $2.60, adjusted for tax-effected restructuring costs and other items of $0.51.

(3)
Total Company Free Cash Flow refers to cash flow from operations of $374.2 million, minus payments for property, plant and equipment of $147.9 million and software and other deferred charges of $27.1 million, plus proceeds from sale of property, plant and equipment of $4.3 million, net proceeds from sales (purchases) of investments of $0.3 million, and net divestiture-related payments and free cash outflow from discontinued operations of $0.2 million.

(4)
Adjusted sales growth, adjusted net income and free cash flow measures at the segment level are internal metrics. These metrics either exclude or make simplifying assumptions for items that cannot be allocated precisely by segment, such as interest and income tax expenses, and related balance sheet accounts such as deferred tax assets and liabilities, income tax payables and receivables, and short- and long-term debt. Certain balance sheet accounts such as pension and other postretirement benefits and insurance that are generally managed at the corporate level, as well as the impact of foreign currency translation, are also excluded from the calculation of these metrics for the segments. The impact of intercompany sales is included in segment metrics.

(5)
Adjusted net income refers to reported net income adjusted for tax-effected restructuring costs and other items.

2014 NEO Performance Evaluations & Individual Modifiers

        Our NEOs are evaluated on their achievement of strategic objectives reflected in their individual performance plans for the year, with the Committee approving the CEO's goals for the year and the CEO approving the goals of the other NEOs. The NEOs' performance is assessed in February of the following year, with their achievements measured against these goals. For the NEOs other than our CEO, this assessment considers the totality of their performance rather than assigning specific weights to each of the performance goals. Individual modifiers are capped at 150%.

        The Committee reviews and evaluates our CEO's annual performance, taking into account his performance against objectives established at the beginning of the year, his self-assessment of his performance and market reference and other data provided by Towers Watson. Our CEO is not involved in the decisions regarding his own compensation, which are determined by the Committee meeting in executive session with Towers Watson. The Committee determines the individual modifier for our CEO based on its assessment of his performance.

        Our CEO recommends to the Committee the individual modifiers for our other NEOs based on his assessment of their performance. The Committee challenges the CEO's assessments, considers our CEO's recommendations and retains the discretion to approve individual modifiers for our other NEOs lower than what the CEO has recommended.

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        For 2014, the Committee evaluated the performance of our CEO and determined that, with the exception of the objective associated with our RBIS segment, he met or exceeded each of the strategic objectives established for him by the Committee at the beginning of the year, as shown below:

2014 CEO PERFORMANCE EVALUATION

STRATEGIC OBJECTIVE	WEIGHTING	EVALUATION
Execute Materials Group European restructuring, delivering projected savings	20%	Materials Group European restructuring on track to deliver $15M in annualized savings
Deliver RBIS strategic goals, including achieving milestones on footprint restructuring and executing product line divestiture	20%	RBIS achieved radio-frequency identification (RFID) and plant consolidation objectives, but significantly missed our internal target for earnings before interest and taxes (EBIT)
Identify potential markets for next growth platforms	20%	Solid performance in new growth areas in Performance Tapes product group and Graphics component of Materials product group; developed robust M&A pipeline
Complete implementation of new financial system and outsourcing model on time and on budget	10%	New financial system and outsourcing model implemented on time and under budget
Deliver milestones for our Vancive Medical Technologies segment, including achieving a break-even run rate by Q4	20%	Delivered 15 of 16 milestones for the year and achieved a break-even run rate by Q4 on strong sales growth
Deliver a succession plan that meets our Board's goals	10%	Mr. Butier named President and COO effective November 2014

Individual Modifier Based on Committee Evaluation	96%

        BASED ON PERFORMANCE AGAINST DEFINED AND MEASURABLE STRATEGIC OBJECTIVES

        In determining the individual modifiers for our other Current NEOs, the Committee noted the following highlights of their respective 2014 performance:

  •
  Mr. Butier — Completed the implementation of a new financial system and outsourcing of certain transaction processing activities to a new third-party service provider on time and under budget; implemented a tax restructuring program that delivered significant tax savings; transitioned to Chief Operating Officer while still retaining Chief Financial Officer position; and maintained capital discipline, including an increase in cash returned to our stockholders.

  •
  Ms. Hill — Managed the successful move and transition to our new corporate headquarters; created, promoted and advanced our global gender diversity program; and oversaw our leadership development program, leading to several promotions that strengthened our management team.

  •
  Ms. Miller — Continued to lead and improve our values and ethics program; provided leadership of our mergers and acquisitions function, overseeing an increase in our pipeline of potential opportunities; and provided oversight and advice for corporate governance matters and our stockholder engagement efforts.

  •
  Mr. Neville — Delivered mixed results as below-target financial performance for the year overshadowed excellent progress in operations and supply chain, as well as significant achievements in the radio frequency identification (RFID) and performance segments.

        Based on the above assessments and after giving consideration to the recommendations of our CEO, the Committee approved the following individual modifiers for our other Current NEOs: 130% for Mr. Butier; 120% for Ms. Hill; 120% for Ms. Miller; and 80% for Mr. Neville.

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2014 AIP Awards

        Our Current NEOs received the AIP awards shown in the following table for 2014, based on their respective base salary at year-end 2014, AIP opportunity, financial modifier and individual modifier:

2014 NEO AIP AWARDS

NAME	2014 YE BASE SALARY	AIP OPPORTUNITY	TARGET AIP AWARD	FINANCIAL MODIFIER	INDIVIDUAL MODIFIER	AIP AWARD
Mr. Scarborough	$1,103,000	125%	$1,378,750	78%	96%	$1,032,408
Mr. Butier	$750,000	75%	$562,500	78%	130%	$570,375
Ms. Hill	$491,670	60%	$295,002	78%	120%	$276,122
Ms. Miller	$506,131	60%	$303,679	78%	120%	$284,243
Mr. Neville	$580,030	75%	$435,023	40%	80%	$139,207

2014 GRANTS OF LTI AWARDS

        Our LTI program provides variable incentive compensation to enhance alignment of executive interests with stockholder interests and drive long-term value creation. The LTI awards granted in 2014 were fully performance-based and delivered in equity comprised of:

  •
  50% in PUs that cliff-vest at the end of a three-year period subject to our achievement of the performance objectives established for the award; and

  •
  50% in MSUs that vest at the end of the one-, two-, three- and four-year performance periods, with an average vesting period of 2.5 years, based on our absolute TSR.

        LTI awards are generally granted on the fourth Thursday of February, the day our Board has a regularly-scheduled meeting. Special awards may also be granted for promotion or retention purposes, with the awards granted on the first day of the calendar quarter following the decision to make such a grant. The Committee does not offset the loss or gain of prior year grants in determining current year grants as doing so would compromise the intended risk/reward nature of these incentives.

        The LTI awards discussed in this section were 50% PUs and 50% MSUs, in each case granted in February 2014. In October 2014, the Committee also approved (i) a special promotion grant on December 1, 2014 of RSUs with a target grant date fair value of $2,000,000 for Mr. Butier, 50% of which was intended to vest on the grant date and 50% of which was intended to vest on the two-year anniversary of the grant date and (ii) a special retention grant on December 1, 2014 of RSUs with a target grant date fair value of $1,500,000 for Mr. Neville, 100% of which was intended to vest on the two-year anniversary of the grant date. In February 2015, we voided both of these awards following our determination that they did not meet the three-year minimum vesting requirement for time-vesting full-value awards set forth in our Amended and Restated Stock Option and Incentive Plan (the "Equity Plan"). To provide these executives the intended incentive and similar value and timing for these awards, in February 2015, the Committee approved (i) a special promotion grant to Mr. Butier on March 2, 2015 of RSUs with a target grant date fair value of $2,000,000, 50% of which vested on the grant date, 40% of which will vest on December 1, 2016 and 10% of which will vest on the three-year anniversary of the grant date; and (ii) a special retention grant to Mr. Neville on March 2, 2015 of RSUs with a target grant date fair value of $1,500,000, 90% of which will vest on December 1, 2016 and 10% of which will vest on the three-year anniversary of the grant date. Payouts are contingent on the executives being employed on the respective vesting dates.

        The LTI awards granted to Mr. Nolan in February 2014 were cancelled upon the termination of his employment before the end of the year.

Target LTI Opportunity

        As a percentage of 2013 year-end base salary, the target LTI opportunities for 2014 were 450% for Mr. Scarborough, 200% for Messrs. Butier, Neville and Nolan and 180% for Mses. Hill and Miller. The target 2014 LTI award opportunity represented approximately 78% and 72%, respectively, of our CEO's, and other Current NEOs' average, total incentive compensation. Mr. Scarborough's target LTI opportunity increased from 420% in the prior year to reflect the market median. For 2014 only, the Committee increased the LTI opportunities for Ms. Hill by 20% and Messrs. Butier, Neville and Nolan by 30% to recognize the impact their leadership of their respective function or business group had in contributing to our strong financial performance for the 2013 fiscal year.

Avery Dennison Corporation | 2015 Proxy Statement | 42

        Because the increase in Mr. Butier's target LTI opportunity from 200% to 300% in connection with his appointment as President and Chief Operating Officer occurred after the February grant date, his target LTI opportunity for 2014 remained at his former level.

Performance Units (PUs)

        Awarded under our 2014-2016 Mid-Term Incentive Plan (MTIP), PUs cliff-vest in shares of our common stock after the end of a three-year period at threshold (50% payout), target (100% payout) and maximum (200% payout) levels based on our achievement of the performance objectives established for the award. PUs do not accrue dividend equivalents.

        Consistent with the 2013-2015 MTIP, the Committee selected the following performance objectives for the 2014-2016 MTIP. The Committee believes that these objectives appropriately align executive compensation with the long-term interests of our stockholders because appreciation of our stock price and delivery of strong cumulative EVA directly impacts the number of shares executives may receive at vesting.

  •
  Cumulative EVA, weighted 50% for our corporate NEOs (based on our total company's EVA) and 75% for our business group NEOs (based on the cumulative EVA for their respective business group). EVA is a measure of financial performance calculated by deducting the cost of capital from our after-tax operating profit. The Committee established cumulative EVA goals consistent with the long-term targets we announced in May 2012, with the target payout at the low end of the respective long-term growth target and the maximum payout at the high end of the respective long-term growth target. Whether linked to corporate or business group results, target payouts require significant improvement in our business performance.

  •
  Relative TSR compared to an objectively determined peer group of companies, weighted 50% for our corporate NEOs and 25% for our business group NEOs. TSR measures the return that we have provided our stockholders, including stock price appreciation and dividends paid (assuming reinvestment thereof), expressed as a percentage. TSR is a common metric used by the investment community to measure performance because it allows for easy comparisons of our performance relative to other companies. Consistent with its pay-for-performance philosophy, the Committee designed the TSR objective to provide realized compensation only if our stockholder value creation compares favorably with that of our designated peers. The Committee established the threshold payout level at TSR at or above the 40th percentile, the target payout level at TSR at or above the 50th percentile and maximum payout level at TSR at or above the 80th percentile, which were the same levels used for the 2013-2015 MTIP. In assessing the rigor of these objectives, the Committee noted that two of the four MTIP cycles eligible for vesting since inception of the program were cancelled due to our failure to meet the threshold level required for vesting.

2014-2016 MTIP

NEO	PERFORMANCE OBJECTIVES	WEIGHTING
Mr. Scarborough
Mr. Butier	Total Company Cumulative EVA	50%
Ms. Hill	Relative TSR	50%
Ms. Miller
Mr. Neville	RBIS Segment Cumulative EVA Relative TSR	75% 25%
Mr. Nolan	PSM Segment Cumulative EVA Relative TSR	75% 25%

        Consistent with the 2013-2015 MTIP and on the recommendation of Towers Watson, to benchmark TSR, the Committee utilized a peer group(‡) comprised of U.S. companies (i) in similar industries based on their being classified in one of five GICS

‡
The following 50 companies comprised the peer group for purposes of the 2014-2016 MTIP: A. Schulman, Inc.; AEP Industries Inc.; Albermarle Corporation; AptarGroup, Inc.; Ashland Inc.; Ball Corporation; Bemis Company, Inc.; Berry Plastics Group, Inc.; Celanese Corporation; Chemtura Corporation; Clearwater Paper Corporation; Crown Holdings Inc.; Cytec Industries Inc.; Eastman Chemical Co; Ecolab Inc.; Ferro Corp.; FMC Corp; Graphic Packaging Holding Company; Greif Inc.; HB Fuller Co.; Huntsman Corporation; International Flavors & Fragrances Inc.; KapStone Paper and Packaging Corporation; Kraton Performance Polymers Inc.; MeadWestvaco Corporation; Minerals Technologies Inc.; NewMarket Corporation; Olin Corp.; OM Group Inc.; OMNOVA Solutions Inc.; Owens-Illinois Inc.; Packaging Corp. of America; PH Glatfelter Co.; PolyOne Corporation; PPG Industries Inc.; Rock-Tenn Co.; Rockwood Holdings Inc.; RPM International Inc.; Sealed Air Corporation; Sensient Technologies Corporation; Sigma-Aldrich Corporation; Silgan Holdings Inc.; Sonoco Products Co.; Stepan Company; Taminco Corporation; The Sherwin-Williams Company; The Valspar Corporation; Valhi Inc.; Verso Paper Corp.; and W.R. Grace & Co.
Avery Dennison Corporation | 2015 Proxy Statement | 43

codes (diversified chemicals (15101020), specialty chemicals (15101050), metal and glass containers (15103010), paper packaging (15103020), and paper products (15105020)) and (ii) with revenues during the last twelve months of $1 billion to $20 billion. The Committee selected these objective criteria to benchmark TSR against companies that are in similar industries and of similar size. Based on the formulaic application of the same objective criteria, the peer group changed from the prior year as follows: (i) Taminco Corporation was added because it completed its initial public offering in April 2013; (ii) Boise Inc. was deleted because it was acquired by Packaging Corp of America; and (iii) Wausau Paper Corp. was deleted because its revenues fell below $1 billion.

Market-leveraged Stock Units (MSUs)

        In 2013, based on the expert advice and recommendation of Towers Watson, the Committee began granting our NEOs MSUs, which are linked directly to our absolute TSR performance, meaning the percentage change in our stock price (plus dividend equivalents accrued during the vesting period). Additional information regarding the Committee's rationale for adopting MSUs can be found in the Executive Summary of this CD&A. MSUs:

  •
  Are fully performance-based because they are tied to our absolute TSR performance; and

  •
  Have one-, two-, three- and four-year performance periods, with an average vesting period of 2.5 years.

        MSUs vest as shown on the following graph, with the number of shares earned determined as of the vesting date based on our absolute TSR. Although dividend equivalents accrue on MSUs during the period, they are earned and paid only at vesting.

        The MSUs granted in 2013 and 2014 had the payout characteristics shown on the left below. The Committee did not make any changes to the MSUs in 2014 given that the program was only in its second year; with only one grant having vested for a one-year performance period, the Committee determined that there had not been sufficient experience with this component of the LTI program to make any changes.

        For 2015, the Committee significantly changed the MSU program, making the threshold and target performance criteria more rigorous to reflect stockholder feedback and our current business profile, as shown on the right below.

2013-2014 MSUs			2015 MSUs

	ABSOLUTE TSR	PAYOUT		ABSOLUTE TSR	PAYOUT
Cancelled	> 30% decrease	0%	Cancelled	>15% decrease	0%
Threshold	30% decrease	70%	Threshold	15% decrease	85%
Target	0% increase	100%	Target	10% increase	100%
Above Target	>1% increase	>100%	Above Target	>10% increase	>100%
Maximum	100% increase	200%	Maximum	75% increase	200%
Avery Dennison Corporation | 2015 Proxy Statement | 44

2014 NEO LTI AWARDS

        Our NEOs were granted the 2014 LTI awards shown in the following table in February 2014. The number of awards granted was approved by the Committee based on the NEO's respective base salary at year-end 2013 and target LTI opportunity, with the number of PUs based on a grant date fair value equal to the average closing price for shares of our common stock during the first ten trading days of February 2014 and the number of MSUs based on a grant date fair value determined by a preliminary Monte-Carlo simulation using the trading days of January 2014. As a result of the methodology for determining grant date fair value and timing, total LTI values awarded slightly exceeded target LTI values. The PUs and MSUs granted to Mr. Nolan were cancelled upon the termination of his employment.

2014 NEO LTI AWARDS

NAME	2013 YE BASE SALARY	TARGET LTI OPPORTUNITY	2014 ADJUSTMENT(1)	TARGET LTI VALUE	PUs (#)	PUs ($)	MSUs (#)	MSUs ($)
Mr. Scarborough	$1,071,000	450%	—	$4,820,000	49,763	$2,411,898	47,621	$2,512,489
Mr. Butier	$580,027	200%	30%	$1,508,069	15,570	$754,643	14,900	$786,124
Ms. Hill	$477,349	180%	20%	$1,031,075	10,645	$515,936	10,187	$537,470
Ms. Miller	$491,390	180%	—	$884,501	9,132	$442,608	8,739	$461,073
Mr. Neville	$560,036	200%	30%	$1,456,095	15,033	$708,453	14,386	$759,007
Mr. Nolan	$620,026	200%	30%	$1,612,067	16,643	$784,330	15,927	$840,312
(1)
The Committee adjusted the target LTI opportunities for Ms. Hill and Messrs. Butier, Neville and Nolan to recognize the impact their leadership of their respective function or business group had in contributing to our strong financial performance for the 2013 fiscal year.

2014 VESTING OF PREVIOUSLY GRANTED LTI AWARDS

2012-2014 MTIP PUs Eligible For Vesting

        The PUs granted to our NEOs in February 2012 under our 2012-2014 MTIP were eligible for vesting at the end of 2014 based on our relative TSR compared to a peer group§ of companies determined using the same objective criteria used for the 2014-2016 MTIP.

2012-2014 MTIP

	Relative TSR	Payout
Threshold	40th percentile	50%
Target	50th percentile	100%
Actual Performance	52nd percentile	107%
Maximum	80th percentile	200%

MSUs Eligible For Vesting

        Two tranches of MSUs were eligible for vesting based on our absolute TSR at the end of 2014, with payouts determined as follows:

  •
  2nd Tranche payout for MSUs granted in 2013:

  —
  2-Year performance period: 2013-2014
  —
  (stock price at settlement (avg. closing price for trading days of January 2015)  + reinvested dividends during the period)
                                       stock price at grant (avg. closing price for trading days of January 2013)
  —
  ($52.72 + $3.05)/$36.23 = 1.54
  —
  Paid out at 154% of target

§
The following 50 companies comprised the peer group for purposes of the 2012-2014 MTIP: A. Schulman, Inc.; Albermarle Corp.; AptarGroup, Inc.; Ashland Inc.; Ball Corporation; Bemis Company, Inc.; Boise Inc.; Cabot Corp; Celanese Corporation; Clearwater Paper Corporation; Crown Holdings Inc.; Cytec Industries Inc.; Eastman Chemical Co; Ecolab Inc.; Ferro Corp.; FMC Corp; Graphic Packaging Holding Company; Greif Inc.; HB Fuller Co.; Huntsman Corporation; International Flavors & Fragrances Inc.; Kraton Performance Polymers Inc.; MeadWestvaco Corporation; Minerals Technologies Inc.; New Market Corp.; Olin Corp.; OM Group Inc.; OMNOVA Solutions Inc.; Owens-Illinois Inc.; Packaging Corp. of America; PH Glatfelter Co.; PolyOne Corporation; PPG Industries Inc.; Rock-Tenn Co.; Rockwood Holdings Inc.; RPM International Inc.; Sealed Air Corporation; Sensient Technologies Corporation; Sigma-Aldrich Corporation; Silgan Holdings Inc.; Solutia Inc.; Sonoco Products Co.; Stepan Company; Temple-Inland Inc.; The Sherwin Williams Company; The Valspar Corporation; Valhi Inc.; Verso Paper Corp.; W.R. Grace & Co.; and Wausau Paper Corp.
Avery Dennison Corporation | 2015 Proxy Statement | 45

  •
  1st Tranche payout for MSUs granted in 2014:

  —
  1-Year performance period: 2014
  —
  (stock price at settlement (avg. closing price for trading days of January 2015)  + reinvested dividends during the period)
                                       stock price at grant (avg. closing price for trading days of January 2014)
  —
  ($52.72 + $1.47)/$50.22 = 1.08
  —
  Paid out at 108% of target

PERQUISITES

        Consistent with market practices, our NEOs receive the perquisites described below. We do not reimburse our NEOs for the tax consequences of their receipt of these perquisites.

LIMITED PERQUISITES

PERQUISITE	DESCRIPTION AND LIMITATIONS	BENEFIT TO STOCKHOLDERS
Executive Benefit Allowance	$70,000 for CEO and $65,000 for other NEOs (not increased since program inception in 2011); taxable to NEO with no gross-up	Flat allowance reduces expense of administering a variety of separate perquisites
Financial Planning	Annual reimbursement of up to $25,000 for CEO and $15,000 for other NEOs; taxable to NEO with no gross-up	Allows executives to focus on job duties
Annual Physical Examination	Paid directly to the service provider only to the extent actually used and not taxable to the NEO	Facilitates maintenance of good overall health by key company leaders

BENEFITS

Defined Retirement Benefits

        Except for Mr. Neville, our NEOs are eligible for retirement benefits under our U.S. pension plan and benefit restoration plan subject to the same terms and conditions as our other eligible U.S. employees. These plans are administered by our Retirement Planning Committee, which consists solely of members of management.

        Because we froze the accrual of benefits under these plans as of December 31, 2010, none of our NEOs accrued additional retirement benefits during 2014. For additional information regarding these plans and accrued NEO benefits thereunder, see 2014 Pension Benefits in Executive Compensation Tables.

Executive Retirement Benefits

        We have a supplemental executive retirement plan that provides designated executives with supplemental benefits upon retirement to induce them to remain with our company and further our long-term growth. Our CEO is the only current NEO who is a participant under the plan, and the Committee does not currently intend to designate any of our other current NEOs as a participant in the plan.

        Because we froze the accrual of benefits under the supplemental executive retirement plan as of December 31, 2010, our CEO accrued no additional retirement benefits under the plan during 2014. His plan benefits generally would commence upon the earlier of his turning 60 and his separation from service at a benefit level of 62.5% of his average compensation as of December 31, 2010, reduced by the benefits to which he would be entitled from our other retirement plans, our company match to his contributions to our employee savings plan, fixed amounts representative of his contributions plus interest to our deferred compensation plans, and estimated Social Security payments. If our CEO elects to retire and begins receiving benefits after his vesting age but before reaching age 62, his benefits under this plan would be subject to reduction.

        For additional information on the supplemental executive retirement plan and our CEO's accrued benefits thereunder, see 2014 Pension Benefits in Executive Compensation Tables.

Defined Contribution Benefits

        Our NEOs are eligible to participate in our employee savings plan, a qualified 401(k) plan that permits U.S. employees to defer the lesser of 25% of their eligible earnings and the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. Employee deferrals are immediately vested upon contribution and we make a contribution up to 6% of an

Avery Dennison Corporation | 2015 Proxy Statement | 46

employee's eligible compensation, 3% of which is an automatic contribution and up to 3% of which is a match of 50% of the employee's contributions up to 6%, subject to certain other Internal Revenue Code (the "Code") limits. Participants vest in company contributions to their savings plan account after two years of service.

        Employees are immediately eligible to participate in the savings plan, and all our current NEOs participated in the plan during fiscal year 2014. Our NEOs participate in these plans subject to the same eligibility and benefit terms and conditions as our other U.S. employees. The plan is administered by our Retirement Planning Committee, which consists solely of members of management.

Nonqualified Deferred Compensation Benefits

        Our NEOs are eligible to participate in our nonqualified deferred compensation plan, which allows eligible employees to defer up to 75% of their base salary, up to 90% of their AIP award, and 100% of their LTI awards. The plan provides NEOs and other eligible employees with a long-term capital accumulation opportunity because savings accumulate on a pre-tax basis. Participating executives may select from among a number of investment options. Our only deferred compensation plan currently open for deferrals does not offer above-market interest rates. Deferrals are 100% vested.

        We made an annual contribution in early 2014 to the deferred compensation account of our NEOs equal to 6% of 401(k) eligible earnings in excess of the Code compensation limit. This benefit was designed to supplement 401(k) contributions that are limited under the Code.

        Our CEO also participated in deferred compensation plans that are no longer available for new deferrals.

        For additional information regarding our deferred compensation plans and accrued NEO benefits thereunder, see 2014 Nonqualified Deferred Compensation in Executive Compensation Tables.

Retiree Medical Benefits

        Under our retiree medical plan, our NEOs may be eligible for medical coverage until they are eligible for Medicare if they (i) elect to retire immediately following separation of service; (ii) receive a benefit from the defined benefit retirement plan; and (iii) are age 55 or older with 15 or more years of service. Eligible retirees retiring after December 31, 2013 are solely responsible for the costs of this coverage.

Life Insurance Benefits

        In addition to the $50,000 in life insurance benefits we provide to all U.S. employees, our NEOs are provided with supplemental life insurance benefits equal to three times the NEO's base salary less $50,000, up to a maximum coverage amount of $1 million.

Personal Excess Liability Insurance Benefits

        We provide $3 million of personal excess liability insurance coverage to our NEOs. Personal excess liability coverage provides an additional layer of liability coverage that supplements the coverage provided by the individual's personal liability insurance. In order to receive any benefit from this coverage, the NEO must maintain certain minimum coverage requirements under his or her personal liability policy.

Relocation/International Assignment Benefits

        We provide relocation assistance to some of our senior level employees, which may include our NEOs. In addition, in certain circumstances, we provide certain reimbursements and benefits to employees who accept an international assignment at our request. In 2014, only Mr. Nolan received benefits of this nature, which were on terms and conditions substantially similar to our other employees on international assignment, and included gross-up for taxes on certain of the benefits. For detailed information on these benefits, see footnote (5) of the Summary Compensation Table.

Avery Dennison Corporation | 2015 Proxy Statement | 47

SEVERANCE BENEFITS

        None of our NEOs has an employment agreement. The absence of employment agreements reflects our pay-for-performance philosophy; if an NEO is no longer performing at the expected level, he or she can be terminated immediately without receiving a contractually-guaranteed payment.

        The rights of our NEOs in the event of termination not for cause are governed by our Executive Severance Plan (the "Severance Plan") and our Key Employee Change of Control Severance Plan (the "COC Severance Plan"). We use these plans rather than individually negotiated agreements to provide us with the flexibility to change the severance benefits for which our NEOs are eligible to reflect market practices without the need to obtain their individual consent. In addition, this plan-based approach eliminates the time and expense it would require to individually negotiate separation payments and ensures that our NEOs are eligible for benefits that are comparable to employees with similar levels of responsibility.

        For additional information regarding potential NEO benefits under these plans, see Payments Upon Termination as of January 3, 2015 in Executive Compensation Tables.

Severance Following Involuntary Termination Not For Cause

        Our NEOs are eligible to receive severance benefits upon involuntary termination not for "cause," in accordance with the terms and conditions of the Severance Plan.

        In the event of a qualifying termination, our CEO would be eligible to receive two times the sum of his annual pay, his highest AIP award received in the preceding three years and the cash value of 12 months of his qualified medical and dental insurance premiums, and our other NEOs would be eligible to receive one times his or her respective sum of these amounts. All NEOs would also be eligible to receive up to $25,000 in outplacement services for up to one year following termination of employment. Any payments made under the Severance Plan would be offset by any payments received by the NEO under any statutory, legislative and regulatory requirement or, if applicable, the COC Severance Plan.

        In connection with his separation from our company in 2014, Mr. Nolan received severance benefits of $1,406,543 in accordance with the terms and conditions of the Severance Plan, which reflected (i) his annual base salary as of his termination date of $640,052, (ii) $750,000, the highest of his last three AIP awards and (iii) $16,491, which was the cash value of 12 months of insurance premiums for the qualified medical and dental plans in which he participated as of his termination date. In consideration of his receipt of these benefits, Mr. Nolan agreed to a waiver and release of any claims against our company.

Severance Following Change Of Control

        Our NEOs are eligible for severance payments upon termination not for "cause" or by the executive for "good reason" within 24 months of a "change of control" of our company, in accordance with the terms and conditions of the COC Severance Plan.

        In the event of a qualifying termination following a change of control, our CEO would be eligible to receive three times the sum of his annual pay, highest AIP award received in the preceding three years and the cash value of 12 months of his qualified medical and dental insurance premiums. Our other NEOs would be eligible to receive two times the sum of his or her annual pay, highest annual AIP award received in the preceding three years and the cash value of 12 months of his or her qualified medical and dental insurance premiums. All our NEOs would also be eligible to receive a pro-rata AIP award for the year of termination and up to $25,000 in outplacement services for up to one year following termination of employment. Any payments under the COC Severance Plan would be offset by any payments received by the NEO under the Severance Plan and any other statutory, legislative and regulatory requirement.

        Under the Equity Plan, unvested equity awards granted to our NEOs after April 26, 2012 would vest only in the event of termination within 24 months after the change of control; however, unvested equity awards granted prior to April 26, 2012 would vest on a change of control in accordance with the terms of the Equity Plan in effect on the dates of grant.

        Our NEOs are not eligible to receive any excise tax gross-up on amounts payable under the COC Severance Plan. However, if an NEO would otherwise incur excise taxes under Section 4999 of the Code, the NEO's payments under the COC Severance Plan may be reduced at the NEO's election so that no excise taxes would be due.

Avery Dennison Corporation | 2015 Proxy Statement | 48

COMPENSATION-SETTING TOOLS

USE OF MARKET SURVEY DATA

        The Committee annually considers market survey data to target total direct compensation, looking at a cross section of U.S. companies to reflect the broad talent market across which we seek our executives. Each year, the Committee reviews results from surveys prepared by third parties to understand market compensation practices and assess our competitiveness, narrowing the scope of the results to account for variations caused by company size.

        In February 2014, the Committee reviewed industry-wide data from the following published compensation surveys, with executive matches based on job and functional responsibility: (i) the most recent Towers Watson U.S. Compensation General Industry Database, which was narrowed in scope to focus on the data of the 82 participants with $6 billion to $10 billion in annual revenues, and (ii) the most recent Hewitt Total Compensation Measurement Survey, which was narrowed in scope to focus on the data of the 59 participants with $5 billion to $10 billion in annual revenues. The Committee reviewed the data from each survey on an aggregated basis, with no consideration of either survey's respective component companies, which were not determined or known by the Committee.

        The Committee does not benchmark to a particular percentile, rather it uses the market survey data as a reference point to target total direct compensation at or around the median, also giving consideration to such factors as tenure, individual performance, the individual's responsibilities, market factors, and succession and retention considerations. In 2014, the target total direct compensation of our NEOs fell around the median of the Hewitt and Towers Watson data.

USE OF PEER GROUPS

        For determining our relative TSR for purposes of vesting PUs granted under the 2012-2014 MTIP and 2014-2016 MTIP, the Committee used a peer group comprised of 50 U.S. companies satisfying objective criteria for industry classification and revenue size, the names of which are disclosed in this CD&A. The Committee does not utilize a peer group for any other purpose.

USE OF TALLY SHEETS

        The Committee annually reviews tally sheets that reflect the components of each NEO's compensation. The tally sheets include the following information for each of the last three years:

  •
  compensation history, including annual cash compensation (base salary and AIP awards), LTI awards, value of vested LTI awards, and annualized cost of benefits and perquisites;

  •
  the expected value of annual compensation for the year, including cash compensation and the grant date fair value of LTI awards;

  •
  accumulated value of compensation, including total accumulated value of LTI awards and accumulated benefit values under our retirement and deferred compensation plans;

  •
  a summary of potential payments under various termination scenarios; and

  •
  whether the executive has achieved his or her applicable level under our stock ownership guidelines.

        The Committee believes that tally sheets are useful in determining compensation because they provide a historical perspective on NEO compensation and reflect information that will be included in our proxy statement.

INDEPENDENT OVERSIGHT AND EXPERTISE

        Our Board believes that hiring and retaining effective executives and providing them with market-competitive compensation are essential to the success of our company and advance the interests of our stockholders. The Committee, which is comprised solely of independent directors, has responsibility for overseeing our executive compensation program. The Committee may delegate certain limited authority to subcommittees or our CEO when appropriate.

        Under its charter, the Committee has the authority, in its sole discretion and at our expense, to obtain advice and assistance from external advisors. The Committee may retain and terminate any compensation consultant or other external advisor and has sole authority to approve any such advisor's fees and other terms and conditions of the retention. In retaining its advisors, the Committee must consider each advisor's independence from management, as required by NYSE listing standards.

Avery Dennison Corporation | 2015 Proxy Statement | 49

        During 2014, the Committee retained Towers Watson as its compensation consultant. Towers Watson assists the Committee by providing competitive market compensation data for senior executives; conducting periodic reviews of elements of our non-employee director, executive and employee compensation programs; assisting with annual and long-term incentive compensation design, including performance objectives and weightings thereof; and sharing executive and non-employee director compensation trends, issues and regulatory developments.

        Representatives of Towers Watson were present at every Committee meeting held in 2014, and may be consulted in between meetings at the Committee's discretion.

        During 2014, Towers Watson performed the following services for the Committee:

TOWERS WATSON 2014 SERVICES
Conducted analyses of our CEO's compensation through the lenses of pay opportunity, realizable pay and realized pay
Performed simulations to test our CEO's compensation against the pay-for-performance methodologies used by two proxy advisory firms
Assisted with the design of our 2014 incentive program, including the performance objectives and weightings for our AIP and our LTI award mix, performance objectives, weightings and form of settlement
Reviewed the peer group for the 2014-2016 MTIP
Commented on the CD&A contained in our 2014 proxy statement, as well as on our 2014 supplemental proxy materials
Evaluated the results of our 2014 say-on-pay vote, including the vote recommendations of proxy advisory firms and the feedback received from our stockholders during our engagement with them
Presented considerations and made recommendations regarding the design of our PU and MSU programs for 2015
Advised on executive compensation trends, regulations, stockholder voting guidelines and proxy advisory firm policies
Prepared for, attended and reviewed documentation for Committee meetings

        Except for assistance with calculating the amounts contained in the table included in the "Potential Payments Upon Termination or Change of Control" section of our 2014 proxy statement, Towers Watson performed no services for our company in 2014 other than its work undertaken for or at the request of the Committee. In 2014, Towers Watson received $211,931 in compensation, excluding reimbursement for reasonable expenses, from our company, over 90% of which was for professional services directly performed for or at the request of the Committee.

        The Committee conducted its annual assessment of Towers Watson's performance in December 2014, which included a review of various performance measures and evaluation criteria, as well as the fees paid for the firm's services. Based on this assessment, the Committee determined that it remained satisfied with the performance of Towers Watson and the individual members of the firm serving the Committee.

ADVISOR INDEPENDENCE

        Towers Watson and the Committee have had the following protocols in place since the commencement of the engagement to ensure Towers Watson's independence from management:

  •
  the Committee has the sole authority to select, retain and terminate Towers Watson, as well as authorize the firm's fees and determine the other terms and conditions that govern the engagement;

  •
  the Committee directs Towers Watson on the process for delivery and communication of its work product, including its analyses, findings, conclusions and recommendations;

  •
  in the performance and evaluation of its duties, Towers Watson is accountable, and reports directly, to the Committee; and

  •
  the Committee may consult with Towers Watson at any time, with or without members of management present, at the Committee's sole discretion.

        As required by NYSE listing standards, the Committee considered the independence of its advisors in December 2014 and February 2015. In February 2015, the Committee affirmatively determined Towers Watson to be independent. In addition, the Committee conducted a review of potential conflicts of interest of Towers Watson and the members of the engagement team advising the Committee, including the firm's policies and procedures designed to prevent conflicts of interest, and determined that there were no such conflicts.

Avery Dennison Corporation | 2015 Proxy Statement | 50

OTHER CONSIDERATIONS

CLAWBACK POLICY

        In the event of fraud or other intentional misconduct on the part of an NEO that necessitates a restatement of our financial results, the NEO would be required to reimburse our company for any AIP or LTI awards paid or granted in excess of the amount that would have been paid or granted based on the restated financial results. These remedies would be in addition to, not instead of, any actions imposed by law enforcement agencies, regulators or other authorities. This clawback policy has been contractually acknowledged by our NEOs upon the execution of their LTI award agreements since 2010.

        The Committee approved our clawback policy in December 2009 to subject incentive compensation to forfeiture if our financial results are not achieved consistent with our high ethical standards. This policy is one of the terms and conditions in both our AIP and Equity Plan.

TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

        The Committee aims to compensate our NEOs in a manner that is tax effective for our company.

Section 162(m) of the Code

        Under the 1993 Omnibus Budget Reconciliation Act and Section 162(m) of the Code ("Section 162(m)"), our federal income tax deductions for executive compensation are limited to the extent total compensation for certain executive officers exceeds $1 million in any one year, unless it qualifies as "performance-based." To qualify as performance-based, compensation must, among other things, be based solely upon the achievement of objective performance goals and made under a plan that is administered by a compensation committee comprised solely of "outside directors." In addition, the material terms of the plan must be disclosed to and approved by our stockholders and the Committee must certify that the performance goals were achieved before payments can be made.

        Our Senior Executive Annual Incentive Plan was designed to comply with the provisions of Section 162(m) and was last approved by our stockholders in 2014, which constituted approval of the performance-based criteria reflected therein. Under the plan, our NEOs are eligible to receive a maximum annual cash incentive compensation award based on a specified percentage of our gross profit less marketing, general and administrative expenses, in each case as reported on our consolidated statement of operations for the applicable fiscal year. The Committee annually reviews the maximum plan awards and may exercise its discretion to decrease, but not increase, such awards. The AIP awards granted to our NEOs are generally substantially below these maximums.

        In addition to the Senior Executive Annual Incentive Plan, we have designed certain of our other compensation programs to comply with Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by Section 162(m) generally should not, unless otherwise determined appropriate, exceed $1 million in any one year, except for compensation payments that qualify as "performance-based." Due to uncertainties in the applications of Section 162(m) and the regulations thereunder, there is no guarantee that deductions claimed under Section 162(m) will not be challenged or disallowed by the IRS. Furthermore, although we believe that deductibility of executive compensation is an important consideration, we reserve the right to pay compensation and/or approve executive compensation arrangements that are not fully tax deductible if we believe that doing so is in the best interests of our company and our stockholders.

Section 409A of the Code

        Nonqualified deferred compensation must be deferred and paid under plans or arrangements that satisfy the requirements of Section 409A of the Code with respect to the timing of deferral elections and payments and certain other matters. Failure to satisfy these requirements could expose individuals to accelerated income tax liabilities, penalty taxes and interest on their compensation deferred under these plans. As a general matter, we design and administer our compensation and benefit plans and arrangements so that they are either exempt from, or satisfy the requirements of, Section 409A.

Avery Dennison Corporation | 2015 Proxy Statement | 51

EXECUTIVE COMPENSATION TABLES

2014 SUMMARY COMPENSATION TABLE

        The following table shows the compensation earned by or awarded to our NEOs during fiscal years 2014, 2013 and 2012 in accordance with SEC regulations. Compensation as shown in the table does not necessarily reflect the compensation actually realized by our NEOs for these years. For example, the amounts set forth under "Stock Awards" in 2014 do not represent the actual amounts realized by our NEOs; rather, they represent the aggregate grant date fair value for financial reporting purposes of PUs (which are subject to our achievement of certain performance objectives measured at the end of a three-year period and ultimately may result in no such compensation being realized by the NEO) and MSUs (which are subject to cancellation in the event our absolute TSR declines more than 30% over one-, two-, three- and four-year performance periods). In addition, the amounts under "Change in Pension Value and Nonqualified Deferred Compensation Earnings" primarily reflect the change in the actuarial present value of accumulated pension benefits based on the assumptions we use for financial reporting purposes and do not reflect amounts realized by our NEOs.

NAME AND PRINCIPAL POSITION	YEAR	SALARY(1)	STOCK AWARDS(2)	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION(3)	CHANGE IN PENSION VALUE AND NQDC EARNINGS(4)	ALL OTHER COMPENSATION(5)	TOTAL
Dean A. Scarborough	2014	$1,095,000	$4,924,387	—	$1,032,408	$4,681,738	$279,486	$12,013,019
Chairman &	2013	$1,063,250	$5,026,511	—	$2,200,000	$(443,077)	$169,190	$8,015,874
Chief Executive Officer	2012	$1,040,000	$3,355,484	$1,298,306	$1,947,000	$3,162,525	$287,334	$11,090,649
Mitchell R. Butier	2014	$620,029	$1,540,767	—	$570,375	$193,931	$137,692	$3,062,794
President,	2013	$571,279	$1,217,909	—	$893,966	$67,802	$100,643	$2,851,599
Chief Operating Officer & Chief Financial Officer	2012	$533,785	$864,270	$334,407	$573,922	$164,961	$122,655	$2,594,000
Anne Hill(6)	2014	$488,090	$1,053,406	—	$276,122	$100,190	$640,568	$2,558,376
Senior Vice President,
Chief Human Resources &
Communications Officer
Susan C. Miller(6)	2014	$502,446	$903,681	—	$284,243	$431,896	$642,127	$2,764,393
Senior Vice President,	2013	$487,812	$1,174,768	—	$484,707	$71,138	$120,269	$2,338,694
General Counsel & Secretary
R. Shawn Neville	2014	$575,031	$1,467,460	—	$139,207	$34	$123,908	$2,305,640
President, Retail Branding	2013	$555,840	$1,160,931	—	$758,989	$12,507	$100,775	$2,589,042
and Information Solutions	2012	$539,938	$916,057	$354,448	$381,362	$538	$128,237	$2,320,580
Donald A. Nolan	2014	$555,039	$1,624,642	—	—	$83,800	$1,866,245	$4,129,726
Former President,	2013	$608,358	$1,225,306	—	$636,612	$(31,223)	$214,313	$2,653,366
Materials Group	2012	$567,842	$952,894	$368,694	$750,000	$70,426	$148,142	$2,857,998

(1)
Amounts include any portions of salary contributed to our employee savings plan or deferred under our deferred compensation plans. Increases in base salary, if any, became effective on April 1 of each year. Ms. Miller and Mr. Neville elected to defer 20% and 3%, respectively, of their 2014 salary.

(2)
Amounts reflect the aggregate grant date fair value of stock awards, without adjustment for forfeitures, and do not reflect compensation actually realized by our NEOs. For values actually realized by our NEOs during 2014, see the "Value Realized on Vesting" column of the 2014 Option Exercises and Stock Vested table.

Amounts in 2014 include the grant date fair value of PUs, without adjustment for forfeitures, which are payable in shares of our common stock at the end of a three-year period provided that the performance objectives are achieved as of the end of the period. The actual number of shares issued can range from 0% to 200% of the target shares at the time of grant. The performance objectives that determine the number of shares that may be earned for the PUs granted in 2014 were (i) cumulative EVA (weighted 50% based on our total company for corporate NEOs and 75% based on the applicable business group for business group NEOs), which is a performance condition under Accounting Standards Codification Topic 718, Compensation — Stock Compensation (ASC 718), and (ii) TSR, which is a market condition under ASC 718 (weighted 50% for corporate NEOs and 25% for business group NEOs), relative to the TSR of 50 companies objectively determined based on GICS code and revenue size, in each case computed over the three-year (2014-2016) performance period. The performance condition component of the fair value of PUs was determined based on the fair market value of our common stock on the date of grant, adjusted for foregone dividends. The maximum grant date fair value of the performance-related component of the PUs granted in 2014 was $2,278,470, $712,880, $1,032,463 and $1,142,989 for Messrs. Scarborough, Butier, Neville and Nolan, respectively, and $487,432 and $418,113 for Mses. Hill and Miller, respectively. The market condition component of the fair value of PUs was determined as of the date of grant using the Monte-Carlo simulation method, which utilizes multiple input variables to estimate the probability of meeting the performance objectives established for the award, including the expected volatility of our stock price and other assumptions appropriate for determining fair value. The maximum grant date fair value of the market-related component of the PUs granted in 2014 was $1,272,663, $398,203, $192,222 and $212,835 for Messrs. Scarborough, Butier, Neville and Nolan, respectively, and $272,220 and $233,551 for Mses. Hill and Miller, respectively. The PUs granted to Mr. Nolan were cancelled upon the termination of his employment before the end of our 2014 fiscal year.

Avery Dennison Corporation | 2015 Proxy Statement | 52

  Amounts in 2014 also include the grant date fair value of MSUs, without adjustment for forfeitures, which are payable in shares of our common stock over one-, two-, three- and four-year performance periods provided that the performance objective is achieved as of the end of each vesting period. The actual number of shares issued can range from 0% to 200% of the target shares at the time of grant. The single performance objective that determines the number of units to be earned for MSUs granted in 2014 was our absolute TSR, which is a market condition under ASC 718. Since these awards do not have performance conditions as defined under ASC 718, they have no maximum grant date fair value that differs from the fair values included in the table. The fair value of MSUs was determined as of the date of grant using the Monte-Carlo simulation method described above. The weighted average per-share grant date fair value for the MSUs granted in 2014 was $52.76. The MSUs granted to Mr. Nolan were cancelled upon the termination of his employment before the end of our 2014 fiscal year.

(3)
Amounts reflect earnings under our AIP for the applicable year, which are determined in February and paid in March of the following year. Because he was not employed on the last day of our 2014 fiscal year, Mr. Nolan was not eligible for a 2014 AIP award.

(4)
Amounts primarily reflect the year-over-year change in the actuarial present value of each NEO's accumulated retirement benefits under our pension plan, benefit restoration plan and supplemental executive retirement plan, as applicable, benefits under all of which were frozen effective December 31, 2010. Changes in pension values are based primarily on changes in the actuarial assumptions used to calculate pension amounts in accordance with SEC regulations, rather than increases in benefits or the amount the individual will actually receive upon retirement. Amount for Mr. Scarborough primarily reflected a $4.6 million increase in the present value of his accumulated pension benefits, which was attributable to the one-time impact of using the recently released mortality assumptions ($2.0 million), the impact of calculating benefits using the January 3, 2015 discount rate ($1.85 million), and the passage of time ($0.75 million).

With respect to Mr. Scarborough, amount also reflects above-market earnings of $1,310 earned in 2014 in a legacy deferred compensation plan that is no longer open for deferrals. Above-market earnings mean a crediting interest rate in excess of 120% of the applicable federal rate, which was 3.47% for 2014. The crediting rate under the legacy plan was 4.40% from December 29, 2013 to November 30, 2014 and 4.19% from December 1, 2014 to January 3, 2015.

(5)
The table below details the components of amounts for 2014.

	PERQUISITES			BENEFITS
Name	Executive Benefit Allowance	Financial Planning	Other	Company Contribution & Match, Employee Savings Plan	Company Contributions, Deferred Comp. Plan	Excess Life Insurance	Executive Long-Term Disability Insurance	Executive Liability Insurance	Executive Severance Plan	Total
Mr. Scarborough	$70,000	$25,000	—	$15,503	$165,363	$1,236	$1,911	$473	—	$279,486
Mr. Butier	$65,000	—	—	$15,600	$53,472	$1,236	$1,911	$473	—	$137,692
Ms. Hill	$65,000	$15,000	—	$15,600	$541,348	$1,236	$1,911	$473	—	$640,568
Ms. Miller	$65,000	$15,000	—	$15,600	$542,907	$1,236	$1,911	$473	—	$642,127
Mr. Neville	$65,000	$644	—	$15,600	$40,955	$1,236	—	$473	—	$123,908
Mr. Nolan*	$46,907	$15,000	$312,326	$15,600	$66,249	$1,236	$1,911	$473	$1,406,543	$1,866,245

*
Amount under "Other" for Mr. Nolan reflects benefits related to his international assignment in The Netherlands on terms and conditions substantially similar to those for our other expatriate employees, including the following benefits for the eight-month period the assignment was in effect during 2014: $74,888 for a housing allowance and payment of utilities; $45,829 for a goods and services differential; $27,498 for a home leave cash allowance; $14,583 for an automobile allowance; $5,200 for a spousal allowance; $12,801 for a one-time repatriation allowance; and related taxes and fees of $131,527. Amount under "Executive Severance Plan" for Mr. Nolan reflects severance benefits related to his separation from our company in accordance with the terms and conditions of the plan, representing the sum of (i) his annual base salary of $640,052 as of his termination date, (ii) $750,000, the highest of his last three AIP awards and (iii) $16,491, the cash value of 12 months of insurance premiums for the qualified medical and dental plans in which he participated as of his termination date. In consideration of his receipt of these benefits, Mr. Nolan agreed to a waiver and release of any claims against our company.

(6)
Mses. Hill and Miller first became NEOs in 2014 and 2013, respectively. As permitted by SEC rules, the table reflects their compensation only since they became NEOs.
Avery Dennison Corporation | 2015 Proxy Statement | 53

2014 GRANTS OF PLAN-BASED AWARDS

        The following table provides information regarding grants of plan-based incentive awards made to our NEOs during 2014.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS ($)(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (#)(2)
									GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(3)
NAME	AWARD TYPE	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Scarborough	MSUs	02/27/14	—	—	—	33,335	47,621	95,242	$2,512,489
	PUs	02/27/14	—	—	—	24,882	49,763	99,526	$2,411,898
	AIP Award	—	$689,375	$1,378,750	$2,757,500	—	—	—	—
Mr. Butier	MSUs	02/27/14	—	—	—	10,430	14,900	29,800	$786,124
	PUs	02/27/14	—	—	—	7,785	15,570	31,140	$754,643
	AIP Award	—	$281,250	$562,500	$1,125,000	—	—	—	—
Ms. Hill	MSUs	02/27/14	—	—	—	7,131	10,187	20,374	$537,470
	PUs	02/27/14	—	—	—	5,323	10,645	21,290	$515,936
	AIP Award	—	$147,501	$295,002	$590,004	—	—	—	—
Ms. Miller	MSUs	02/27/14	—	—	—	6,117	8,739	17,478	$461,073
	PUs	02/27/14	—	—	—	4,566	9,132	18,264	$442,608
	AIP Award	—	$151,840	$303,679	$607,358	—	—	—	—
Mr. Neville	MSUs	02/27/14	—	—	—	10,070	14,386	28,772	$759,007
	PUs	02/27/14	—	—	—	7,517	15,033	30,066	$708,453
	AIP Award	—	$217,512	$435,023	$870,046	—	—	—	—
Mr. Nolan	MSUs	02/27/14	—	—	—	11,149	15,927	31,854	$840,312
	PUs	02/27/14	—	—	—	8,322	16,643	33,286	$784,330
	AIP Award	—	$240,020	$480,039	$960,078	—	—	—	—

(1)
Amounts represent threshold, target and maximum amounts under our 2014 AIP. Target awards were established by multiplying each NEO's base salary at the end of 2014 by the following target AIP opportunities: 125% for Mr. Scarborough; 75% for Messrs. Butier, Neville and Nolan; and 60% for Mses. Hill and Miller. Payout levels range from 50% of the target amounts for threshold performance to 200% of the target amounts for maximum performance (reflecting an overall cap of 200% irrespective of company and individual performance). Because he was not employed on the last day of our 2014 fiscal year, Mr. Nolan was not eligible for a 2014 AIP award.

(2)
Amounts for MSUs represent threshold, target and maximum payout opportunities, which are payable in shares of our common stock over one-, two-, three- and four-year performance periods provided that the performance objective is achieved as of the end of each performance period. The actual number of shares issued can range from 0% to 200% of the target number of shares at the time of grant, with a threshold payout opportunity of 70%. MSUs accrue dividend equivalents during the vesting period, which are earned and paid only at vesting. The MSUs granted to Mr. Nolan were cancelled upon the termination of his employment before the end of our 2014 fiscal year.

Amounts for PUs represent threshold, target and maximum payout opportunities granted under the 2014-2016 MTIP, which are payable in shares of our common stock at the end of a three-year period provided that the performance objectives are achieved as of the end of the period. The actual number of shares issued can range from 0% to 200% of the target number of shares at the time of grant, with a threshold payout opportunity of 50%. The PUs granted to Mr. Nolan were cancelled upon the termination of his employment before the end of our 2014 fiscal year.

(3)
The grant date fair value of MSUs was determined using the Monte-Carlo simulation method, which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award. The grant date fair value of PUs with a performance condition component was determined based on the fair market value of our common stock on the date of grant, adjusted for foregone dividends. The grant date fair value of PUs with a market condition component was determined as of the date of grant using the Monte-Carlo simulation method described above. For information regarding the assumptions we use for our stock-based compensation, see note 12, "Long-term incentive compensation," to the consolidated financial statements contained in our 2014 Annual Report.
Avery Dennison Corporation | 2015 Proxy Statement | 54

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table provides information regarding NEO equity awards outstanding as of January 3, 2015, the end of our 2014 fiscal year.

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS — EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS — UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)
Mr. Scarborough	05/02/05	50,000	—	$52.08	05/02/15	—	—	—		—
	12/01/05	100,000	—	$59.47	12/01/15	—	—	—		—
	12/07/06	100,000	—	$67.80	12/07/16	—	—	—		—
	02/28/08	230,000	—	$52.12	02/28/18	—	—	—		—
	02/26/09	300,000	—	$20.64	02/26/19	—	—	—		—
	02/26/10	200,000	—	$31.67	02/26/20	—	—	—		—
	12/13/10	200,000	—	$41.57	12/13/20	—	—	—		—
	02/24/11	187,500	62,500	$39.32	02/24/21	—	—	—		—
	02/23/12	91,636	91,637	$30.50	02/23/22	22,758	$1,178,637	64,936	(2)	$3,363,035
	02/28/13	—	—	—	—	—	—	114,976	(2)	$5,954,607
	02/28/13	—	—	—	—	—	—	68,751	(3)	$3,560,614
	02/27/14	—	—	—	—	—	—	49,763	(2)	$2,577,226
	02/27/14	—	—	—	—	—	—	86,582	(3)	$4,484,082

Total		1,459,136	154,137			22,758	$1,178,637	385,008		$19,939,564
Mr. Butier	12/01/05	12,363	—	$59.47	12/01/15	—	—	—		—
	12/07/06	15,070	—	$67.80	12/07/16	—	—	—		—
	02/28/08	20,580	—	$52.12	02/28/18	—	—	—		—
	09/02/08	15,000	—	$49.44	09/02/18	—	—	—		—
	02/26/10	13,971	—	$31.67	02/26/20	—	—	—		—
	06/01/10	28,000	—	$33.61	06/01/20	—	—	—		—
	02/24/11	48,857	16,286	$39.32	02/24/21	—	—	—		—
	02/23/12	23,603	23,603	$30.50	02/23/22	5,862	$303,593	16,725	(2)	$866,188
	02/28/13	—	—	—	—	—	—	27,858	(2)	$1,442,766
	02/28/13	—	—	—	—	—	—	16,660	(3)	$862,821
	02/27/14	—	—	—	—	—	—	15,570	(2)	$806,370
	02/27/14	—	—	—	—	—	—	27,090	(3)	$1,402,991

Total		177,444	39,889			5,862	$303,593	103,903		$5,381,136
Ms. Hill	06/01/07	30,000	—	$65.38	06/01/17	—	—	—		—
	02/28/08	45,779	—	$52.12	02/28/18	—	—	—		—
	03/03/08	22,000	—	$50.98	03/03/18	—	—	—		—
	02/26/09	15,684	—	$20.64	02/26/19	—	—	—		—
	02/26/10	56,663	—	$31.67	02/26/20	—	—	—		—
	02/24/11	44,496	14,832	$39.32	02/24/21	—	—	—		—
	02/23/12	18,510	18,511	$30.50	02/23/22	—	—	—		—
	02/23/12	—	—	—	—	4,597	$238,079	13,117	(2)	$679,329
	02/28/13	—	—	—	—	—	—	21,318	(2)	$1,104,059
	02/28/13	—	—	—	—	—	—	12,750	(3)	$660,323
	02/27/14	—	—	—	—	—	—	10,645	(2)	$551,305
	02/27/14	—	—	—	—	—	—	18,522	(3)	$959,254

Total		233,132	33,343			4,597	$238,079	76,352		$3,954,270
Ms. Miller	12/01/05	10,302	—	$59.47	12/01/15	—	—	—		—
	12/07/06	9,545	—	$67.80	12/07/16	—	—	—		—
	02/28/08	35,035	—	$52.12	02/28/18	—	—	—		—
	02/26/10	46,428	—	$31.67	02/26/20	—	—	—		—
	02/24/11	39,690	13,230	$39.32	02/24/21	—	—	—		—
	02/23/12	19,055	19,055	$30.50	02/23/22	4,733	$245,122	13,502	(2)	$699,269
	02/28/13	—	—	—	—	—	—	21,946	(2)	$1,136,583
	02/28/13	—	—	—	—	—	—	19,396	(3)	$1,004,519
	02/27/14	—	—	—	—	—	—	9,132	(2)	$472,946
	02/27/14	—	—	—	—	—	—	15,889	(3)	$822,891

Total		160,055	32,285			4,733	$245,122	79,865		$4,136,208
Avery Dennison Corporation | 2015 Proxy Statement | 55

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS — EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS — UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)
Mr. Neville	06/01/09	50,000	—	$27.94	06/01/19	—	—	—		—
	02/26/10	129,273	—	$31.67	02/26/20	—	—	—		—
	02/24/11	57,857	19,286	$39.32	02/24/21	—	—	—		—
	02/23/12	25,017	25,018	$30.50	02/23/22	6,213	$321,771	17,728	(2)	$918,133
	02/28/13	—	—	—	—	—	—	27,766	(2)	$1,438,001
	02/28/13	—	—	—	—	—	—	16,605	(3)	$859,973
	02/27/14	—	—	—	—	—	—	15,033	(2)	$778,559
	02/27/14	—	—	—	—	—	—	26,156	(3)	$1,354,619

Total		262,147	44,304			6,213	$321,771	103,288		$5,349,285
Mr. Nolan	03/03/08	166,713	—	$50.98	05/16/15	—	—	—		—

Total		166,713	—			—	—	—		—

(1)
Market value calculated based on a stock price of $51.79, the closing price of our common stock on January 2, 2015, the last trading day of our 2014 fiscal year.

(2)
PUs are eligible for vesting at the end of a three-year period, subject to our achievement of the performance objectives established for the award. Amounts are listed at 107% of target for the PUs granted under the 2012-2014 MTIP (the payout based on our actual performance during the period as determined by the Compensation Committee in February 2015); at maximum for the PUs granted under the 2013-2015 MTIP as our actual performance through January 3, 2015 would result in above-target payouts; and at target for the PUs granted under the 2014-2016 MTIP as our actual performance through January 3, 2015 would result in above-threshold but below-target payouts.

(3)
MSUs are eligible for vesting on a ratable basis over one-, two-, three- and four-year performance periods, subject to our achievement of the performance objective established for the award. Amounts are listed at 154% and 108% of target for the tranches of the MSUs granted in 2013 and 2014, respectively, (the payouts based on our actual performance during the respective performance periods as determined by the Compensation Committee in February 2015) and the maximum level of performance for the remaining tranches of these grants (as our actual performance through January 3, 2015 would result in above-target payouts), including accrued dividend equivalents as of January 3, 2015.
Avery Dennison Corporation | 2015 Proxy Statement | 56

2014 OPTION EXERCISES AND STOCK VESTED

        The following table provides information regarding the number of shares acquired and the value realized by our NEOs upon the exercise of stock options and the vesting of stock awards during 2014. Amounts under stock awards include the vesting of (i) the first tranche of MSUs granted in 2013 at 142% of target based on our absolute TSR during 2013, including accrued dividend equivalents paid out at vesting, and (ii) RSUs granted in or before 2012.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Mr. Scarborough	—	—	28,534	$1,427,061
Mr. Butier	11,947	$357,218	10,337	$519,568
Ms. Hill	—	—	5,478	$274,190
Ms. Miller	—	—	2,366	$121,068
Mr. Neville	25,000	$580,022	7,247	$362,859
Mr. Nolan	240,576	$3,297,532	7,603	$380,631

(1)
Amounts reflect the number of shares acquired on exercise multiplied by the difference between the fair market value of our common stock on the exercise date and the exercise price, and include the exercise of the following option awards:

	GRANT DATE	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	EXERCISE PRICE ($)	FAIR MARKET VALUE ON EXERCISE DATE ($)	VALUE REALIZED ON EXERCISE ($)
Mr. Butier	02/26/2009	11,947	$20.64	$50.5402	$357,218
Mr. Neville	06/01/2009	25,000	$27.94	$51.1409	$580,022
Mr. Nolan	02/26/2010	46,973	$31.67	$48.0118	$767,627
	02/26/2010	25,000	$31.67	$46.6500	$374,593
	02/26/2010	85,652	$31.67	$47.0200	$1,315,195
	02/24/2011	56,928	$39.32	$46.7100	$420,829
	02/23/2012	26,023	$30.50	$46.6100	$419,288
(2)
Amounts reflect the number of shares acquired on vesting multiplied by the fair market value of our common stock on the vesting date, and include the vesting of the following stock awards:

	AWARD TYPE	GRANT DATE	NUMBER OF UNITS SUBJECT TO VESTING (#)	PERFORMANCE MODIFIER (%)	NUMBER OF SHARES ACQUIRED ON VESTING (#)*	FAIR MARKET VALUE ON VESTING DATE ($)	VALUE REALIZED ON VESTING ($)
Mr. Scarborough	RSUs	02/23/2012	11,379	—	11,379	$51.1700	$582,263
	MSUs	02/28/2013	11,780	142%	17,155	$49.2450	$844,798
Mr. Butier	RSUs	02/26/2010	1,376	—	1,376	$51.1700	$70,410
	RSUs	06/01/2010	1,875	—	1,875	$50.4350	$94,566
	RSUs	02/23/2012	2,931	—	2,931	$51.1700	$149,979
	MSUs	02/28/2013	2,854	142%	4,155	$49.2450	$204,613
Ms. Hill	RSUs	02/23/2012	2,299	—	2,299	$51.1700	$117,640
	MSUs	02/28/2013	2,184	142%	3,179	$49.2450	$156,550
Ms. Miller	RSUs	02/23/2012	2,366	—	2,366	$51.1700	$121,068
Mr. Neville	RSUs	02/23/2012	3,107	—	3,107	$51.1700	$158,985
	MSUs	02/28/2013	2,844	142%	4,140	$49.2450	$203,874
Mr. Nolan	RSUs	02/23/2012	3,232	—	3,232	$51.1700	$165,381
	MSUs	02/28/2013	3,002	142%	4,371	$49.2450	$215,250

*  For MSUs, includes payout of the following accrued dividend equivalents at vesting: Mr. Scarborough — 427 shares; Mr. Butier — 102 shares; Ms. Hill — 78 shares; Mr. Neville — 102 shares; Mr. Nolan — 108 shares. Because she elected to defer the MSUs granted to her in 2013, including related dividend equivalents, under the EVDRP, Ms. Miller's MSUs are reflected in the 2014 Nonqualified Deferred Compensation table.

Avery Dennison Corporation | 2015 Proxy Statement | 57

2014 PENSION BENEFITS

        Proxy pension benefit values are generally calculated using the same assumptions used to calculate pension benefit obligations for our audited financial statements. Pension benefit values fluctuate significantly from year to year based primarily on changes in the assumptions used to determine the present value of participants' accumulated benefits. For example, we are required to calculate the present value of future pension liabilities using a discount rate based on corporate bond yields. As discount rates decrease, the present values of accumulated benefits can increase significantly, which occurred in 2014.

NAME		PLAN NAME	NUMBER OF YEARS OF CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT(1) ($)
Mr. Scarborough(2)		Pension Plan	26.83	$1,202,555
		Benefit Restoration Plan	16.08	$4,203,387
		Supplemental Executive Retirement Plan	8.67	$14,678,168

	Total			$20,084,110
Mr. Butier		Pension Plan	9.33	$243,175
		Benefit Restoration Plan	9.33	$213,896

	Total			$457,071
Ms. Hill		Pension Plan	5.50	$146,499
		Benefit Restoration Plan	5.50	$205,523

	Total			$352,022
Ms. Miller		Pension Plan	21.00	$748,250
		Benefit Restoration Plan	21.00	$407,096

	Total			$1,155,346
Mr. Neville		Pension Plan	—	—
		Benefit Restoration Plan	—	—

	Total			—
Mr. Nolan		Pension Plan	2.83	$91,014
		Benefit Restoration Plan	2.83	$199,152

	Total			$290,166

(1)
Amounts reflect the lump-sum value of the applicable pension benefit accrued as of January 3, 2015. Since the accrual of additional benefits under all of these plans was frozen effective December 31, 2010, the present values did not benefit from additional accruals in 2014. The following assumptions were used to determine present value for the fiscal years ended December 28, 2013 and January 3, 2015:

ASSUMPTION	FYE DECEMBER 28, 2013	FYE JANUARY 3, 2015
Discount rate	4.85%	4.00%
Retirement age (earliest age for which there is an unreduced benefit)	62	62
Post-retirement mortality rate	2014 Static Mortality Table for Annuitants	RP2014 White Collar Mortality Table with MP-2014 Projection Scale
Pre-retirement decrements	None	None
Maximum benefit from Pension Plan	$205,000	$210,000
(2)
Because the accrual of additional benefits under our pension plans is frozen, Mr. Scarborough did not accrue any additional benefits related to service or compensation in 2014. The approximately $4.6 million increase in the present value of his accumulated benefits from the end of the prior fiscal year was attributable to the one-time impact of using the recently released mortality assumptions ($2.0 million), the impact of calculating benefits using the January 3, 2015 discount rate ($1.85 million), and the passage of time ($0.75 million). Mr. Scarborough's actual service with our company was 31.78 years as of January 3, 2015.
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PENSION PLAN

        We provide qualified retirement benefits for eligible U.S. employees under the Avery Dennison Pension Plan (the "Pension Plan"). All NEOs — except Mr. Neville, who joined our company after the Pension Plan was closed to new employees — are eligible to receive benefits under the Pension Plan, including reduced benefits in the event of early retirement. The accrual of additional benefits under the Pension Plan was frozen as of December 31, 2010; as a result, no additional accruals were made under the Pension Plan during 2014.

        Compensation covered by the Pension Plan includes base salary and AIP awards, up to the applicable statutory limitations each plan year. Employees vest in the Pension Plan after five years of service, or at age 55 upon termination of employment. The annual pension benefit payable as of January 3, 2015 was limited to $210,000 under the Code.

        Benefits under the Pension Plan are based on pensionable earnings, length of service, when benefits commence and how they are paid. Benefits are calculated separately for each year of applicable service using a formula equal to 1.25% times compensation up to the breakpoint (which for each year prior to our freezing the accrual of additional benefits under the plan was the average of the Social Security wage bases for the preceding 35 years) plus 1.75% times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity benefit under the Pension Plan for an employee at normal retirement (age 65), which is not subject to reduction for Social Security payments.

        Eligible participants may elect to receive their benefits in one of several payment forms that are all payable in monthly installments. Benefits are generally paid in annuity form over the lifetime of the participant and/or a beneficiary. By default, single participants are eligible for a single life annuity, and they can choose from alternate payment forms that may include benefits payable to a beneficiary. By default, married participants are eligible for a joint and survivor annuity that is payable over the participant's lifetime, and if survived by a spouse, benefits over the spouse's lifetime. Married participants can choose alternate payment forms, with the consent of the spouse. The monthly benefit each eligible participant may receive is adjusted based on the plan's definition of actuarial equivalence.

        Benefits are generally payable without reduction after participants reach age 65; however, certain participants may be eligible to receive an unreduced benefit at age 62. Prior to age 62, a participant's benefits are reduced by 15% for commencement of benefits at age 61, and an additional 5% for each additional year early the participant elects to receive benefits, provided that no benefit may commence before a participant reaches age 55.

SHARE PLAN

        Employees who participated in the Pension Plan between December 1, 1986 and November 30, 1997 may also have had a benefit account under our Stock Holding and Retirement Enhancement Plan (the "SHARE Plan"). Of our NEOs, only Mr. Scarborough and Ms. Miller had a SHARE Plan account.

        The Pension Plan is a floor offset plan that coordinated the amount of retirement benefits payable to an eligible participant with the SHARE Plan. Each eligible participant in the SHARE Plan previously could have elected to (i) transfer all or a portion of his or her SHARE Plan account into the Pension Plan in order to receive a larger annuity benefit thereunder or (ii) take a lump-sum distribution of his or her SHARE Plan account and have any remaining benefit paid in the form of a lifetime annuity benefit from the Pension Plan. The total benefit payable to an eligible participant would have equaled the greater of the value of the participant's benefit from the Pension Plan or the value of the participant's SHARE Plan account.

        In December 2013, we amended the SHARE Plan to require participants to make this election in 2014 rather than upon termination of employment. As a result, all participants completed their election during the fourth quarter of 2014 and the SHARE Plan was terminated. The present values of accumulated benefits shown in the 2014 Pension Benefits table for Mr. Scarborough and Ms. Miller reflect their respective election.

BENEFIT RESTORATION PLAN

        Our Benefit Restoration Plan (BRP) is a nonqualified excess benefit plan that provides for the payment of supplemental retirement benefits to eligible participants in an amount equal to the amount by which a participant's benefits otherwise payable under the Pension Plan would be reduced under the Code. All NEOs — except Mr. Neville, who joined our company after the BRP was closed to new employees — are eligible to receive benefits under the BRP. The accrual of additional benefits under the BRP was frozen as of December 31, 2010; as a result, no additional accruals were made under the BRP during 2014.

        Because the BRP is designed to mirror the Pension Plan, the information concerning the compensation covered, benefit formula, early retirement provisions, and payment forms is similar to that of the Pension Plan except that (i) the BRP provides

Avery Dennison Corporation | 2015 Proxy Statement | 59

for payment in the form of a lump-sum distribution, unless a timely election is made for monthly payments over the lifetime of the participant and a designated beneficiary, and (ii) the BRP benefit is generally payable upon the later of separation from service and age 55.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        Our Supplemental Executive Retirement Plan (SERP) provides designated key executives with additional retirement benefits to induce them to remain with our company and further our long-term growth. The accrual of additional benefits under the SERP was frozen as of December 31, 2010; as a result, no additional accruals were made under the SERP during 2014.

        The vesting age for a designated participant is determined based on the target retention date for the executive. Benefits under the SERP would commence at the same time, and in the same form of payment, as the BRP, at a benefit level which — when added to the benefits to which a designated participant would be entitled from the Pension Plan and the BRP at the time of retirement, certain company contributions (plus interest) to the Employee Savings Plan, fixed amounts representative of his contributions to the deferred compensation plans and estimated Social Security benefits — would equal a specified percentage of the participant's average compensation as of December 31, 2010 (average of the highest 36 months of the last 60 months of base salary and annual bonuses earned or paid by December 31, 2010). No benefits would be provided under the SERP to a participant who voluntarily terminates employment before reaching the specified vesting age. Survivor and disability benefits are payable under the SERP under certain circumstances.

        Mr. Scarborough is the only NEO designated as a participant under the SERP. His designated vesting age is 60, and the specified percentage of his average compensation is 62.5%. Mr. Scarborough would also become vested in his SERP benefits in the event of his disability, death, termination not for cause (whether or not as a result of a change of control) or by him for good reason, in accordance with the terms and conditions contained in the SERP. If Mr. Scarborough elects to retire and begin receiving benefits after his vesting age but before reaching age 62, his SERP benefit would be reduced in the same manner as it would be under the Pension Plan.

Avery Dennison Corporation | 2015 Proxy Statement | 60

2014 NONQUALIFIED DEFERRED COMPENSATION(1)

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(2)	AGGREGATE EARNINGS IN LAST FY ($)(3)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)(4)
Mr. Scarborough	—	$165,363	$66,856	—	$4,823,056
Mr. Butier	—	$53,472	$48,261	—	$866,980
Ms. Hill	—	$541,348	$2,601	$(24,808)	$617,190
Ms. Miller	$345,475	$542,907	$111,605	$(25,375)	$2,341,244
Mr. Neville	$55,900	$40,955	$34	—	$226,652
Mr. Nolan	—	$66,249	$9,109	—	$370,949

(1)
Except for Mr. Scarborough, amounts reflect only the NEOs' participation in the Executive Variable Deferred Retirement Plan (EVDRP). Under the EVDRP, participants may choose from a group of funds ranging from money market and bond funds to index and other equity/mutual funds. The rate of return depends on the funds selected by the participant, who may make changes via an online database provided by the plan administrator. The funds available for investment under the EVDRP during 2014, and their respective rate of return for the year or such shorter portion of the year during which the fund was available, are set forth below.

NAME OF FUND	2014 RATE OF RETURN	NAME OF FUND	2014 RATE OF RETURN
Advisor Managed Portfolio, Conservative Allocation	0.89%	Janus Growth LT	9.31%
Advisor Managed Portfolio, Moderate Allocation	1.10%	M Large Cap Growth	10.65%
Advisor Managed Portfolio, Moderate Growth Allocation	1.61%	American Century VP Mid Cap Value, Class 2	16.70%
Advisor Managed Portfolio, Growth Allocation	1.28%	Fidelity VIP Mid Cap, Service Class 2	6.45%
Advisor Managed Portfolio, Aggressive Allocation	0.62%	AllianceBernstein NFJ Small Cap Value	6.06%
Avery Fixed Account EVDRP	3.94%	BlackRock Small Cap Index	4.80%
Fidelity VIP Money Market Service Class	0.10%	M Capital Appreciation	12.86%
Pacific Life Cash Management	0.13%	Templeton Foreign VIP Class 2	(3.80)%
PIMCO Inflation Managed	3.52%	M International Equity	(6.69)%
Western Asset Diversified Bond	(0.01)%	Invesco V.I. International Growth Series II Shares	(2.84)%
PIMCO Managed Bond	4.26%	Janus Aspen Series Overseas, Service Shares	(5.37)%
BlackRock VIF Basic Value, Class 3	10.06%	Oppenheimer Emerging Markets	(4.62)%
BlackRock Equity Index	13.83%	MFS VIT Utilities, Service Class	12.91%
Fidelity VIP Contrafund, Service Class 2	12.09%	Ivy Technology (formerly Columbia Management Technology)	10.28%
American Funds Growth	8.65%	Van Eck VIP Global Hard Assets	(18.78)%

  Amounts for Mr. Scarborough also reflect his participation in the Capital Accumulation Plan (CAP) and the Executive Deferred Retirement Plan (EDRP). The CAP and EDRP have fixed rates of return; as a result, Mr. Scarborough could not make any changes to impact his rates of return thereunder. The fixed rate of return for the CAP is designated by Pacific Life Insurance Company, which is subject to enhancement by our company in accordance with the terms of the CAP; the annual rate of return for 2014 was 4.41%. The fixed rate of return for the EDRP was 4.40% from December 29, 2013 to November 30, 2014 and 4.19% from December 1, 2014 to January 3, 2015.

(2)
Company contributions to the EVDRP are included in the "All Other Compensation" column of the Summary Compensation Table. Amounts for Mses. Hill and Miller include the vesting on December 31, 2014 of special unit awards of $500,000 granted to each of them on August 1, 2012.

(3)
Above-market earnings of $1,310 credited to Mr. Scarborough's EDRP account are included under the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table. The other NEOs only participate in the EVDRP, which does not offer above-market interest rates.

(4)
Amounts reflect EVDRP vested account balances as of January 3, 2015, the last day of our 2014 fiscal year. Ms. Miller elected to defer the MSUs granted to her in 2013, including related dividend equivalents, under the EVDRP. The following amounts were reported under the "All Other Compensation" column of the Summary Compensation Table in previous proxy statements:

NAME	AGGREGATE COMPANY CONTRIBUTIONS PREVIOUSLY REPORTED ($)
Mr. Scarborough	$519,645
Mr. Butier	$101,304
Ms. Hill	—
Ms. Miller	$13,409
Mr. Neville	$100,896
Mr. Nolan	$120,260
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EXECUTIVE VARIABLE DEFERRED RETIREMENT PLAN

        Our Executive Variable Deferred Retirement Plan (EVDRP) is our only active deferred compensation plan. Earnings are based on a fixed rate and/or the performance of variable bond and equity funds selected by the participant from available options. The EVDRP does not offer investment options that provide above-market interest rates.

        Participating employees are able to defer U.S. taxes until their investment is withdrawn, providing an opportunity for them to accumulate savings on a pre-tax basis. We also benefit from this arrangement because we do not have to expend cash to pay individuals who elect to defer receipt of these amounts. As a result, we can use this cash for other purposes until a deferred compensation account is paid to the participant after termination of employment.

Eligible Employee Contributions

        Under the EVDRP, eligible employees can defer up to 75% of their salary and 90% of their AIP award. Of our NEOs, Ms. Miller elected to defer 20% of her 2014 salary and Mr. Neville elected to defer 3% of his 2014 salary and 5% of his 2014 AIP award (paid in March 2015).

        Participants also may defer their LTI awards under the EVDRP. Participants must make their deferral election in the year in which MSUs are awarded (2014 for the MSUs granted that year) and in the year prior to the vesting of PUs (2015 for the PUs granted in 2014). Employees electing to defer an LTI award must elect to defer 100% of the award (subject to reduction for applicable taxes and withholdings at the time of vesting). None of our NEOs elected to defer the MSUs granted in 2014.

Company Contribution

        In the beginning of 2014, we made a contribution to the deferred compensation accounts of eligible executives equal to 6% of an eligible executive's annual 401(k) eligible earnings in excess of the Code compensation limit. Our contribution was added to the deferred compensation accounts of eligible executives, including our NEOs, who were employed at year-end 2013 and who in 2013 contributed into our employee savings plan (i) at least 6% of their pre-tax eligible compensation or (ii) up to the Code pre-tax limit.

CAPITAL ACCUMULATION PLAN

        The Capital Accumulation Plan (CAP) is a legacy deferred compensation plan that last received deferrals in 2005. Of our NEOs, only Mr. Scarborough is a participant in the CAP.

        The CAP has a fixed rate of return designated by Pacific Life Insurance Company (4.00% for 2014), which is subject to enhancement by our company in accordance with the terms of the CAP. The CAP's enhanced annual rate of return for 2014 was 4.41%.

EXECUTIVE DEFERRED RETIREMENT PLAN

        The Executive Deferred Retirement Plan (EDRP) is a legacy deferred compensation plan that last received deferrals in 2000. Of our NEO's, only Mr. Scarborough is a participant in the EDRP.

        The EDRP has a fixed rate of return determined by multiplying the rolling 10-year average of the September 10-year Treasury note rate by 1.25. The EDRP's annual rate of return was 4.40% from December 29, 2013 to November 30, 2014 and 4.19% from December 1, 2014 to January 3, 2015.

Avery Dennison Corporation | 2015 Proxy Statement | 62

PAYMENTS UPON TERMINATION AS OF JANUARY 3, 2015

        The following table provides information regarding potential benefits that would have been payable to our Current NEOs in the event of termination on January 3, 2015, the last day of our 2014 fiscal year. Because Mr. Nolan was no longer employed as of such date, he is not included in the table. The severance payments and benefits Mr. Nolan received in connection with his actual termination are discussed in the narrative following the table below.

		TERMINATION SCENARIOS AS OF THE END OF FISCAL YEAR 2014

NAME	BENEFIT	DEATH	QUALIFYING DISABILITY	QUALIFYING RETIREMENT(2)	INVOLUNTARY TERMINATION NOT FOR CAUSE	TERMINATION WITHIN 24 MOS. OF CHANGE OF CONTROL
Mr. Scarborough	Severance Payment	—	—	—	$6,637,948	$9,956,922
	Unvested Stock Options(1)	—	—	$2,730,327	$2,730,327	$2,730,327
	Unvested RSUs(1)	$1,178,637	$1,178,637	$1,178,637	$1,178,637	$1,178,637
	Unvested PUs(1)	$2,843,944	$2,843,944	$2,843,944	$2,843,944	$5,554,529
	Unvested MSUs(1)	$1,435,945	$1,435,945	$1,435,945	$1,435,945	$3,185,455
	Outplacement	—	—	—	$25,000	$25,000

Total		$5,458,526	$5,458,526	$8,188,853	$14,851,801	$22,630,870

	Value of Forfeited Equity(1)	$(7,190,421)	$(7,190,421)	$(4,460,094)	$(4,460,094)	—
Mr. Butier	Severance Payment	—	—	—	$1,660,458	$3,320,915
	Unvested Stock Options(1)	—	—	—	—	$705,582
	Unvested RSUs(1)	$303,593	$303,593	—	—	$303,593
	Unvested PUs(1)	$749,712	$749,712	—	—	$1,527,753
	Unvested MSUs(1)	$396,389	$396,389	—	—	$906,005
	Outplacement	—	—	—	$25,000	$25,000

Total		$1,449,694	$1,449,694	—	$1,685,458	$6,788,848

	Value of Forfeited Equity(1)	$(1,993,251)	$(1,993,251)	—	$(3,442,945)	—
Ms. Hill	Severance Payment	—	—	—	$979,019	$1,958,038
	Unvested Stock Options(1)	—	—	—	—	$579,054
	Unvested RSUs(1)	$238,079	$238,079	—	—	$238,079
	Unvested PUs(1)	$551,788	$551,788	—	—	$1,103,334
	Unvested MSUs(1)	$285,849	$285,849	—	—	$644,887
	Outplacement	—	—	—	$25,000	$25,000

Total		$1,075,716	$1,075,716	—	$1,004,019	$4,548,392

	Value of Forfeited Equity(1)	$(1,489,639)	$(1,489,639)	—	$(2,565,354)	—
Ms. Miller	Severance Payment	—	—	—	$1,003,759	$2,007,519
	Unvested Stock Options(1)	—	—	$570,638	$570,638	$570,638
	Unvested RSUs(1)	$245,122	$245,122	$245,122	$245,122	$245,122
	Unvested PUs(1)	$536,510	$536,510	$536,510	$536,510	$1,041,238
	Unvested MSUs(1)	$337,466	$337,466	$337,466	$337,466	$711,357
	Outplacement	—	—	—	$25,000	$25,000

Total		$1,119,098	$1,119,098	$1,689,736	$2,718,495	$4,600,874

	Value of Forfeited Equity(1)	$(1,449,278)	$(1,449,278)	$(878,619)	$(878,619)	—
Mr. Neville	Severance Payment	—	—	—	$1,350,470	$2,700,940
	Unvested Stock Options(1)	—	—	—	—	$773,130
	Unvested RSUs(1)	$321,771	$321,771	—	—	$321,771
	Unvested PUs(1)	$738,853	$738,853	—	—	$1,497,560
	Unvested MSUs(1)	$388,389	$388,389	—	—	$884,478
	Outplacement	—	—	—	$25,000	$25,000

Total		$1,449,013	$1,449,013	—	$1,375,470	$6,202,879

	Value of Forfeited Equity(1)	$(2,027,925)	$(2,027,925)	—	$(3,476,938)	—

(1)
Value of equity awards as of January 3, 2015 was determined as follows: (i) for stock options, the number of shares that would have been exercisable or forfeited multiplied by the difference between the fair market value of our common stock on January 2, 2015, the last trading day of our 2014 fiscal year, and the applicable exercise price; (ii) for RSUs, PUs and MSUs, the number of shares that would have been acquired on vesting or forfeited multiplied by the fair market value of our common stock on such date.

(2)
Only Mr. Scarborough and Ms. Miller qualified as retirement eligible as of January 3, 2015. As a result, in every termination scenario, all their unvested equity awards would vest, with unvested PUs and MSUs vesting on a prorated basis after the end of the performance period based on our actual performance.
Avery Dennison Corporation | 2015 Proxy Statement | 63

        In addition to the amounts shown in the table, our NEOs would be entitled to receive their accrued and vested benefits under any pension, savings and deferred compensation plans in which they participate. These amounts would be determined and paid in accordance with the terms and conditions of the applicable plans, and are not included in the table. See 2014 Pension Benefits and 2014 Nonqualified Deferred Compensation for information on these benefits.

        None of our NEOs has an employment agreement; if an NEO is no longer performing at the expected level, he or she can be terminated for cause immediately without receiving a contractually-guaranteed payment. The other potential payments upon termination or a change of control are described below.

EXECUTIVE SEVERANCE PLAN

        Each of our NEOs is a participant in the Severance Plan. Upon involuntary termination not for cause, they would be entitled to the following benefits:

        Benefits Not Subject to Gross up.    Benefits are subject to withholding for all applicable taxes and not grossed-up for taxes.

        Trigger for Benefits.    Involuntary termination, which excludes termination for cause; due to disability; due to death; due to voluntary resignation; or due to an executive declining simultaneous or continuing employment in a comparable position.

        Definition of Cause.    Cause is defined as commission of a crime or other act that could materially damage our reputation; theft, misappropriation, or embezzlement of company property; falsification of company records; substantial failure to comply with written policies and procedures; misconduct; or substantial failure to perform material job duties, not cured within 30 days after written notice.

        In connection with his separation from our company in 2014, Mr. Nolan received severance benefits of $1,406,543 in accordance with the terms and conditions of the Severance Plan, which reflected (i) his annual base salary as of his termination date of $640,052, (ii) $750,000, the highest of his last three AIP awards and (iii) $16,491, which was the cash value of 12 months of insurance premiums for the qualified medical and dental plans in which he participated as of his termination date. In consideration of his receipt of these benefits, Mr. Nolan agreed to a waiver and release of any claims against our company.

KEY EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

        Each of our NEOs is also a participant in the COC Severance Plan, which is designed to retain certain key executives during a period in which a change of control transaction is being negotiated or a hostile takeover is being attempted. Participants are only entitled to benefits if they are terminated not for "cause" or terminate employment for "good reason" within 24 months of the change of control. Upon either of these events, our NEOs would be entitled to the following benefits:

        Benefits Not Subject to Gross-up.    Benefits are subject to withholding for all applicable taxes and not grossed-up for excise or other taxes. However, if the payment would trigger an excise tax for a particular NEO, the NEO can elect to receive (i) his or her full benefits, with him or her responsible for paying any applicable excise taxes or (ii) reduction of the benefits to an amount sufficient to eliminate any excise tax liability.

        Definition of Change of Control.    Change of control is defined as (i) replacement of a majority of our Board during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of our Board; or (ii) acquisition by any person, group or corporation that has entered into a merger, acquisition, consolidation, purchase, stock

Avery Dennison Corporation | 2015 Proxy Statement | 64

acquisition, asset acquisition, or similar business transaction with our company, of (A) together with any of our company's stock previously held, more than 50% of the total fair market value or the total voting power of our company's stock, (B) 30% or more of the total voting power of our company's stock during any 12-month period, or (C) assets of our company having a total gross fair market value of 40% or more of the total gross fair market value of all of our company's assets during any 12-month period.

        Definition of cause.    Cause is defined as it is under the Severance Plan.

        Definition of good reason.    Good reason is defined as material diminution in base compensation; material diminution in authority, duties, or responsibilities or supervisor's authority, duties, or responsibilities; material change in geographic job location; or any other action or inaction that constitutes a material breach by our company.

AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN

        Under the Equity Plan, unvested equity awards held by our NEOs on the date of termination would be treated as set forth in the following table. Mr. Scarborough and Ms. Miller are the only NEOs who qualified as retirement eligible under the Equity Plan at the end of our 2014 fiscal year.

VESTING OF EQUITY AWARDS ON TERMINATION EVENTS

	PUs	MSUs	RSUs	Stock Options
Resignation, Involuntary Termination, whether For or Not for Cause	Cancelled	Cancelled	Cancelled	Cancelled
Death	Vest at time of event on a prorated basis based on 100% target performance	Vest at time of event on a prorated basis based on 100% performance for each tranche	Vest	Cancelled
Qualifying Disability	Same as death	Same as death	Vest	Cancelled
Qualifying Retirement	Same as death, except vest after the end of the performance period based on actual performance	Same as death, except vest after the end of the performance period based on actual performance	Vest	Vest and exercisable by our CEO for the full term of the option and by our other NEOs for the lesser of five years and the full term of the option
Change of Control	Vest only in the event of termination of service within 24 months after change of control based on 100% performance	Vest only in the event of termination of service within 24 months of the change of control based on 100% performance	Vest only in the event of termination of service within 24 months after change of control if granted after April 26, 2012; vest on change of control if granted before April 26, 2012	Vest only in the event of termination of service within 24 months after change of control if granted after April 26, 2012; vest on change of control if granted before April 26, 2012

        All unvested stock options and full-value awards held by Mr. Nolan on the date of his termination of employment were forfeited as required by the provisions described above. He has six months from his date of termination to exercise any of his vested and exercisable stock options.

Avery Dennison Corporation | 2015 Proxy Statement | 65

EQUITY COMPENSATION PLAN INFORMATION AS OF JANUARY 3, 2015

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)
Equity compensation plans approved by security holders
Equity Plan(1)	7,462,085	$44.02	9,137,169
Director Equity Plan(2)	89,000	$51.55	—
Equity compensation plans not approved by security holders
Paxar Corporation Plan(3)	70,342	$39.21	—

Total	7,621,427	$44.08	9,137,169

(1)
The Equity Plan was last approved by stockholders in April 2012. Under the Equity Plan, shares issuable under outstanding equity awards granted prior to January 3, 2015 include (i) stock options, RSUs and DSUs for non-employee directors; and (ii) stock options, RSUs, PUs and MSUs for officers and employees. Amounts in column (A) include 5,178,629 stock options; 388,027 RSUs; 118,463 DSUs; 1,036,326 MSUs (reflecting accrued dividend equivalents and the unvested tranches of the MSUs granted in 2013 and 2014 at the maximum level of performance as our actual performance would result in above-target payouts and at 154% and 108%, respectively, reflecting the payout based on actual performance); 899,982 PUs (reflecting the 2012-2014 MTIP at 107% of target (the payout based on our actual performance during the performance period), the 2013-2015 MTIP at the maximum level of performance as our actual performance would result in above-target payouts, and the 2014-2016 MTIP at the target level of performance as our actual performance would result in above-threshold but below-target payouts). Prices in column (B) do not include RSUs, DSUs, MSUs, PUs or dividend equivalents.

(2)
Under the Director Equity Plan, equity awards included stock options and stock units. We last issued awards under the Director Equity Plan in April 2009 and thereafter began issuing our non-employee directors awards under the Equity Plan. Amounts in column (A) include only stock options.

(3)
We acquired Paxar Corporation in June 2007. Outstanding awards granted to Paxar employees under the Paxar Corporation Plan, many of whom became our employees, were converted into awards of our company as a result of the acquisition. We have not issued any new awards under the Paxar Corporation Plan and no shares are available for future issuance thereunder. Amounts in column (A) include only stock options.
Avery Dennison Corporation | 2015 Proxy Statement | 66

ITEM 3 — APPROVAL OF AMENDED AND RESTATED BYLAWS

        We are proposing Amended and Restated Bylaws (the "New Bylaws") to, among other things, add a new section designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder disputes unless otherwise consented to by our company. This designation would apply to any derivative action brought on behalf of our company, as well as any direct action brought by a stockholder asserting (i) a breach of fiduciary duty owed by a director, officer or other employee to our company or its stockholders, (ii) a violation of the Delaware General Corporation Law or (iii) a violation of Delaware common law relating to the internal affairs of our company. The designation would not apply to actions for which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to its jurisdiction but can be subject to the jurisdiction of another court within the United States. While we believe courts in other states will enforce the exclusive forum provision, we cannot guarantee that they would transfer applicable stockholder lawsuits to the Delaware courts.

        In considering whether to recommend the New Bylaws to our Board, the Governance Committee determined that the exclusive forum provision would be in the best interest of our company and stockholders because, among other things, it would avoid subjecting our company to lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, which has been our state of incorporation since 1977. Upon the recommendation of the Governance Committee, our Board approved, subject to stockholders approval, the New Bylaws to, among other things, designate Delaware as the exclusive forum for certain stockholder disputes.

        If approved by our stockholders, the New Bylaws will become effective on April 23, 2015. Notwithstanding stockholder approval, our Board reserves the right to make subsequent amendments to the New Bylaws to ensure their ongoing enforceability under Delaware law. Our Board intends to implement the vote of stockholders; as a result, if not approved by our stockholders, the New Bylaws will not become effective and our company will continue facing the risk of stockholder litigation in multiple jurisdictions.

RECOMMENDATION OF BOARD OF DIRECTORS

        Your Board of Directors recommends that you vote FOR approval of our Amended and Restated Bylaws to, among other things, designate the Delaware Court of Chancery as the exclusive forum for certain stockholder disputes. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

TEXT OF THE PROPOSED EXCLUSIVE FORUM BYLAW

        Section 9. Exclusive Forum.

          Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the corporation or the corporation's stockholders, (3) any action asserting a claim pursuant to any provision of the General Corporation Law, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 10 of this Article VII.

        The New Bylaws, marked to reflect changes to the Bylaws as currently in effect, including but not limited to the new section set forth above, are attached to this proxy statement as Appendix B.

BENEFITS TO STOCKHOLDERS OF EXCLUSIVE FORUM PROVISION

        We believe that requiring stockholder disputes to be brought exclusively in this forum benefits our stockholders as follows:

  •
  Delaware Court of Chancery Expertise in Corporate Affairs.  The Delaware Court of Chancery is widely regarded as the preeminent court for the determination of disputes involving a corporation's internal affairs based on its extensive precedent, experience and focus. The Delaware Chancery Court has experienced judges who have a deep understanding of Delaware corporate law and the duties of directors and officers thereunder. Delaware's well-developed body of case law would provide our company and stockholders with more certainty about the outcome of stockholder disputes.
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  •
  Reduces Legal Expenses and Risk of Inconsistent Outcomes.  By ensuring that these disputes are heard in a Delaware court, our company and stockholders could avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. Delaware's Chancery Courts deal solely with corporate law issues, with streamlined procedures and processes that facilitate efficient decision-making. This accelerated schedule can limit the time, cost and uncertainty of protracted litigation for all parties.

COMPANY EXPERIENCE AND GOVERNANCE PROFILE

        We recognize that stockholders have varying perspectives on adoption of exclusive forum provisions; however, our Board believes that we have compelling economic reasons to adopt them. As disclosed most recently in our 2006 Annual Report on Form 10-K, two purported stockholder class actions were filed against our company and certain of its officers in California in 2003. While these actions were consolidated, stayed and eventually voluntarily dismissed, the facts and circumstances giving rise to this stockholder litigation resulted in several class action lawsuits in California, Vermont, Kansas, Nebraska and Tennessee. These cases would not have been impacted by the proposed exclusive forum provision because they were not within the categories covered thereby; however, they demonstrate that our company has experienced the litigation of similar or identical claims in multiple jurisdictions, as well as the substantial cost and management distraction related to their defense. In light of this experience, our Board believes that it is prudent to take measures to protect our company and stockholders from the potential for future harm from costs associated with the tendency of the plaintiffs' bar to file claims in multiple jurisdictions. The decision by our Board to propose adding this new section to our Bylaws was not taken in reaction to any specific litigation or transaction confronting our company.

        As described in greater detail elsewhere in this proxy statement, we maintain strong corporate governance practices, including:

  •
  an annually elected Board comprised primarily of independent directors;

  •
  a majority vote standard in uncontested director elections;

  •
  a robust Lead Independent Director role;

  •
  no supermajority voting provisions in our Certificate of Incorporation or Bylaws; and

  •
  no stockholder rights plan ("poison pill").

SUMMARY OF OTHER AMENDMENTS

        In addition to designating the Delaware Court of Chancery as the exclusive forum for certain stockholder disputes, the New Bylaws reflect the following other amendments, all of which are marked on Appendix B. The New Bylaws:

  •
  amend Article II, Section 4 to allow stockholder meetings to be held solely by remote communications, which is allowed under Delaware law;

  •
  amend Article III, Section 2 to provide that the number of directors of our company be no less than eight and no more than twelve, which is consistent with our Governance Guidelines;

  •
  remove language in Article III, Section 4 providing that directors may only be removed for cause, which is no longer enforceable under Delaware law now that our Board has been fully declassified;

  •
  revise Article III, Section 9 to provide that action may not be taken by our Board at a meeting at which a quorum is initially present if the withdrawal of any directors causes the quorum no longer to be present;

  •
  amend Article IV, Section 1 to allow Committees of our Board to appoint a director who is not a member of the Committee to act at a meeting in the place of a Committee member who is absent or disqualified, consistent with the existing right our full Board has to do so;

  •
  revise Article VI, Section 1(B) to reference the definition of "change of control" contained in our Amended and Restated Stock Option and Incentive Plan, which was last approved by our stockholders in April 2012, rather than the currently referenced 1996 Stock Incentive Plan, which is no longer in use by our company; and

  •
  make certain other minor clarifying amendments to reflect changes in Delaware law since our bylaws were last amended and restated.
Avery Dennison Corporation | 2015 Proxy Statement | 68

ITEM 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the 2015 fiscal year, and our Board is seeking stockholder ratification of the appointment. Stockholder ratification is not required by our Bylaws or applicable laws and regulations. However, our Board annually submits the appointment for stockholder ratification as a matter of good corporate governance. If stockholders were not to ratify the appointment, the Audit Committee would reconsider whether or not to retain PwC, but could determine to do so in the committee's discretion. In addition, even if the appointment is ratified, the Audit Committee could subsequently appoint a different independent registered public accounting firm without stockholder approval if the committee were to determine that doing so would be in the best interests of our company and stockholders.

        PwC has been our independent registered public accounting firm since 1998 and served in that capacity for the 2014 fiscal year. PwC is knowledgeable about our operations and accounting practices, and is well qualified to act as our independent registered public accounting firm. Some governance stakeholders have suggested that a long-tenured auditor poses an independence risk. The Audit Committee has several practices in place that mitigate this potential risk, including the following:

  •
  Review of all non-audit services and engagements provided by PwC in annually assessing PwC's independence;

  •
  Periodic consideration of whether to change the independent registered public accounting firm based on its assessment of PwC's audit quality, performance, compensation and independence;

  •
  Regular meetings with PwC without management present and with management without PwC present; and

  •
  Involvement in the interview and selection process for any new lead audit partner.

        In order to regularly bring a fresh perspective to the audit engagement, a new lead audit partner is designated at least every five years, and a new partner was so designated midway through the 2014 audit. The new lead audit partner worked on the firm's review of our financial statements for the second quarter of 2014 with the prior lead audit partner, and took full responsibility for the engagement thereafter. The Audit Committee Chair and two other members of the committee interviewed the partner prior to his designation, and the Audit Committee as a whole was directly involved with members of senior management and PwC in making the selection.

        In determining whether to reappoint PwC, the Audit Committee considered the qualifications, performance, and independence of the firm and the audit engagement team, the quality of its discussions with PwC, and the fees charged by PwC for the level and quality of services provided. Although no formal statement from PwC is planned, representatives of the firm will be present at the Annual Meeting to answer questions from stockholders.

RECOMMENDATION OF BOARD OF DIRECTORS

        Your Board of Directors recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for the 2015 fiscal year. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

AUDITOR INDEPENDENCE

        We have been advised by PwC that neither the firm nor any member thereof has any financial interest, direct or indirect, in any capacity in our company or its subsidiaries. As a result, PwC has confirmed that it is in compliance with all rules, standards and policies of the Public Company Accounting Oversight Board (PCAOB) and the regulations of the SEC governing auditor independence.

        The Audit Committee considers at least annually whether PwC's provision of non-audit services is compatible with maintaining auditor independence. In February 2015, the Audit Committee reviewed the non-audit services provided by PwC in 2014 and determined that the firm's provision of these services did not impair PwC's independence.

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COMMITTEE APPROVAL/PRE-APPROVAL OF FEES

        In approving PwC's fees and services, the Audit Committee considers whether PwC is best positioned to provide the services effectively and efficiently due to its familiarity with our business, accounting policies and practices, internal controls, and financial and information technology systems, as well as whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee monitors the services rendered and fees paid to PwC to ensure that the services are within the parameters approved by the Audit Committee.

        The Audit Committee has adopted procedures for the pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, and the fees paid to PwC in 2014 were pre-approved. These procedures include reviewing and approving a plan for audit and permitted non-audit services, which includes a description of, and estimated fees for, audit services and non-audit services. Additional Audit Committee approval is required for non-audit services not included in the budget or substantially in excess of the budgeted amount for the particular category of services. The Audit Committee has delegated interim pre-approval authority to its Chair for services that were not included in the audit plan; these services are reviewed with the entire Audit Committee at its next regular meeting.

AUDITOR FEES

        For fiscal years 2014 and 2013, PwC provided the following services for our company — all of which were approved by the Audit Committee in conformity with the procedures described above — for which we paid the firm the following fees. While the Audit Committee's general practice is not to request PwC to perform services other than for audit, audit-related and tax matters, in 2014, the Audit Committee approved the engagement of PwC's strategy consulting group for a discrete project for our Vancive Medical Technologies business due to the firm's expertise in emerging technologies in the digital health care industry.

(in millions)	2014	2013
Audit Fees(1)	$6.5	$5.9
Audit-Related Fees(2)	0.2	0.2
Tax Fees:
Tax Compliance(3)	2.2	1.8
Tax Planning(4)	2.0	2.8
All Other Fees(5)	0.1	—

Total Fees	$11.0	$10.7

(1)
Includes fees for services performed to comply with the standards established by the PCAOB, including the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting; audits in connection with statutory filings; or for other services that generally only the principal independent registered public accounting firm reasonably can provide, such as procedures related to audits of income tax provisions and related reserves, consents and review of our SEC filings.

(2)
Includes fees associated with assurance and related services traditionally performed by the independent registered public accounting firm and reasonably related to the performance of the audit or review of our financial statements, including assistance in financial due diligence related to mergers, acquisitions and divestitures; accounting consultations; consultations concerning financial accounting and reporting standards; general advice on implementation of SEC and Sarbanes-Oxley Act of 2002 requirements; and audit services not required by statute or regulation. This category also may include audits of pension and other employee benefit plans, as well as the review of financial or information technology systems and internal controls unrelated to the audit of the financial statements.

(3)
Includes fees associated with tax compliance such as preparation of tax returns, tax audits and transfer pricing.

(4)
Includes fees for domestic and international tax planning, and tax planning for restructurings, mergers, acquisitions and divestitures.

(5)
Includes fees for services not captured in any of the above categories. Fees for the 2014 fiscal year were related to the engagement of PwC's strategy consulting group for a discrete project, as described above.
Avery Dennison Corporation | 2015 Proxy Statement | 70

AUDIT AND FINANCE COMMITTEE REPORT

COMPOSITION AND QUALIFICATIONS

        The Audit and Finance Committee (referred to in this report as the "Committee") of the Board of Directors is comprised of the directors named below, each of whom meets the enhanced independence and experience standards for audit committee members set forth in Securities and Exchange Commission (SEC) rules and New York Stock Exchange (NYSE) listing standards. Our Board of Directors has determined all members to be financially literate and designated each of Messrs. Anderson and Barker as an "audit committee financial expert" under applicable SEC regulations. Members of the Committee are prohibited from sitting on the audit committee of more than two other public companies, and all members are in compliance with this restriction.

PRIMARY RESPONSIBILITIES

        The Committee has a written charter adopted by the Board of Directors, which is available on our website at www.averydennison.com/content/dam/averydennison/corporate/global/English/Documents/Our%20Company/CSHT-14-7-25%20Audit%20&%20Finance%20Committee%20Charter.pdf. The Committee annually reviews the charter and recommends changes to the Board for approval. The charter was last amended on July 25, 2014, primarily to incorporate the responsibilities of our Board's former standalone finance committee.

        During the 2014 fiscal year, the Committee primarily performed the following activities on behalf of our Board of Directors: reviewed and discussed with management and the independent registered public accounting firm our quarterly and annual financial results, earnings release documentation and the related reports filed with the SEC; reviewed and discussed with management, the Vice President of Internal Audit and the independent registered public accounting firm our internal controls report and the independent registered public accounting firm's attestation thereof; evaluated the qualifications, performance and independence of the independent registered public accounting firm and met with representatives of the firm to discuss the scope, budget, staffing and progress for the firm's audit; supervised the Vice President of Internal Audit with respect to the scope, budget, staffing and progress of the internal audit; and discussed with management our enterprise risk management processes, major financial risk exposures and the steps taken to monitor and control these exposures, including changes to financial systems.

OVERSIGHT OF CONSOLIDATED FINANCIAL STATEMENTS

        Management is responsible for our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures. The Committee appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) to provide audit, audit-related and limited tax services. PwC was responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (GAAP). The Committee's responsibility is to monitor and oversee our accounting and financial reporting processes, the audit of our consolidated financial statements and internal control over financial reporting. The members of the Committee are not professionally engaged in the practice of auditing or accounting and rely without independent verification on the information provided to them and the representations made by management and PwC.

        The Committee reviewed and discussed the consolidated financial statements and related footnotes for the year ended January 3, 2015 with management and PwC, as well as PwC's report on the audit. Management represented to the Committee that our consolidated financial statements were prepared in accordance with GAAP. PwC presented the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

        Based on the Committee's review and discussions with management and PwC, as well as the Committee's review of the representations of management and the audit report of PwC, the Committee recommended that our Board of Directors include the audited consolidated financial statements for the year ended January 3, 2015 in our Annual Report on Form 10-K filed with the SEC.

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OVERSIGHT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Committee's responsibility is to appoint the independent registered public accounting firm, and monitor and oversee the firm's qualifications, compensation, performance and independence. In this capacity, the Committee reviewed with PwC the overall scope of and fees for its audit, and the Committee regularly monitored the progress of PwC's audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the firm's findings, required resources and progress to date.

        PwC provided to the Committee the written disclosures and independence letter required by applicable requirements of the PCAOB. The Committee discussed with PwC its independence from our company and management and concluded that PwC was independent from our company and its management during fiscal year 2014. The Committee has a policy requiring pre-approval of fees for audit, audit-related, tax and other services and has concluded for 2014 that PwC's provision of non-audit services our company was compatible with maintaining its independence.

        Under its charter, the Committee is required to periodically consider whether it is appropriate to change the independent registered public accounting firm, and the Committee had discussions with management and PwC regarding whether it may be appropriate to do so during 2014. The Committee has determined that the appointment of PwC as our independent registered public accounting firm for the 2015 fiscal year is in the best interest of our company and its stockholders. The Committee has appointed, subject to stockholder ratification, PwC in such capacity and recommends that stockholders ratify such appointment at the Annual Meeting.

OVERSIGHT OF INTERNAL AUDIT

        The Committee's responsibility is to monitor and oversee our internal audit function, reviewing the significant issues reported to management and management's responses thereto. In this capacity, the Committee reviewed with the Vice President of Internal Audit the overall scope and budget for the internal audit, and the Committee regularly monitors the progress of the internal audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Vice President of Internal Audit's findings, required resources and progress to date.

EXECUTIVE SESSIONS

        The Committee regularly meets separately, and without management present, with each of the Vice President of Internal Audit and PwC to review and discuss their evaluations of the overall quality of our accounting and financial reporting and internal control. The Committee also periodically meets, without PwC and the Vice President of Internal Audit present, with management, as well as occasionally with only the Chief Executive Officer, Chief Financial Officer, and the General Counsel to discuss, among other things, significant risk exposures impacting our financial statements and accounting processes.

STOCKHOLDER FEEDBACK

        The Committee welcomes feedback regarding its oversight of our audit and finance programs. Stockholders may communicate with the Committee by writing to the Audit and Finance Committee Chair, c/o Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

Peter K. Barker, Chair
Anthony K. Anderson
Ken C. Hicks
Patrick T. Siewert

This Audit and Finance Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof, unless specifically incorporated by reference therein.

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SECURITY OWNERSHIP INFORMATION

STOCK OWNERSHIP GUIDELINES

        To further align their interests with those of our stockholders, our stock ownership policy requires that (i) non-employee directors acquire and maintain a minimum equity interest in our company equal to the lesser of (A) $325,000 or (B) 6,500 shares; and (ii) our CEO, President and COO, and other NEOs acquire and maintain a minimum equity interest in our company equal to the lesser of (A) five, four and three times their annual base salary, respectively, or (B) 95,000, 60,000 and 27,000 shares of our common stock, respectively. If an NEO fails to comply with or make reasonable progress towards meeting his or her guideline level, he or she is required to retain all net shares acquired from the exercise of stock options or vesting of stock awards until such level is met.

        Consistent with market practices, the following shares/units and related values are considered in measuring compliance with our stock ownership guidelines: shares beneficially owned or deemed to be beneficially owned, directly or indirectly, under securities laws; shares or units held in qualified and non-qualified employee benefit plans; unvested RSUs subject only to time-based vesting; 50% of the embedded value of any vested, unexercised stock options; and unvested MSUs at the target payout level. Unvested PUs are not considered in measuring compliance because they are cancelled in the event the threshold level of performance is not achieved (which would result in no payout).

        The Governance Committee reviewed non-employee director stock ownership in February 2015, noting that all of our directors had exceeded the minimum ownership level required by the policy as of January 3, 2015 and that all of our directors own stock in our company. The Compensation Committee reviewed NEO stock ownership in February 2015 and determined that our Current NEOs had exceeded their respective guideline level required by the policy as of January 3, 2015.

COMPLIANCE WITH STOCK OWNERSHIP GUIDELINES

	SHARE GUIDELINE	SHARES AS OF 2014 FYE (#)	DOLLAR GUIDELINE	DOLLAR % AS OF 2014 FYE (%)	COMPLIANCE
NON-EMPLOYEE DIRECTORS	6,500		$325,000
Bradley A. Alford		22,945		365%	☑
Anthony K. Anderson		10,456		167%	☑
Peter K. Barker		44,127		703%	☑
Rolf L. Börjesson		18,202		290%	☑
Ken C. Hicks		30,506		486%	☑
David E. I. Pyott		56,337		898%	☑
Patrick T. Siewert		23,001		366%	☑
Julia A. Stewart		45,644		727%	☑
Martha N. Sullivan		9,579		153%	☑
CHAIRMAN & CEO	95,000		5x Base Salary
Dean A. Scarborough		432,080	($5,515,000)	406%	☑
PRESIDENT & COO	60,000		4x Base Salary
Mitchell R. Butier		73,323	($3,000,000)	127%	☑
OTHER CURRENT NEOS	27,000		3X Base Salary
Anne Hill		67,266	($1,475,010)	236%	☑
Susan C. Miller		50,887	($1,518,393)	174%	☑
R. Shawn Neville		81,108	($1,740,090)	241%	☑

INSIDER TRADING POLICY; PROHIBITION ON HEDGING AND PLEDGING

        Our insider trading policy prohibits our directors, officers and employees from engaging in transactions in our company's stock while in the possession of material non-public information; engaging in transactions in the stock of other companies while in possession of material non-public information that they become aware of in performing their duties; and disclosing material non-public information to unauthorized persons outside our company. In addition, this policy restricts trading for directors and officers (including all NEOs) during blackout periods, which generally begin two weeks before the end of each fiscal quarter and end two business days after the release of earnings for the quarter.

        Our insider trading policy expressly prohibits our directors and executive officers from (i) purchasing financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of shares of our common stock held, directly or indirectly, by them or (ii) pledging any of their shares of common stock to secure personal loans or other obligations, including by holding such shares in a margin account. To our knowledge, based solely on our review of their written representations, none of our directors or executive officers has hedged or pledged our common stock.

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SECURITY OWNERSHIP OF MANAGEMENT AND SIGNIFICANT STOCKHOLDERS

        The following table shows the number of shares of our common stock beneficially owned by our (i) current directors; (ii) NEOs; (iii) current directors and executive officers as a group; and (iv) greater-than-five-percent, or "significant," stockholders, in each case as of the February 23, 2015 record date for the Annual Meeting. "Beneficial ownership" means only that the individual, group or entity, directly or indirectly, has or shares with others the power to vote (or direct the voting of) or the power to dispose of (or direct the disposition of) the shares; the individual, group or entity may or may not have any economic interest in the shares. The reporting of information in the table does not constitute an admission that the individual, group or entity is, for the purpose of Section 13 or 16 of the Exchange Act, the beneficial owner of the shares shown.

NAME OF BENEFICIAL OWNER	COMMON STOCK(1)	NUMBER OF SHARES SUBJECT TO DSUS, OPTIONS EXERCISABLE, AND RSUS, MSUS and PUS VESTING WITHIN 60 DAYS(2)	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF CLASS(3)
Dean A. Scarborough	140,841	1,614,708	1,755,549	1.9%
Bradley A. Alford	4,540	25,297	29,837	*
Anthony K. Anderson	1,473	5,663	7,136	*
Peter K. Barker	15,440	42,978	58,418	*
Rolf L. Börjesson	10,591	21,902	32,493	*
Ken C. Hicks	13,040	32,757	45,797	*
David E. I. Pyott	9,090	61,588	70,678	*
Patrick T. Siewert	15,390	26,902	42,292	*
Julia A. Stewart	9,119	50,816	59,935	*
Martha N. Sullivan	1,083	4,338	5,421	*
Mitchell R. Butier	35,959	231,019	266,978	*
Anne Hill	21,566	276,704	298,270	*
Susan C. Miller	10,359	204,129	214,488	*
R. Shawn Neville	4,402	320,285	324,687	*
Donald A. Nolan	10,229	166,713	176,942	*
All current directors and executive officers as a group (15 persons)	299,714	2,973,186	3,272,900	3.6%
The Vanguard Group(4)	8,886,415	—	8,886,415	9.8%
BlackRock, Inc.(5)	7,196,894	—	7,196,894	8.0%
Boston Partners(6)	6,486,534	—	6,486,534	7.2%

(1)
Includes for the following beneficial owners the following amounts of shares held in various employee savings plans as of February 23, 2015: Mr. Scarborough — 39,190; Mr. Butier — 3,533; Ms. Hill — 2,588; Ms. Miller — 646; Mr. Neville — 2,388; and all current executive officers as a group — 54,377. For Mr. Scarborough, also includes 3,108 shares held in the CAP and 148 and 20 shares held by his wife and one of his children, respectively, as to which he disclaims beneficial ownership. For Ms. Miller, also includes 4,928 shares held in the EVDRP.

(2)
Numbers reported in this column are not entitled to vote at the Annual Meeting. Includes the following number of DSUs deferred through the DDECP for the following directors as of February 23, 2015, as to which they have no voting or investment power: Mr. Alford — 11,395; Mr. Anderson — 3,817; Mr. Barker — 21,076; Mr. Hicks — 9,855; Mr. Pyott — 39,686; Ms. Stewart — 28,914; and Ms. Sullivan — 3,720. DSUs are included as beneficially owned because, if any of these directors were to separate from our Board, their DDECP account would be valued as of the date of separation and the equivalent number of shares of our common stock would be issued to the individual.

(3)
Percent of class based on 90,466,362 shares of our common stock outstanding as of February 23, 2015. Individuals with an (*) beneficially own less than 1% of our outstanding common stock.

(4)
Number of shares beneficially owned based on information as of December 31, 2014 contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 11, 2015. The Vanguard Group has sole voting power with respect to 161,419 shares; sole dispositive power with respect to 8,734,706 shares; and shared dispositive power with respect to 151,709 shares. The Vanguard Group is an investment adviser, in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, with a business address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
Number of shares beneficially owned based on information as of December 31, 2014 contained in Amendment No. 6 to Schedule 13G filed with the SEC on January 23, 2015. BlackRock, Inc. has sole voting power with respect to 6,386,261 shares and sole dispositive power with respect to all shares. BlackRock, Inc. is a parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act, with a business address of 40 East 52nd Street, New York, New York 10022.

(6)
Number of shares beneficially owned based on information as of December 31, 2014 contained in Schedule 13G filed with the SEC on February 11, 2015. Boston Partners has sole voting power with respect to 5,309,048 shares; shared voting power with respect to 16,185 shares; and sole dispositive power with respect to 6,486,534 shares. Boston Partners is an investment adviser, in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, with a business address of One Beacon Street, 30th Floor, Boston, Massachusetts 02108.
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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors, and owners of more than 10% our equity securities (collectively, our "Insiders"), to timely file initial reports of ownership and reports of changes in ownership with the SEC. Due to the complexity of SEC reporting rules, we undertake to file these reports on behalf of our directors and executive officers and have instituted procedures to assist them with complying with their reporting obligations. To our knowledge, based solely on our review of SEC filings, our records and written representations from certain of our Insiders that no other reports were required to have been filed, we believe that all of our Insiders complied with the Section 16(a) filing requirements applicable to them on a timely basis during 2014.

RELATED PERSON TRANSACTIONS

        Both our Code of Conduct and Conflict of Interest Policy (our "COI Policy") provide that conflicts of interest should be avoided. Our COI Policy proscribes any of our officers (including executive officers) or employees, or any of their immediate family members, from directly or indirectly doing business, seeking to do business or owning an interest in an entity that does business or seeks to do business with our company without approval in writing from the Governance Committee. On an annual basis, all employees globally at the level of manager and above are required to complete a compliance certification in which they must (i) disclose, among other things, whether they or any of their immediate family members have a job, contract or other position with an entity that has commercial dealings with our company and (ii) certify their compliance with our COI Policy and Code of Conduct. Non-supervisory professionals in our sales, marketing, customer service and purchasing functions complete this certification in even years (2014 and beyond), and non-supervisory professionals in our technology, finance, supply chain, technical services, environmental, health and safety, legal and risk functions do so in odd years (2015 and beyond). Any disclosures are reviewed by our compliance department in consultation with the law department and senior management to determine whether the activity significantly influences our business. The Governance Committee receives a report from our Chief Compliance Officer on the disclosures elicited from the annual certification process and, in the event that a disclosure potentially gives rise to a conflict of interest, determines whether a conflict of interest exists or whether there is a reasonable likelihood that the activity, transaction or situation would influence the individual's judgment or actions in performing his or her duties for our company. Under our COI Policy, any officer or employee who has a question as to the interpretation of the policy or its application to a specific activity, transaction or situation may submit the question in writing to our General Counsel for review by the Governance Committee.

        In addition, each of our directors and executive officers annually completes a questionnaire designed to obtain information about any potential related person transactions. Transactions involving directors are reviewed with the Governance Committee by the General Counsel in connection with the annual assessment of director independence. Responses from executive officers are reviewed by the Office of the General Counsel with oversight by the Governance Committee in the event any transactions are identified.

        Senior management reviews internal financial records to identify transactions with security holders known by us from information contained in Schedules 13D or 13G filed with the SEC to be beneficial owners of more than five percent of any class of our voting securities to determine whether we have any relationships with the security holders that might constitute related person transactions under Item 404(a) of Regulation S-K. Findings are then discussed with the Governance Committee.

        To our knowledge, all related person transactions with any director, executive officer or greater-than-five-percent security holder were subject to review, approval or ratification under our policies and procedures, and there were no situations where the policies and procedures described above were not followed during fiscal year 2014.

        During fiscal 2014, we did not participate in any related person transactions requiring disclosure under Item 404 of Regulation S-K.

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MEETING AND VOTING INFORMATION

        This proxy statement is being furnished to stockholders on behalf of our Board to solicit proxies for the Annual Meeting to be held on Thursday, April 23, 2015, at 1:30 p.m. Pacific Time at the Hilton Hotel, 100 West Glenoaks Boulevard, Glendale, California 91202 and at any adjournment or postponement thereof. The items of business to be acted upon at the meeting are set forth in the Notice of Annual Meeting of Stockholders appearing at the beginning of this proxy statement.

        All stockholders are urged to vote by telephone or on the internet by following the instructions on the Notice of Internet Availability of Proxy Materials (the "Notice"). If you have properly requested and received a paper copy of this proxy statement, you may vote your shares by (a) submitting a proxy by telephone or on the Internet by following the instructions on the proxy card or (b) completing, dating and signing the proxy card and promptly returning it in the preaddressed, postage paid envelope provided. Stockholders of record may obtain a copy of this proxy statement without charge by writing to our Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

DELIVERY OF ANNUAL REPORT

        Our 2014 Annual Report to Stockholders will be mailed or made available to all stockholders of record on or before March 13, 2015.

DELIVERY OF PROXY MATERIALS

        We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending the Notice to our stockholders of record. Brokers, banks and other nominees (collectively, "nominees") who hold shares on behalf of beneficial owners (also called "street name" holders) will send a similar notice. All stockholders will have the ability to access our proxy materials on the website referred to in the Notice. Instructions on how to request printed proxy materials by mail, including an option to receive paper copies in the future, may be found in the Notice and on the website referred to in the Notice.

        On or before March 13, 2015, we intend to make this proxy statement available on the Internet and mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to stockholders entitled to vote at the Annual Meeting who properly request paper copies of these materials within three business days of request. If you hold your shares in street name, you may request paper copies of the proxy statement and proxy card from your nominee by following the instructions on the notice your nominee provides to you.

HOUSEHOLDING

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. Householding allows us to reduce our printing and postage costs and limits the volume of duplicative information received at your household. Householding affects only the delivery of proxy materials; it has no impact on the delivery of dividend checks.

        For certain holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. If you wish to receive an additional copy of our annual report or proxy statement, or if you received multiple copies of our annual report or proxy statement and wish to receive a single copy in the future, you may make such request by writing to our Corporate Secretary at Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

        If you are a street name holder and wish to revoke your consent to householding and receive separate copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 800.542.1061 or write to them c/o Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

SHARES ENTITLED TO VOTE

        Stockholders of record as of the close of business on February 23, 2015 are entitled to notice of, and to vote at, the Annual Meeting. Our only class of shares outstanding is common stock and there were 90,466,362 shares of our common stock outstanding on February 23, 2015. A list of stockholders entitled to vote will be available for inspection at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held on the record date.

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VOTING YOUR SHARES

        You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. If you hold your shares in street name, you may only vote in person at the meeting if you properly request and receive a legal proxy in your name from the nominee that holds your shares.

        The method of voting by proxy differs depending on whether you are viewing this proxy statement on the Internet or reviewing a paper copy, as follows:

  •
  if you are viewing this proxy statement on the Internet, you may vote your shares by (i) submitting a proxy on the Internet by following the instructions on the website or (ii) requesting a paper copy of the proxy materials and following one of the methods described below; and

  •
  if you are reviewing a paper copy of this proxy statement, you may vote your shares by (i) submitting a proxy by telephone or on the Internet by following the instructions on the proxy card or (ii) completing, dating and signing the proxy card included with the proxy statement and returning it in the preaddressed, postage paid envelope provided.

        We encourage you to vote by telephone or on the Internet since these methods immediately record your votes and allow you to confirm that your votes have been properly recorded. Telephone and Internet voting facilities close at 11:59 p.m. Eastern Time on April 22, 2015.

SHARES HELD IN OUR DIRECT SHARE PURCHASE AND SALE PROGRAM

        If you are a participant in our Direct Share Purchase and Sale Program, your shares acquired through the program may be voted by following the procedures described above.

SHARES HELD IN OUR EMPLOYEE SAVINGS PLAN

        If you are a participant in our Employee Savings (401(k)) Plan, your vote will serve as a voting instruction to Fidelity Management Trust Company, the trustee of the plan, on how to vote the shares you hold through the plan. Your voting instructions must be received by the trustee by 11:59 p.m. Eastern Time on April 20, 2015 for them to be followed.

        If your instructions are not timely received, the trustee will vote your shares in the same proportion as shares are voted by participants in the plan who timely furnish instructions. Shares of our common stock that have not been allocated to participant accounts will also be voted by the trustee in the same proportion as shares are voted by participants in the plan who timely furnish instructions.

REVOKING YOUR PROXY OR CHANGING YOUR VOTE

        A stockholder giving a proxy pursuant to this solicitation may revoke it at any time before it is acted upon at the Annual Meeting by (i) submitting another proxy by telephone or on the Internet (only your last voting instructions will be counted); (ii) sending a later dated paper proxy; (iii) delivering to our Corporate Secretary a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iv) voting in person at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy.

        If your shares are held in street name, you may change your vote by submitting new voting instructions to your nominee. You must contact your nominee to find out how you can change your vote. Shares held in our Employee Savings Plan cannot be changed or revoked after 11:59 p.m. Eastern Time on April 20, 2015, nor can they be voted in person at the Annual Meeting.

CONFIDENTIALITY OF YOUR VOTE

        Except in contested proxy solicitations, when required by law or as expressly authorized by you (such as by making a written comment on your proxy card, in which case the comment, but not your vote, will be shared with our company), your vote or voting instruction, irrespective of method of submission, is confidential and will not be disclosed to any other person other than the broker, trustee, agent or other person tabulating your vote. None of our directors, officers or employees will be able to access individual stockholder votes.

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QUORUM AND VOTES REQUIRED

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc., the independent agent appointed as inspector of election by our Board. The inspector of election will also determine whether or not a quorum is present. At the Annual Meeting, the existence of a quorum and tabulation of votes is determined as follows:

  •
  shares represented by proxies that reflect abstentions or "broker non-votes" (which are shares held by a nominee that are represented at the meeting, but with respect to which the nominee is not empowered to vote on a particular item) will be counted as shares that are present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum. All of the items scheduled to be considered at the Annual Meeting are "non-routine" under the rules of the NYSE, except for Item 4, ratification of the appointment of our independent registered public accounting firm. Nominees are prohibited from voting on non-routine items in the absence of instructions from the beneficial owners of the shares; as a result, if you hold your shares in street name and do not submit voting instructions to your nominee, your shares will not be voted on Item 1, election of directors; Item 2, approval, on an advisory basis, of our executive compensation; and Item 3, approval of our amended and restated bylaws. We urge you to promptly provide voting instructions to your nominee so that your vote is counted.

  •
  because there is no cumulative voting and this is an uncontested election, each of the director nominees named in Item 1 receiving a majority of the votes cast will be elected (for these purposes, "a majority of the votes cast" means that the number of shares voted "for" a director's election exceeds the number of votes "against" that director, with abstentions not counted as votes cast). Abstentions and broker non-votes will not count as a vote for or against a nominee's election and therefore will have no effect in determining whether a director nominee has received a majority of the votes cast.

  •
  for Item 2, approval, on an advisory basis, of our executive compensation; Item 3, approval of our amended and restated bylaws; and Item 4, ratification of the appointment of our independent registered public accounting firm, the affirmative vote of the majority of the shares represented at the Annual Meeting and entitled to vote on the item will be the act of the stockholders. Abstentions as to a particular item will have the same effect as a vote against that item. Broker non-votes will have no effect on the vote for Items 2 and 3. Ratifying the appointment of our independent registered public accounting firm is considered a routine matter on which brokers may vote in their discretion on behalf of beneficial owners. Accordingly, broker non-votes should not be applicable for Item 4.

VOTING ON ADDITIONAL BUSINESS

        As of the date of this proxy statement, we know of no other business that will be presented for consideration at the meeting. However, if any other business properly comes before the meeting, votes will be cast in respect of any such other business in accordance with the best judgment of the persons acting pursuant to the proxies.

VOTE RESULTS

        We intend to announce preliminary voting results at the conclusion of the Annual Meeting. We expect to report final voting results in a Current Report on Form 8-K filed with the SEC on or before April 29, 2015.

PROXY SOLICITATION

        We will bear all costs related to this solicitation of proxies. We have retained D. F. King & Co., Inc. to assist in soliciting proxies for a fee of $12,000, plus reimbursement for out-of-pocket expenses incident to the preparation and mailing of our proxy materials. Some of our employees may solicit proxies in person, by telephone or by email; these employees will not receive any additional compensation for their proxy solicitation efforts. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding our proxy materials to beneficial stockholders. You can help reduce these costs by electing to access proxy materials electronically.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

        Instead of receiving paper copies of proxy statements and annual reports by mail in the future, you can elect to receive an email message that will provide a link to these documents on the Internet. By opting to access proxy materials via the Internet, you will be able to access them more quickly; save us the cost of printing and mailing them to you; reduce the amount of mail you receive from us; and help us preserve environmental resources.

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        You may enroll to access proxy materials and annual reports electronically for future Annual Meetings by registering online at the following website: https://enroll.icsdelivery.com/avy. If you vote on the Internet, simply follow the prompts on the voting website to link to the electronic enrollment website.

TIME AND LOCATION OF ANNUAL MEETING

        The Annual Meeting will take place at 1:30 p.m. Pacific Time on April 23, 2015 at the Hilton Hotel, 100 West Glenoaks Boulevard, Glendale, California 91202.

ANNUAL MEETING PROCEDURES

ADMISSION

        If you attend the Annual Meeting, you will be asked to present personal photo identification. If you are a stockholder of record, you may bring the top half of your proxy card or your Notice to serve as your admission ticket. If you hold your shares in street name, you will be required to present proof of ownership to be admitted into the meeting. Acceptable documentation includes your Notice, a recent brokerage statement or a letter from your nominee evidencing your beneficial ownership of shares of our common stock as of February 23, 2015. If you would like to receive an admission ticket in advance, you may send a written request with proof of ownership to our Corporate Secretary at Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

        Stockholders will be admitted into the Annual Meeting beginning at 1:00 p.m. Pacific Time and seating will be on a first-come basis. For safety and security reasons, cameras, camera phones, recording equipment, computers, or large bags, briefcases or other packages will not be permitted into the meeting.

CONDUCT PROCEDURES

        Our Chairman will conduct the Annual Meeting in an orderly and timely manner in accordance with our Bylaws and Delaware law. To assist the Chairman in fulfilling his responsibilities, we have established rules for stockholders wishing to address the meeting, which will be available at the meeting. Only stockholders as of the record date or their properly-appointed proxies may address the meeting, and they may do so only after recognized by our Chairman, who may limit the length of discussion on any particular matter.

        As a result of time constraints and other considerations, we cannot assure you that every stockholder wishing to address the meeting will have the opportunity to do so. However, all stockholders are invited to direct inquiries or comments regarding business matters to our Investor Relations team by email to investorcom@averydennison.com or by mail to Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203. In addition, stockholders wishing to address matters to our Board or any of its members may do so as described under Contacting Our Board in the Our Board of Directors section of this proxy statement.

SUBMISSION OF STOCKHOLDER ITEMS FOR 2016 ANNUAL MEETING

        For potential consideration at the 2016 Annual Meeting, stockholder items must be received at our principal executive offices on or before November 14, 2015. Our Bylaws generally provide that stockholders wishing to nominate persons for election to our Board or to bring any other business before the stockholders at an annual meeting must notify our Corporate Secretary in writing 90 to 120 days prior to the first anniversary of the preceding year's annual meeting (with respect to the 2016 Annual Meeting, no earlier than December 25, 2015 and no later than January 24, 2016). The notice must include, among other things, the following:

  •
  as to each person whom the stockholder proposes to nominate for election or re-election as a director:

  •
  all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14 under the Exchange Act;

  •
  the person's written consent to be named in our proxy statement as a nominee and to serve as a director if elected; and

  •
  a description of any material relationships between the stockholder (and its associates and affiliates) and the nominee (and its associates and affiliates), as more particularly set forth in our Bylaws;
Avery Dennison Corporation | 2015 Proxy Statement | 79

  •
  as to any other item of business the stockholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting the business at the meeting and any material interest the stockholder has in the business being proposed; and

  •
  the stockholder's name and address, and class and number of shares owned beneficially and as of record, as well as information relating to the stockholder's security ownership in our company as described in greater detail in Article II, Section 14 of our Bylaws.

        We will not permit stockholder items that do not fully comply with these notice requirements to be brought before the 2016 Annual Meeting.

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APPENDIX A — RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ORGANIC SALES CHANGE

($ in millions)	2011	2012	2013	2014	3- YR CAGR(1)

Net sales	$5,844.9	$5,863.5	$6,140.0	$6,330.3
Organic sales change		3.8%	4.8%	3.1%	3.9%
Foreign currency translation		(3.4)%	0.1%	(1.1)%
Impact of extra week				1.2%

Reported sales change*		0.3%	4.7%	3.1%
*
Totals may not sum due to rounding and other factors
(1)
Compound Annual Growth Rate

ADJUSTED EARNINGS PER SHARE (EPS)

	2011	2012	2013	2014	3-YR CAGR(2)	2014 Growth

As reported net income per common share from continuing operations, assuming dilution	$1.33	$1.52	$2.44	$2.62		7.4%
Non-GAAP adjustments per common share, net of tax:
Restructuring costs and other items	$0.27	$0.44	$0.24	$0.49

Adjusted non-GAAP net income per common share from continuing operations, assuming dilution	$1.60	$1.96	$2.68	$3.11	24.8%	16.0%
(2)
Compound Annual Growth Rate

FREE CASH FLOW

($ in millions)	2014	2013	2012	3-YR Average

Net cash provided by operating activities	$374.2	$320.1	$513.4
Purchases of property, plant and equipment	(147.9)	(129.2)	(99.2)
Purchases of software and other deferred charges	(27.1)	(52.2)	(59.1)
Proceeds from sales of property, plant and equipment	4.3	38.7	4.2
Sales (purchases) of investments, net	0.3	0.1	(6.7)
Plus: Charitable contributions to Avery Dennison Foundation utilizing proceeds from divestitures	—	10.0	—
Plus: Discretionary pension contributions utilizing proceeds from divestitures	—	50.1	—
Plus (minus): Net divestiture-related payments and free cash outflow (inflow) from discontinued operations	0.2	92.7	(49.7)

Free Cash Flow from Continuing Operations	$204.0	$330.3	$302.9	$279.1
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APPENDIX B — AMENDED AND RESTATED BYLAWS

AMENDED AND RESTATED BYLAWS

OF

AVERY DENNISON CORPORATION

(a Delaware Corporation)

        Avery Dennison Corporation (hereinafter called the "corporation), pursuant to the provisions of Section 109 of the General Corporation Law of the State of Delaware (the "General Corporation Law") adopts these Amended and Restated Bylaws (hereinafter, the "Bylaws"), which restate, amend and supersede the bylaws of the corporation, as previously amended, in their entirety as described below:

ARTICLE I

OFFICES

Section 1. Registered Office.

        The registered office of ~~Avery Dennison Corporation~~the corporation in the State of Delaware shall be at 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of the registered agent at that address shall be The Corporation Trust Company.

Section 2. Principal Office.

        The principal executive office for the transaction of the business of the corporation is hereby fixed and located in Los Angeles County, California. The board of directors is hereby granted full power and authority to change said principal executive office from one location to another within or without the State of California.

Section 3. Other Offices.

        The corporation may also have offices at such other places within or without the State of Delaware as the board of directors may from time to time determine, or the business of the corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1. Place of Meetings.

        Meetings of stockholders shall be held at any place, if any, within or outside the State of Delaware designated by the board of directors. In the absence of any such designation, stockholders' meetings shall be held at the principal executive office of the corporation.

Section 2. Annual Meetings of Stockholders.

        The annual meeting of stockholders shall be held on the last Thursday in April of each year at 1:30 p.m. of said day, or on such other day, which shall not be a legal holiday, and at such other time as shall be determined by the board of directors. Any previously scheduled annual meeting of stockholders may be postponed, rescheduled or cancelled by resolution of the board of directors upon public notice given prior to the date previously scheduled for such annual meeting of stockholders.

Section 3. Special Meetings.

        A special meeting of the stockholders may be called at any time by the board of directors, or by a majority of the directors or by a committee authorized by the board to do so. Any previously scheduled special meeting of the stockholders may be postponed, rescheduled or cancelled by resolution of the board of directors upon public notice given prior to the date previously scheduled for such special meeting of the stockholders. Business transacted at any special meeting of the stockholders shall be limited to the purpose stated in the notice of meeting.

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Section 4. Notice of Stockholders' Meetings.

        All notices of meetings of stockholders shall be sent or otherwise given in accordance with Section 5 of this Article II not less than ten (10) nor more than sixty (60) days before the date of the meeting being noticed, unless otherwise required by law. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and (i) in case of a special meeting, the purpose or purposes for which the meeting is called, or (ii) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the stockholders. The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, management intends to present for election.

Section 5. Manner of Giving Notice; Affidavit of Notice.

        Notice of any meeting of stockholders shall be given either personally or by mail or telegraphic or other written communication or by electronic transmission, charges prepaid, addressed to the stockholder at the address of such stockholder appearing on the books of the corporation or given by the stockholder to the corporation for the purpose of notice. Whenever notice is required to be given to any stockholder to whom (1) notice of 2 consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such 2 consecutive annual meetings, or (2) all, and at least 2, payments (if sent by first-class mail) of dividends or interests or securities during a 12 month period, have been mailed addressed to such person at such person's address as shown on the records of the corporation and have been returned undeliverable, the giving of such notice shall not be required. If any such person shall deliver to the corporation a written notice setting forth such person's then current address, the requirement that notice be given to such person shall be reinstated. If mailed, notice shall be deemed to have been given at the time when deposited in the United States mail, or if delivered personally or sent by means of electronic transmission, notice shall be deemed to have been given at the time provided in accordance with applicable law.

        An affidavit of the mailing or other means of giving any notice of any stockholders' meeting shall be executed by the secretary, assistant secretary or any transfer agent of the corporation giving such notice, and shall be filed and maintained in the minute book of the corporation.

Section 6. Quorum.

        The presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares entitled to vote at any meeting of stockholders shall constitute a quorum for the transaction of business. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 7. Adjourned Meeting and Notice Thereof.

        Any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned or recessed from time to time by the Chairman of the meeting, but in the absence of a quorum, no other business may be transacted at such meeting, except as provided in Section 6 of this Article II.

        When any meeting of stockholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof (and, in the event that the adjourned meeting is to be conducted by means of remote communications, the means of remote communication by which stockholders and proxy holders may be deemed to be present in person and to vote at the meeting) are announced at the meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than thirty (30) days. Notice of any such adjourned meeting, if required, shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 4 and 5 of this Article II. At any adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.

Section 8. Voting.

        The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 11 of this Article II. Such vote may be by voice vote or by ballot, at the discretion of the Chairman of the meeting. If a quorum is present, the affirmative vote of a majority in voting power of the shares represented at the meeting and entitled to vote on any matter shall be the act of the stockholders, unless otherwise provided by the General Corporation Law, the certificate of incorporation (including the certificate of designations of preferences as to any preferred stock), these Bylaws, or

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the rules and regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any rule or regulation applicable to the corporation or its securities.

        At a stockholders' meeting involving the election of directors, no stockholder shall be entitled to cumulate (i.e., cast for any one or more candidates a number of votes greater than the number of the stockholder's shares). The required vote for the election of directors shall be as set forth in Section 15 of this Article II.

Section 9. Waiver of Notice or Consent by Absent Stockholders.

        The actions of stockholders taken at any meeting thereof, either annual or special, however called and noticed, and wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote, not present in person or by proxy, gives a waiver of notice or a consent to the holding of the meeting, or an approval of the minutes thereof. The waiver of notice or consent need not specify either the business to be transacted or the purpose of any annual or special meeting of stockholders. All such waivers, consents or approvals shall be filed with the corporate records or made part of the minutes of the meeting.

        Attendance of a person at a meeting shall also constitute a waiver of notice of such meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if such objection is expressly made at the meeting.

Section 10. No Stockholder Action by Written Consent Without a Meeting.

        Stockholders may take action only at a regular or special meeting of stockholders.

Section 11. Record Date for Stockholder Notice and Voting.

        For purposes of determining the holders entitled to notice of any meeting or to vote, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days prior to the date of any such meeting, and in such case only stockholders of record on the date so fixed are entitled to notice and to vote, notwithstanding any transfer of any shares on the books of the corporation after the record date fixed as aforesaid, except as otherwise provided in the General Corporation Law.

        If the board of directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Section 12. Proxies.

        Every person entitled to vote for directors or on any other matter shall have the right to do so either in person or by one or more agents authorized by proxy. Without limiting the manner in which a proxy may be granted, a stockholder may grant a proxy in the following manners: (i) by executing a writing authorizing another person or persons to act for such stockholder as proxy or (ii) by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to a person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided however that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. A written proxy shall be deemed signed if the stockholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or electronic transmission or otherwise) by the stockholder or the stockholder's attorney in fact. A proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, prior to the vote pursuant thereto, by a writing or electronic transmission delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy, or (ii) notice of the death or incapacity of the maker of such proxy is received by the corporation before the vote pursuant thereto is counted; provided, however, that no such proxy shall be valid after the expiration of three years from the date of such proxy, unless otherwise provided in the proxy.

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Section 13. Inspectors of Election; Opening and Closing the Polls.

        The board of directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

        The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 14. Nomination and Stockholder Business.

        (A)   Annual Meetings of Stockholders. (1) Nominations of persons for election to the board of directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation's notice of meeting (or any supplement thereto), (b) by or at the direction of the board of directors or any committee thereof or (c) by the proper request of any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Bylaw is delivered to the secretary of the corporation and at the time of the annual meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw. The immediately preceding sentence shall be the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and included in the corporation's notice of meeting) before an annual meeting of stockholders.

        (2)    Without qualification or limitation, for any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Bylaw, the stockholder must have given timely notice thereof and timely updates and supplements thereof in writing to the secretary of the corporation and any such proposed business other than the nominations of persons for election to the board of directors must constitute a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

        (3)    Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased, effective at the annual meeting, and there is no public announcement by the corporation naming the nominees for the additional directorships or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase, if it shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

        In addition, to be timely, a stockholder's notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as often (10) business days prior to the meeting or any adjournment or postponement thereof.

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        (B)   Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (1) by or at the direction of the board of directors or (2) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record both at the time the notice provided for in this Bylaw is delivered to the secretary of the corporation and at the time of the meeting, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Bylaw. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 16 of this Article II of these Bylaws) shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

        (C)   Disclosure Requirements. (1) To be proper in form, a stockholder's notice (whether given pursuant to paragraph (A) or paragraph (B) of this Bylaw) to the secretary must include the following, as applicable.

        (a)    As to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director, in addition to the matters set forth in paragraph (c) below: (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner on whose behalf the nomination is being made, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant;

        (b)   As to any other business that the stockholder proposes to bring before the meeting other than a nomination of a director or directors, in addition to the matters set forth in paragraph (c) below: (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the corporation, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting, and (iv) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

        (c)    As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder, as they appear on the corporation's books, and the name and address of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the corporation, including due to the fact that the value of such contract,

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derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the corporation, through the delivery of cash or other property, or otherwise, and without regard of whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a "Derivative Instrument") directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called "stock borrowing" agreement or arrangement, engaged in, directly or indirectly, by such stockholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the corporation ("Short Interests"), (E) any rights to dividends on the shares of the corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice and any updates and supplements thereof, including without limitation any such interests held by members of such stockholder's immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the corporation held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination and (v) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

        (d)   With respect to each person, if any, whom the stockholder proposes to nominate for election or reelection to the board of directors, a stockholder's notice must, in addition to the matters set forth in paragraphs (a) and (c) above, also include the completed and signed questionnaire, representation and agreement required by Section 16 of this Article II of these Bylaws. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

        (2)    For purposes of this Bylaw, "public announcement" shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

        (3)    Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw; provided, however, that any references in this Bylaw to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to paragraph (A) or paragraph (B) of this Bylaw (other than, as provided in the last sentence of (A)(1), matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Bylaw shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the corporation's proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors, if and to the extent provided for under law, pursuant to any applicable provisions of the certificate of incorporation or these Bylaws.

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        (D)   General. (1) Only such persons who have been properly nominated in accordance with the procedures set forth in this Bylaw shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the certificate of incorporation or these Bylaws, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder's nominee or proposal in compliance with such stockholder's representation as required by clause (C)(1)(c)(iv) of this Bylaw) and (b) if any proposed nomination or business was not made or proposed in compliance with this Bylaw, to declare that such proposed nomination or business shall be disregarded and no action shall be taken on such proposed nomination or business. Notwithstanding the foregoing provisions of this Bylaw, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Bylaw, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Section 15. Required Vote for Directors.

        (A)   Majority Vote. Except as otherwise required by law or by the certificate of incorporation, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Bylaw, "a majority of the votes cast" shall mean that the number of shares voted "for" a director's election exceeds the number of votes cast "against" that director's election (with "abstentions" and "broker nonvotes" not counted as votes cast either "for" or "against" that director's election).

        (B)   If a nominee who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the board of directors in accordance with the agreement contemplated by Section 16 of this Article II of these Bylaws. The Governance and Social Responsibility Committee shall make a recommendation to the board of directors on whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors shall act on the tendered resignation, taking into account the Committee's recommendation and publicly disclose (in a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

        The Governance and Social Responsibility Committee in making its recommendation, and the board of directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

        The director who tenders his or her resignation shall not participate in the recommendation of the Governance and Social Responsibility Committee or the decision of the board of directors with respect to his or her resignation. If such incumbent director's resignation is not accepted by the board of directors, such director shall continue to serve until the end of his or her term and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director's resignation is accepted by the board of directors pursuant to this Bylaw, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 4 of Article III of these Bylaws or may decrease the size of the board of directors pursuant to the provisions of Section 2 of Article III of these Bylaws.

Section 16. Submission of Questionnaire, Representation and Agreement.

        To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 14 of this Article II) to the secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by

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the secretary upon written request) that such person (A) will abide by the requirements of Section 15 of this Article II, (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the corporation or (2) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the corporation, with such person's fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (D) agrees to comply with the corporation's outside directors stock ownership policies, if any, and (E) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

ARTICLE III

DIRECTORS

Section 1. Powers.

        Subject to the provisions of the General Corporation Law and any limitations in the certificate of incorporation and these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.

        Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the directors shall have the power and authority to:

        (a)    Select and remove all officers, agents and employees of the corporation, prescribe such powers and duties for them as may not be inconsistent with law, the certificate of incorporation or these Bylaws, fix their compensation, and require from them security for faithful service.

        (b)   Change the principal executive office or the principal business office in the State of California from one location to another; cause the corporation to be qualified to do business in any other state, territory, dependency, or foreign country and conduct business within or outside the State of California; designate any place within or without the State of California for the holding of any stockholders' meeting or meetings, including annual meetings; adopt, make and use a corporate seal, and prescribe the forms of certificates of stock, and alter the form of such seal and of such certificates from time to time as in their judgment they may deem best, provided that such forms shall at all times comply with the provisions of law.

        (c)    Authorize the issuance of shares of stock of the corporation from time to time, upon such terms as may be lawful, in consideration of money paid, labor done or services actually rendered, debts or securities canceled or tangible or intangible property actually received.

        (d)   Borrow money and incur indebtedness for the purpose of the corporation, and cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations, or other evidences of debt and securities therefor.

Section 2. Number and Qualification of Directors.

        The number of directors of the corporation shall be no less than eight (8) and no more than ~~thirteen~~twelve (1~~3~~2), with the exact number to be fixed from time to time by resolution duly approved by the board of directors.

Section 3. Election and Term of Office of Directors.

        Subject to the certificate of incorporation, directors shall be elected at each annual meeting of the stockholders, but if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of stockholders held for that purpose. All directors shall hold office for a term of one year or until their respective successors are duly elected and qualified, subject to such director's earlier death, resignation, disqualification or removal. Irrespective of the preceding sentence, a director shall automatically be retired on the date of the expiration of the first annual meeting following his or her 72nd birthday.

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Section 4. Vacancies and Newly Created Directorships.

        Vacancies and newly created directorships on the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. Each director elected to fill a vacancy shall hold office for the remainder of the term of the person whom he or she succeeds until a successor has been elected and qualified.

        A vacancy or vacancies in the board of directors shall be deemed to exist in the case of the death, retirement, resignation, disqualification or removal of any director, or if the authorized number of directors be increased.

        Any director may resign or voluntarily retire upon giving written notice to the chairman of the board, the president, the secretary or the board of directors. Such retirement or resignation shall be effective upon the giving of the notice, unless the notice specifies a later time for its effectiveness. If such retirement or resignation is effective at a future time, the board of directors may elect a successor to take office when the retirement or resignation becomes effective.

        No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his or her term of office. ~~No director may be removed during his term except for cause.~~

Section 5. Place of Meetings and Telephonic Meetings.

        Regular meetings of the board of directors may be held at any place within or without the State of Delaware that has been designated from time to time by resolution of the board. In the absence of such designation, regular meetings shall be held at the principal executive office of the corporation. Special meetings of the board shall be held at any place within or without the State of Delaware that has been designated in the notice of the meeting or, if not stated in the notice or there is no notice, at the principal executive office of the corporation. Any meeting, regular or special, may be held by conference telephone or other communication equipment, so long as all directors participating in such meeting can hear one another, and all such directors shall be deemed to be present in person at such meeting.

Section 6. Annual Meetings.

        Immediately following each annual meeting of stockholders, the board of directors shall hold a regular meeting for the purpose of organization, any desired election of officers and transaction of other business. Notice of this meeting shall not be required.

Section 7. Other Regular Meetings.

        Other regular meetings of the board of directors shall be held at such time as shall from time to time be determined by the board of directors. Such regular meetings may be held without notice provided that notice of any change in the determination of time of such meeting shall be sent to all of the directors. Notice of a change in the determination of the time shall be given to each director in the same manner as for special meetings of the board of directors.

Section 8. Special Meetings.

        Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board or the president or any vice president or the secretary or any two directors.

        Notice of the time and place of special meetings shall be delivered personally or by telephone or by electronic transmission to each director or sent by first-class mail or telegram, charges prepaid, addressed to each director at his or her address as it is shown upon the records of the corporation. In case such notice is mailed, it shall be deposited in the United States mail at least four (4) days prior to the time of the holding of the meeting. In case such notice is delivered personally, or by telephone, telegram or other form of electronic transmission, it shall be delivered personally, or by telephone, or transmitted by other electronic transmission at least forty-eight (48) hours prior to the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated to either the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting nor the place if the meeting is to be held at the principal executive office of the corporation.

Section 9. Quorum.

        A majority of the authorized number of directors shall constitute a quorum for the transaction of business, except to adjourn as hereinafter provided. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the board of directors. ~~A meeting at which a quorum is~~

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~~initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.~~

Section 10. Waiver of Notice.

        The actions of the board of directors at any meeting thereof, however called and noticed or wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice if a quorum be present and if, either before or after the meeting, each of the directors not present gives a waiver of notice, a consent to holding the meeting or an approval of the minutes thereof. The waiver of notice or consent need not specify the purpose of the meeting. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of a meeting shall also be deemed given to any director who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director.

Section 11. Adjournment.

        A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

Section 12. Notice of Adjournment.

        Notice of the time and place of an adjourned meeting need not be given if the time and place thereof are announced at the adjourned meeting, unless the meeting is adjourned for more than twenty-four (24) hours, in which case notice of such time and place shall be given prior to the time of the adjourned meeting, in the manner specified in Section 8 of this Article III, to the directors who were not present at the time of the adjournment.

Section 13. Action Without Meeting.

        Any action required or permitted to be taken by the board of directors may be taken without a meeting, if all members of the board shall consent to such action in compliance with applicable law.

Section 14. Fees and Compensation of Directors.

        Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses, as may be fixed or determined by resolution of the board of directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation for such services.

Section 15. Chairman of the Board.

        The board of directors may, by resolution, select a member of the board of directors to act as chairman of the board. The chairman of the board shall preside over the meetings of the board of directors and shall have such other duties as may be delegated to the chairman by the board of directors. The chairman of the board shall not be an officer of the corporation, unless otherwise provided by resolution of the board of directors.

ARTICLE IV

COMMITTEES

Section 1. Committees of Directors.

        The board of directors may, by resolution adopted by the board of directors, designate one or more committees, including an executive committee, each consisting of two or more directors, to serve at the pleasure of the board. The board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board, shall have all the authority of the board, except with respect to:

        (a)    approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law to be submitted to the stockholders for approval; or

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        (b)   adopting, amending or repealing any Bylaw of the corporation.

Section 2. Meetings and Action of Committees.

        Meetings and action of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws, Sections 5 (place of meetings), 7 (regular meetings), 8 (special meetings and notice), 9 (quorum), 10 (waiver of notice), 11 (adjournment), 12 (notice of adjournment) and 13 (action without meetings), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the board of directors and its members, except that the time of regular meetings of committees may be determined by resolution of the board of directors as well as the committee, special meetings of committees may also be called by resolution of the board of directors, and notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

ARTICLE V

OFFICERS

Section 1. Officers.

        The officers of the corporation shall be the chief executive officer, the president, a vice president, a secretary and a chief financial officer or treasurer. The corporation may also have, at the discretion of the chief executive officer or the board of directors, one or more additional vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article V. Any number of offices may be held by the same person.

Section 2. Election of Officers.

        The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 3 or Section 5 of this Article V, shall be chosen annually by the board of directors, and each shall hold his or her office until he or she shall resign or be removed or otherwise disqualified to serve or his or her successor shall be elected and qualified.

Section 3. Subordinate Officers, etc.

        The chief executive officer or the board of directors may appoint such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the Bylaws or as the chief executive officer or the board of directors may from time to time determine.

Section 4. Removal and Resignation of Officers.

        Any officer may be removed, either with or without cause, by the board of directors, at any regular or special meeting thereof, or, except in case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

        Any officer may resign at any time by giving written notice to the corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5. Vacancies in Office.

        A vacancy in any office because of death, resignation, removal, disqualification, or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to such office.

Section 6. Chief Executive Officer.

        The chief executive officer shall, subject to the control of the board of directors, have general supervision, direction and control of the business and affairs of the corporation. If so determined by resolution of the board of directors, the chairman of the board shall also be the chief executive officer.

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Section 7. President.

        The president shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the corporation as may from time to time be assigned to him by the chief executive officer or by the board of directors, or as may be prescribed by the Bylaws. If so determined by resolution of the board of directors, the president shall also be the chief executive officer and/or the chief operating officer.

Section 8. Vice Presidents.

        In the absence or disability of the president, a vice president designated by the board of directors shall perform all the duties of the president, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors or the Bylaws.

Section 9. Secretary.

        The secretary shall keep or cause to be kept, at the principal executive office or such other place as the board of directors may order, a book of minutes of all meetings and actions of directors, committees of directors and stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors' and committee meetings, the number of shares present or represented at stockholders' meetings, and the proceedings thereof.

        The secretary shall keep, or cause to be kept, at the principal executive office or at the office of the corporation's transfer agent or registrar, as determined by resolution of the board of directors, a stock register, or a duplicate register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

        The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors required by the Bylaws or by law to be given, and he or she shall keep the seal of the corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or by the Bylaws.

Section 10. Chief Financial Officer; Treasurer.

        The chief financial officer or treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall be open at all reasonable times to inspection by any director.

        The chief financial officer or treasurer shall deposit all monies and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the chief executive officer or the board of directors. He or she shall disburse the funds of the corporation as may be ordered by the chief executive officer or the board of directors, shall render to the chief executive officer or the board of directors, whenever they request it, an account of all of his or her transactions as treasurer and of the financial condition of the corporation, and shall have other powers and perform such other duties as may be prescribed by the chief executive officer, the board of directors or the Bylaws.

Section 11. Assistant Secretaries and Assistant Treasurers.

        Any assistant secretary may perform any act within the power of the secretary, and any assistant treasurer may perform any act within the power of the treasurer, subject to any limitations which may be imposed in these Bylaws or in board resolutions.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS,
EMPLOYEES AND OTHER AGENTS

Section 1. Indemnification and Insurance.

        (A)   Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the corporation or is or was serving at the

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request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (C) of this Bylaw, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. The right to indemnification conferred in this Bylaw shall be a contract right that vests at the time that such person's service to or at the request of the corporation commences and includes the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the corporation within 20 days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Bylaw or otherwise.

        (B)   To obtain indemnification under this Bylaw, a claimant shall submit to the corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (B), a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by the claimant, by independent counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by independent counsel, (i) by the board of directors by a majority vote of a quorum consisting of disinterested directors (as hereinafter defined), or (ii) by a committee of disinterested directors designated by disinterested directors, even though less than a quorum, or (iii) if a quorum of the board of directors consisting of disinterested directors is not obtainable or, even if obtainable, such quorum of disinterested directors so directs, by independent counsel in a written opinion to the board of directors, a copy of which shall be delivered to the claimant, or (iv) if a quorum of disinterested directors so directs, by the stockholders of the corporation. In the event the determination of entitlement to indemnification is to be made by independent counsel at the request of the claimant, the independent counsel shall be selected by the board of directors unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a "Change of Control" as defined in the ~~1996 Stock Incentive Plan~~Amended and Restated Stock Option and Incentive Plan, in which case the independent counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the board of directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

        (C)   If a claim under paragraph (A) of this Bylaw is not paid in full by the corporation within 30 days after a written claim pursuant to paragraph (B) of this Bylaw has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim, including attorney's fees to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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        (D)   If a determination shall have been made pursuant to paragraph (B) of this Bylaw that the claimant is entitled to indemnification, the corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (C) of this Bylaw.

        (E)    The corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (C) of this Bylaw that the procedures and presumptions of this Bylaw are not valid, binding and enforceable and shall stipulate in such proceeding that the corporation is bound by all the provisions of this Bylaw.

        (F)    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Bylaw (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise and (ii) cannot be terminated by the corporation, the board of directors or the stockholders of the corporation with respect to a person's service prior to the date of such termination. No repeal or modification of this Bylaw shall in any way diminish or adversely affect the rights of any current or former director, officer, employee or agent of the corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

        (G)   The corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law. To the extent that the corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (H) of this Bylaw, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.

        (H)   The corporation may, to the extent authorized from time to time by the board of directors or the chief executive officer, grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any current or former employee or agent of the corporation to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses of current or former directors and officers of the corporation.

        (I)     If any provision or provisions of this Bylaw shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Bylaw (including, without limitation, each portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Bylaw (including, without limitation, each such portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        (J)    For purposes of this Bylaw:

        (1)    "disinterested director" means a director of the corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

        (2)    "independent counsel" means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the corporation or the claimant in an action to determine the claimant's rights under this Bylaw.

        (K)    Any notice, request or other communication required or permitted to be given to the corporation under this Bylaw shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the corporation and shall be effective only upon receipt by the Secretary.

Section 2. Fiduciaries of Corporate Employee Benefit Plan.

        This Article VI does not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person's capacity as such, even though such person may also be an agent of the corporation as defined in Section 1 of this Article VI. Nothing contained in this Article VI shall limit any right to indemnification to which such a trustee, investment manager or other fiduciary may be entitled by contract or otherwise, which shall be enforceable to the

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extent permitted by Section 410 of the Employee Retirement Income Security Act of 1974, as amended, other than this Article VI.

ARTICLE VII

GENERAL CORPORATE MATTERS

Section 1. Record Date for Purposes Other Than Notice and Voting.

        For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days prior to any such action, and in such case only stockholders of record on the date so fixed are entitled to receive the dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date fixed as aforesaid, except as otherwise provided in the General Corporation Law.

        If the board of directors does not so fix a record date, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board adopts the resolution relating thereto~~, or the sixtieth (60th) day prior to the date of such action, whichever is later~~.

Section 2. Checks, Drafts, Evidences of Indebtedness.

        All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the corporation shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the board of directors.

Section 3. Corporate Contracts and Instruments; How Executed.

        The board of directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances; and, unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or to any amount.

Section 4. Stock Certificates.

        The shares of the corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman or Vice Chairman of the board of directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation certifying the number of shares owned by such holder in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 5. Lost Certificates.

        Except as hereinafter in this Section 5 provided, no new stock certificate shall be issued in lieu of an old certificate unless the latter is surrendered to the corporation and canceled at the same time. The board of directors may in case any stock certificate or certificate for any other security is lost, stolen or destroyed, authorize the issuance of a new certificate in lieu thereof, upon such terms and conditions as the board of directors may require, including provision for indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

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Section 6. Representation of Stock of Other Corporations.

        The chairman of the board, the president, or any vice president, or any other person authorized by resolution of the board of directors by any of the foregoing designated officers, is authorized to vote on behalf of the corporation any and all stock or other equity interest of any other corporation or corporations, foreign or domestic, standing in the name of the corporation. The authority herein granted to said officers to vote or represent on behalf of the corporation any and all stock by the corporation in any other corporation or corporations, or other entity or entities, may be exercised by any such officer in person or by any person authorized to do so by proxy duly executed by said officer.

Section 7. Construction and Definitions.

        Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law shall govern the construction of the Bylaws. Without limiting the generality of the foregoing, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

Section 8. Seal.

        The seal of the corporation shall be round and shall bear the name of the corporation and words and figures denoting its organization under the laws of the State of Delaware and year thereof, and otherwise shall be in such form as shall be approved from time to time by the board of directors.

Section 9. Exclusive Forum.

        Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the corporation or the corporation's stockholders, (3) any action asserting a claim pursuant to any provision of the General Corporation Law, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 10 of this Article VII.

ARTICLE VIII

AMENDMENTS

Section 1. Amendment by Stockholders.

        New Bylaws may be adopted or these Bylaws may be amended or repealed by the majority of votes cast by the stockholders, considered for purposes of this Section 1 as one class, provided that a quorum exists as defined by Article II, Section 6 of these Bylaws.

Section 2. Amendment by Directors.

        Subject to the rights of the stockholders as provided in Section 1 of this Article VIII, to adopt, amend or repeal Bylaws, Bylaws may be adopted, amended or repealed by the board of directors.

        Amended and restated as of ~~December 5, 2013~~[April 23, 2015].

Avery Dennison Corporation | 2015 Proxy Statement | B-16

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. AVERY DENNISON CORPORATION C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 M80958-P58984 AVERY DENNISON CORPORATION The Board of Directors recommends you vote FOR the following nominees: 1. Election of Directors Abstain Against For ! ! ! 1a. Bradley Alford ! ! ! The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 1b. Anthony Anderson Abstain Against For ! ! ! ! ! ! 1c. Peter Barker 2. Approval, on an advisory basis, of our executive compensation. 3. Approval of our Amended and Restated Bylaws to, among other things, designate the Delaware Court of Chancery as the exclusive forum for adjudicating certain stockholder disputes. ! ! ! ! ! ! 1d. Ken Hicks ! ! ! ! ! ! 1e. David Pyott 4. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year. ! ! ! 1f. Dean Scarborough ! ! ! 1g. Patrick Siewert NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! 1h. Julia Stewart ! ! ! 1i. Martha Sullivan ! For address change/comments, mark here. (see reverse for instructions) Yes No ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M80959-P58984 AVERY DENNISON CORPORATION ANNUAL MEETING OF STOCKHOLDERS APRIL 23, 2015 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Susan Miller and Vikas Arora, or each of them, with full power of substitution, proxies for the undersigned to act and vote at the 2015 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournment or postponement thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters that may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned, including those held under the Company's Direct Share Purchase and Sale Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company's Employee Savings Plan. IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2, 3 AND 4. Consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, Fidelity Management Trust Company, as Trustee of the Avery Dennison Corporation Employee Savings Plan, will vote shares of Company stock for which timely instructions are not received and shares of Company stock that have not been allocated to the account of any participant in the same proportion in which allocated shares of Company stock are voted by participants who timely furnish voting instructions. The card must be received no later than 5:00 p.m. Eastern Time on April 20, 2015, and telephone and Internet votes must be completed by 12:00 a.m. midnight on the same day. Your voting instructions are confidential and may not be revealed to anyone, except as required by law. Address change/comments: ________________________________________________________________________________ _________________________________________________________________________________________________________ (If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side